Exhibit 99.2

OVERVIEW

Unless the context otherwise requires or as is otherwise indicated, the words “we,” “us,” “our” and words of similar import refer to Hughes Network Systems, LLC and its subsidiaries on a consolidated basis after the April 2005 Acquisition (as defined below), and, prior to the April 2005 Acquisition, to the businesses of DTV Network Systems, Inc. (formerly known as Hughes Network Systems, Inc.) and its subsidiaries that were acquired in the April 2005 Acquisition.

Our Company

We are the world’s leading provider of broadband satellite network equipment and services to the very small aperture terminal, or VSAT, enterprise market and the largest satellite Internet access provider to the North American consumer market. According to the 2005 annual VSAT industry report prepared by COMSYS, we had a worldwide market share of 55% in 2004 based on the number of terminals shipped. Our invention of VSATs, small satellite dishes generally 1.8 meters or less wide, over 20 years ago enables us to provide large enterprises highly reliable, end-to-end communications with guaranteed quality of service regardless of the number of sites or their geographic location. Our networks are used for a variety of applications such as Intranet and Internet access, voice services, connectivity to suppliers, franchisees and customers, credit authorization, inventory management, content delivery and video distribution. We often customize the applications for particular markets. We currently serve more than 200 large companies, many of them in the Fortune 1000, mainly in businesses which have numerous widely dispersed operating units, for example gas service stations (Royal Dutch Shell plc, Exxon Mobil Corporation, BP Amoco Group and Chevron Corporation), automotive dealerships (General Motors Corporation) and retailers (Wal-Mart Stores, Inc., Lowe’s Companies, Inc. and Kmart Corporation). We have leveraged our experience with such customers and adapted our technologies to expand into other growing market segments, such as small and medium businesses and other business users such as small office and home office users, which we collectively refer to as SMBs, and consumers. We are currently the largest satellite broadband Internet access provider to consumers and small businesses in North America, with approximately 274,400 subscribers as of December 31, 2005. For the year ended December 31, 2005 on a pro forma basis, we generated revenue of $806.9 million, net income of $24.2 million and Adjusted EBITDA of $114.6 million. For our definition of Adjusted EBITDA, see note (10) in “—Summary Historical and Pro Forma Financial Data.”

We are a leading provider of satellite network equipment and services for enterprises that require consistent, high-quality broadband connectivity across every site, regardless of location. We provide large enterprises globally with a complete turnkey solution, both hardware and recurring communications service, which includes program management, installation, and training and support services. We believe that this fully integrated product and service offering distinguishes us from our competitors and cannot be replicated easily. We have had relationships with some of our enterprise customers for over 15 years. Our enterprise customers typically enter into long-term contracts with us with an average length of three to five years, and renewal/rollovers are common. Based on management estimates, the renewal rate for our enterprise customers was approximately 92% in 2005. In the expanding Consumer/SMB markets, we distinguish ourselves by packaging services normally reserved for large enterprises into a comprehensive solution. We believe that our solutions are consistently more reliable and cost-effective over time across a range of enterprise applications compared with terrestrial alternatives. Over the last 15 years, we have sold more than one million VSATs to customers in over 100 countries. As of December 31, 2005, we had a revenue backlog (which we define as our expected future revenue under our customer contracts that are non-cancelable) of approximately $583.6 million.

As part of our drive for less costly and more efficient technological solutions, we plan to launch our next-generation SPACEWAY 3 satellite in early 2007 and introduce service in North America on SPACEWAY’s network later in 2007. With SPACEWAY, we will be able to offer our customers faster communication rates and expect to reduce our operating costs substantially. We intend to leverage SPACEWAY’s increased communication rates and enhanced functionality to grow our market penetration in all market sectors including the large enterprise sector and the rapidly expanding North American Consumer/SMB markets, which have historically been serviced by terrestrial alternatives, to further increase our subscriber base. By owning our own satellite, we will reduce our need to lease third-party satellite transponder capacity, thereby reducing costs as new and renewing customers migrate onto our SPACEWAY 3 satellite.

Our VSAT Markets

Historically, our VSAT market was built on the need of large enterprises for low-cost data communication over geographically dispersed sites with mission critical reliability standards, with particular applications such as inventory control and credit card authorizations. Our VSAT market has grown as hardware and service costs have declined and Internet use has expanded. Today, our VSAT market extends from the largest enterprises to smaller businesses and individual consumers.

Network Equipment and Services.    Our Network Equipment and Services market consists of large enterprises, many of which in our North American business are Fortune 1000 companies with geographically dispersed operations that need to be interconnected. Representative large enterprise customers include Blockbuster, Inc., BP Amoco Group, Cendant Corporation, Chevron Corporation, Edward D. Jones & Co. L.P., Exxon Mobil Corporation, GTECH Corporation, Royal Dutch Shell plc, Teléfonos de México, S.A. de C.V. and Volkswagen AG. Revenues from our North American Network Equipment and Services business and International Network Equipment and Services business accounted for approximately 61% of our 2005 revenues.

Consumer/SMB.    Our Consumer/SMB market consists of subscribers in North America who desire high-speed Internet access but typically are not served by either DSL or cable. Our market includes all categories of small and medium sized businesses including small office and home office users as well as professional users and consumers. It is estimated that there are between 10 and 15 million households in North America (Northern Sky Research, February 2006) and 3 million businesses (Frost and Sullivan, 2004) in the United States underserved by DSL or cable. As of December 31, 2005, we had approximately 274,400 satellite broadband Internet access Consumer/SMB subscribers. Revenues from our Consumer/SMB business accounted for approximately 31% of our 2005 revenues.

Our Telecom Systems Markets

We have further leveraged our existing VSAT technology expertise to develop communications equipment for other end markets. We are able to serve these markets efficiently as we share with our core VSAT business common infrastructure such as engineering and research and development.

Mobile Satellite Systems.    This market consists of various operators who offer mobile satellite-based voice and data services. We develop and supply turnkey networking and terminal systems to these operators, typically through large multi-year contracts. Representative customers include ICO Global Communications, Inmarsat plc, or Inmarsat, Thuraya Satellite Telecommunications Company, or Thuraya. Revenues from our Mobile Satellite Systems business accounted for approximately 6% of our 2005 revenues.

Terrestrial Microwave.    This market consists of cellular mobile operators and alternative telecommunications providers otherwise known as emerging competitive local exchange carriers, or CLECs. We supply microwave-based networking equipment to cellular mobile operators for transporting their data from cellular telephone sites to switching centers. Representative customers include Nokia Corporation, T-Mobile affiliates in the Czech Republic and Poland and XO Communications, Inc. Revenues from our Terrestrial Microwave business accounted for approximately 2% of our 2005 revenues.

Our Services and Products

We provide a variety of satellite-based network equipment, systems and broadband services. In our principal market of North America, we typically provide a bundled offering of hardware and communication services so that our revenue is derived from both periodic hardware sales and recurring monthly service fees. In other parts of the world, we may provide either the bundled service or hardware only.

Network Services

Our service revenue is derived from the provision of a variety of network solutions as detailed below. In some markets, most notably in North America, services are delivered using not only satellite transport platforms, but also using terrestrial transport platforms such as DSL and frame relay:

•	managed network services for large enterprise customers;

•	IP-based Virtual Private Networks, or IP VPNs, that provide highly secure, remote network solutions that support point-of-sale transactions and inventory management applications;

•	two-way, always-on, high-speed Internet access;

•	Digital Media Services including the delivery of high-quality, full screen, full-motion video and audio for digital signage and online training applications;

•	ISP services and other hosted applications including e-mail, web hosting, online payments and Internet telephony; and

•	Highly Available Networks using a combination of satellite and wireline technologies and including satellite backup for terrestrial networks.

We differentiate ourselves by providing a one-stop turnkey suite of these bundled services that include network design, implementation planning, provisioning, rollout and installation, ongoing network operations, help desk and onsite maintenance. Managed network services also include program management, installation management, network and application engineering services, proactive network management, network operations, field maintenance and customer care. As of December 31, 2005, we had approximately 525,000 sites in service based on management’s estimate.

Network Equipment

Our hardware systems revenue is derived from the sale or lease of VSAT and other terrestrial network equipment, consisting of Customer Premise Equipment, or CPE, and Network Operations Control, or NOC, hardware and software. In 2005, we shipped approximately 226,000 VSAT terminals globally up from 194,600 VSAT terminals in 2004, supplied equipment for 38 new central hub sites and generated $381.5 million in total hardware sales. This hardware is either sold under separate equipment supply contracts where customers are responsible for operating their networks, or is packaged into services contracts where the customer pays a recurring fee for a fixed term for use of our hardware and for our network services.

Recent Developments

On March 27, 2006, we introduced our new HUGHESNET™ brand, replacing our old DIRECWAY® brand. Our new HUGHESNET brand encompasses all broadband solutions and services from our company, bridging satellite and terrestrial technologies. These include managed network services, digital media and enhanced broadband offerings for our large enterprise customers, as well as high-speed satellite Internet access for Consumers/SMBs.

The Transactions

The term “Transactions” means, collectively, the April 2005 Acquisition, the January 2006 Acquisition and the proposed offering of term debt to refinance the existing term debt under our credit agreement. The April 2005 Acquisition and the January 2006 Acquisition are both described below.

The April 2005 Acquisition

On April 22, 2005, SkyTerra Communications, Inc., or SkyTerra, completed the acquisition of 50% of our Class A membership interests from DTV Network Systems, Inc., a wholly owned subsidiary of DIRECTV, Inc., or DIRECTV, for $50.0 million in cash and 300,000 shares of SkyTerra’s common stock. The acquisition occurred pursuant to a contribution and membership interest purchase agreement, or contribution agreement, among us, SkyTerra, DIRECTV and DTV Network Systems, Inc., dated December 3, 2004, as amended. Immediately prior to the acquisition, DTV Network Systems, Inc. contributed to us substantially all of the assets and certain liabilities of its very small aperture terminal, mobile satellite and terrestrial microwave business, as well as certain portions of its SPACEWAY Ka-band satellite communications platform. This includes the SPACEWAY 3 satellite which is currently being manufactured by The Boeing Company, or Boeing, certain network operations center facilities, certain other ground facilities and equipment and intellectual property rights as well as rights to purchase an additional SPACEWAY satellite to be manufactured by Boeing in the future. DIRECTV has retained the SPACEWAY 1 and 2 satellites for use in its direct-to-home video entertainment business, and we have entered into a reciprocal agreement with DIRECTV whereby each party provides certain technical assistance services to the other in connection with the operation of their respective satellites. These transactions are collectively referred to as the “April 2005 Acquisition.”

In connection with the closing of the April 2005 Acquisition, the parties to the contribution agreement entered into agreements governing certain relationships between and among the parties after the closing of the April 2005 Acquisition. These agreements include a limited liability company agreement, an investor rights agreement, a transition services agreement, a DIRECWAY advertising agreement, a SPACEWAY services agreement, an intellectual property agreement, a management services agreement and a non-competition agreement.

The January 2006 Acquisition

Hughes Communications acquired 100% of our Class A membership interests pursuant to two transactions on December 31, 2005 and January 1, 2006, respectively. On December 31, 2005, Hughes Communications acquired a 50% Class A membership interest from SkyTerra pursuant to a separation agreement under which SkyTerra contributed to Hughes Communications certain of SkyTerra’s assets and liabilities, including the 50% Class A membership interest in our company owned at that time by SkyTerra. On January 1, 2006, Hughes

Communications acquired the remaining 50% of our Class A membership interests from DTV Network Systems, Inc. for $100.0 million in cash. These transactions are collectively referred to as the “January 2006 Acquisition.”

The Hughes Communications/SkyTerra Separation

On February 21, 2006, SkyTerra and our parent, Hughes Communications, separated into two publicly owned companies when SkyTerra, which then owned all of the outstanding shares of Hughes Communications’ common stock, distributed those shares to each holder of SkyTerra’s common, non-voting common and preferred stock and its Series 1-A and 2-A warrants. Following the distribution, SkyTerra no longer owns any Hughes Communications stock and accordingly no longer has an equity interest in our company. Hughes Communications is now a separate publicly-owned company (OTCBB: HGCM) operating the businesses transferred to it under the December 31, 2005 separation agreement. As a result of the distribution, Apollo, the controlling stockholder of SkyTerra, became the controlling stockholder of Hughes Communications.

The Hughes Communications Rights Offering

Immediately following the distribution by SkyTerra of Hughes Communications’ common stock in the spin-off, Hughes Communications distributed at no charge to the holders of its common stock non-transferable subscription rights to purchase up to an aggregate of 7,843,141 shares of Hughes Communications’ common stock at a cash subscription price of $12.75 per share. In total, approximately 97.4% of the rights were subscribed for as a result of the basic subscription privilege, with the remainder sold to shareholders exercising their oversubscription privileges. As a result of the rights offering which closed on March 17, 2006, Apollo invested an additional $68.4 million in Hughes Communications and now owns approximately 66.1% of Hughes Communications’ common stock. In addition, other stockholders invested an additional $31.6 million and now own approximately 33.9% of Hughes Communications’ common stock.

Summary Historical and Pro Forma Financial Data

Set forth below are our summary historical and pro forma financial and other data. The summary historical financial data presented below for each of the years ended December 31, 2003, 2004 and 2005 have been derived from our audited financial statements included elsewhere herein. The summary historical financial data presented below for the year ended December 31, 2002 have been derived from our audited financial statements.

The summary unaudited pro forma financial data presented below for the year ended December 31, 2005 have been derived from, and should be read in connection with, our audited historical financial information for the year ended December 31, 2005 included elsewhere herein. The unaudited pro forma balance sheet data gives effect to the January 2006 Acquisition and proposed refinancing of our term indebtedness, as if they had occurred on December 31, 2005. The unaudited pro forma statement of operations data give effect to the Transactions as if they occurred on January 1, 2005. The unaudited pro forma financial data does not purport to represent what our results of operations or financial position would have been if the Transactions had occurred as of the dates indicated or what such results will be for future periods.

You should read the information contained in this table in conjunction with “The Transactions,” “Selected Historical Financial Data,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited historical financial statements and the accompanying notes.

	Historical				Pro forma
	Year ended December 31,				Year ended December 31, 2005
(Dollars in thousands)	2002	2003	2004	2005
Statement of operations data:
Revenues:
Services	$313,672	$328,989	$383,519	$425,384	$425,384
Hardware sales (1)(2)	409,469	422,159	405,831	381,525	381,525

Total revenues	723,141	751,148	789,350	806,909	806,909

Operating costs and expenses:
Cost of services	287,876	299,796	290,365	297,318	295,194
Cost of hardware products sold (2)	378,394	389,513	338,650	292,898	281,664
Research and development	40,041	34,073	55,694	37,296	36,345
Sales and marketing	89,910	75,420	72,564	74,185	74,008
General and administrative	89,955	89,887	85,538	56,615	54,686
Restructuring costs (3)	10,336	4,113	10,993	3,068	3,068
SPACEWAY impairment provision (4)	—	—	1,217,745	—	—
Asset impairment provision (5)	—	—	150,300	—	—

Total operating costs and expenses	896,512	892,802	2,221,849	761,380	744,965

Operating income (loss)	(173,371)	(141,654)	(1,432,499)	45,529	61,944
Interest expense (2)	(8,726)	(12,197)	(7,466)	(24,375)	(40,613)
Other income (expense), net (6)	(10,077)	(3,175)	6,481	2,894	2,894

Income (loss) before cumulative effect of accounting change	(192,174)	(157,026)	(1,433,484)	24,048	24,225
Cumulative effect of accounting change (7)	(15,968)	—	—	—	—

Net income (loss)	$(208,142)	$(157,026)	$(1,433,484)	$24,048	$24,225

	Historical					Pro forma
	Year ended December 31,					Year ended December 31, 2005
(Dollars in thousands)	2002	2003	2004	2005
Balance sheet data:
Cash and cash equivalents (8)	$71,180	$41,965	$14,807	$113,267		$142,267
Working capital (8)(9)	256,249	155,740	72,893	219,487		254,292
Receivables, net	299,706	213,024	173,013	200,982		200,982
Total assets (8)	2,326,360	2,316,940	586,884	756,524		799,309
Total liabilities	421,429	362,704	318,058	585,338		633,654
Total equity	1,898,342	1,947,056	261,498	164,592		159,061

Statement of cash flows data:
Net cash provided by (used in) operating activities	$(134,041)	$50,572	$87,736	$40,756		—
Net cash used in investing activities	(465,959)	(216,819)	(122,819)	(108,647)		—
Net cash provided by financing activities	607,254	135,795	7,060	163,506		—

Other data:
EBITDA (10)	$(84,030)	$(48,791)	$(1,329,785)	$87,324		$90,686
Adjusted EBITDA (10)			110,128	114,604		114,604
Capital expenditures (11)	468,049	215,529	138,831	92,750		—
Depreciation and amortization (12)	97,472	94,839	96,973	40,943		27,890
Ratio of earnings to fixed charges (13)	—	—	—	1.8	x	1.5	x
Total terminals shipped (14)	—	161,700	194,600	226,000		—
Total enterprise terminals shipped (14)	—	47,000	78,600	95,000		—
Total North American enterprise terminals shipped	—	29,700	37,600	36,000		—
Total sites in service	—	406,000	459,000	525,000		—
Total enterprise sites in service	—	226,000	235,000	250,000		—

Other pro forma data:
Total debt (15)						$428,338
Ratio of total debt to Adjusted EBITDA						3.74	x

(1)	Includes hardware sales totaling $55.3 million, $55.8 million, $58.0 million, $55.4 million and $55.4 million, representing annual revenues under VSAT hardware operating leases with customers which are funded by third-party financial institutions and for which we have retained a financial obligation to the financial institution, for the years ended December 31, 2002, 2003, 2004 and 2005 and the pro forma year ended December 31, 2005, respectively.
(2)	For a description of our customer equipment financing arrangements and the impact on our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Customer Equipment Financing Arrangements.”
(3)	Restructuring costs represent employee headcount reductions, facilities closings, and other infrastructure-related costs. These restructuring activities relate principally to our domestic operations and primarily consist of cost reduction and downsizing actions intended to respond to market conditions in the principal markets served by us. Additionally, in 2004, the realignment of the SPACEWAY program in the third quarter of 2004 contributed to the need for additional downsizing activities and in 2005 the decision to close one of our network operations centers related to SPACEWAY resulted in charges for the cancellation of equipment leases and other costs.
(4)	In the third quarter of 2004, DIRECTV determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated and that two of the SPACEWAY satellites and certain support equipment would be retained by DIRECTV. These decisions triggered the need to perform an asset impairment analysis on the carrying amount of the SPACEWAY assets since the ultimate use of these assets differed from their original intended purpose. The impairment provision reflected the result of the impairment analysis and represented the excess of the previously capitalized costs over the fair values as determined by the analysis.
(5)

As a result of the April 2005 Acquisition, we performed an impairment analysis on the carrying value of our net assets. Based on the purchase price for the assets in the April 2005 Acquisition, we determined that the fair value of our net assets was $150.3 million less than the carrying amount of our net assets at the date of the contribution agreement. Accordingly, we recognized an impairment provision in the fourth quarter of 2004 relating to the excess of the carrying amount of our net assets over their fair value.

(6)	Other income (expense), net consists of the following:

	Historical				Pro forma
	Year ended December 31,				Year ended December 31, 2005
(Dollars in thousands)	2002	2003	2004	2005
Equity in earnings (losses) of affiliates (a)	$(7,773)	$(1,298)	$—	$57	$57
Minority interests’ share of subsidiary (earnings) losses (b)	(358)	(678)	(64)	597	597
Interest income	1,171	1,000	772	2,915	2,915
Gain on sale of real estate	—	—	5,805	—	—
Foreign income tax expense	(3,117)	(2,199)	(32)	(873)	(873)
Other	—	—	—	198	198

Total other income (expense), net	$(10,077)	$(3,175)	$6,481	$2,894	$2,894

(a)	Represents accounting under the equity method for investments of which we own less than a majority.
(b)	Represents the percentage of earnings from our subsidiaries not wholly-owned by us.

(7)	Effective January 1, 2002, we changed our method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” As a result of adopting SFAS No. 142, we recorded a $16.0 million charge representing our share of the goodwill impairment of an equity method investee. This charge is reflected as a “Cumulative effect of accounting change” in the statement of operations in 2002.
(8)	We expect to utilize a significant portion of the pro forma cash available at December 31, 2005 for the completion and launch of our SPACEWAY satellite. As of December 31, 2005, we have budgeted approximately $121.7 million for such purpose. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
(9)	Defined as current assets less current liabilities for the respective period.
(10)	EBITDA is defined as earnings (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is used in calculating covenant compliance under our credit agreement. Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain adjustments, including the net costs of SPACEWAY for 2004 and the first quarter of 2005 to reflect the effects of the implementation of the SPACEWAY services agreement with DIRECTV as if it had occurred on January 1, 2004. EBITDA and Adjusted EBITDA are not recognized terms under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flows from operations, as these terms are defined under GAAP, and should not be considered as alternatives to net income as an indicator of our operating performance or to cash flows as a measure of liquidity.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of cash flow available to management for discretionary use, as such measures do not consider certain cash requirements such as capital expenditures (including expenditures on VSAT operating lease hardware and capitalized software development costs), tax payments, and debt service requirements (including VSAT operating lease hardware). EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures reported by other companies. For example, EBITDA and Adjusted EBITDA reflect (i) the add-back relating to depreciation of VSAT operating lease hardware leased to customers under our historical leasing arrangements and (ii) the add-back of interest expense relating to VSAT operating lease hardware under our historical leasing arrangements. We have included information concerning EBITDA and Adjusted EBITDA because we will use such information in our review of the performance of our management and in our review of the performance of our business. We have also included information concerning Adjusted EBITDA because it reflects important components included in the financial covenants under our credit agreement. For a description of our customer equipment financing arrangements and the impact on our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Customer Equipment Financing Arrangements.” Set forth below is a reconciliation of pro forma income (loss) before cumulative effect of accounting change to Adjusted EBITDA:

	Historical				Pro forma
	Year ended December 31,				Year ended December 31, 2005
(Dollars in thousands)	2002	2003	2004	2005
Income (loss) before cumulative effect of accounting change	$(192,174)	$(157,026)	$(1,433,484)	$24,048	$24,225
Add:
Interest expense (a)	8,726	12,197	7,466	24,375	40,613
Foreign income tax expense	3,117	2,199	32	873	873
Depreciation and amortization (b)	97,472	94,839	96,973	40,943	27,890
Less:
Interest income	(1,171)	(1,000)	(772)	(2,915)	(2,915)

EBITDA (c)	$(84,030)	$(48,791)	$(1,329,785)	$87,324	$90,686
Add (Subtract):
Facilities costs (d)			6,268	2,363	—
Transaction costs (e)			—	1,469	—
Restructuring costs (f)			10,993	3,068	3,068
SPACEWAY impairment (g)			1,217,745	—	—
Asset impairment (h)			150,300	—	—
Gain on sale of real estate (i)			(5,805)	—	—
Writeoff of receivable and capitalized software (j)			3,500	—	—
Elimination of payroll and benefits reflective of headcount reductions (k)			21,642	5,418	5,418
Assumed net reduction of SPACEWAY operating costs (l)			16,042	4,542	4,542
Benefits programs (m)			18,075	7,349	7,349
Insurance programs (n)			1,448	248	248
Legal expenses (o)			218	2,178	2,178
Equity incentive plan compensation (p)			—	115	115
Management fee (q)			—	690	1,000

Adjusted EBITDA			$110,641	$114,764	$114,604

(a)	Includes $3.6 million, $6.8 million, $5.7 million, $5.7 million and $3.9 million of interest expense related to VSAT operating lease hardware for the years ended December 31, 2002, 2003, 2004, and 2005 and the pro forma year ended December 31, 2005, respectively. The pro forma change in 2005 is due to an excess of the fair value of certain hardware finance arrangements over the carrying value in accordance with purchase accounting related to the January 2006 Acquisition.
(b)	Includes $38.9 million, $39.7 million, $42.9 million, $33.4 million and $9.1 million of depreciation expense related to VSAT operating lease hardware for the years ended December 31, 2002, 2003, 2004, and 2005 and the pro forma year ended December 31, 2005, respectively. The decrease in total depreciation expense from 2004 to 2005 primarily is a result of an asset impairment provision we recorded in the fourth quarter of 2004. See footnote (h) below.
(c)	For 2005 and pro forma 2005, includes $3.9 million of EBITDA generated by Hughes Escorts Communications Limited, our Indian subsidiary. However, such subsidiary may be restricted from paying us dividends pursuant to the terms of its debt agreements in the event of an event of default, which currently does not exist.

(d)	Reflects the elimination of rent and certain other direct costs associated with facilities that were retained by DIRECTV following the April 2005 Acquisition. For the pro forma year ended December 31, 2005, this item is already reflected in EBITDA as it represents a pro forma adjustment. See footnote (1) to the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2005.
(e)	Reflects elimination of legal and other advisory fees incurred in connection with contemplated offerings of senior debt securities to fund, in part, the purchase of assets from DTV Networks. For the pro forma year ended December 31, 2005, this item is already reflected in EBITDA as it represents a pro forma adjustment. See footnote (5) to the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2005.
(f)	The 2004 adjustment reflects the elimination of the severance expense that was charged to restructuring costs relating to a staff reduction of 164 personnel announced in connection with the April 2005 Acquisition and the realignment of the SPACEWAY program. The 2005 adjustment reflects the elimination of $1.6 million of severance expense that was charged to restructuring costs relating to a staff reduction of 16 personnel. Also reflects a one-time charge of $1.5 million for cancellation of equipment leases relating to the closure of one of our SPACEWAY network operations centers.
(g)	In the third quarter of 2004, DIRECTV determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated and that two of the SPACEWAY satellites and certain support equipment would be transferred to an affiliated company. These decisions triggered the need to perform an asset impairment analysis on the carrying amount of our SPACEWAY assets since the ultimate use of these assets differed from the original intended purpose. The impairment provision reflected the result of the impairment analysis and represented the excess of the previously capitalized costs over the fair values as determined by the analysis. The adjustment reflects the elimination of the impairment provision recognized in connection with the realignment of the SPACEWAY program. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Spaceway Impairment Charge.”
(h)	As a result of the April 2005 Acquisition, we performed an impairment analysis on the carrying value of our net assets. Based on the purchase price for the assets in the April 2005 Acquisition, we determined that the fair value of our net assets was $150.3 million less than the carrying amount of our net assets at the date of the contribution agreement. Accordingly, we recognized an impairment provision in the fourth quarter of 2004 relating to the excess of the carrying amount of our net assets over their fair value. The adjustment reflects the elimination of the asset impairment provision recorded as a result of the April 2005 Acquisition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of the April 2005 Acquisition and the January 2006 Acquisition.”
(i)	Represents the gain realized upon the sale of an office facility located in San Diego during 2004.
(j)	Represents a writeoff of an installment receivable and capitalized software. The first item relates to a $1.8 million writeoff of an installment receivable from a customer that went bankrupt in 1999. In December 2004, the customer defaulted on the second of three installments due pursuant to a settlement agreement and, as a result, the remaining installments were written off. The second item pertains to a software license agreement entered into with a delinquent customer in satisfaction of amounts due from that customer. In connection with the agreement, we obtained the rights to a software license and capitalized the license based on its estimated value of $1.7 million. Subsequently, we made an assessment that the capitalized software had no value and wrote the asset off in December 2004.
(k)	Represents the payroll and benefit costs associated with employees terminated in connection with the SPACEWAY program realignment and other restructuring initiatives as if such employees had been terminated on January 1, 2004, as follows:

			Pro forma
(Dollars in thousands)	Year ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2005
Total actual compensation (i)	$40,030	$4,528	$4,528
Benefits (ii)	8,006	890	890
Capitalized labor costs (iii)	(26,394)	—	—

	$21,642	$5,418	$5,418

(i)	Represents total actual compensation for the years ended December 31, 2004 and December 31, 2005, relating to approximately 630 employees of the business that were voluntarily and involuntarily terminated between January 1, 2004 and March 31, 2005.
(ii)	Represents fringe benefit costs at a rate of approximately 20% applied to total actual compensation.
(iii)	Represents the amount of labor, fringe and indirect employee costs associated with the SPACEWAY project that were capitalized during 2004.

(l)	Represents the net of the following items:

			Pro forma
(Dollars in thousands)	Year ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2005
Assumed cost recovery from SPACEWAY services agreement (i)	$11,999	$2,304	$2,304
Assumed reduction in non-labor direct cost from realignment of SPACEWAY program (ii)	4,043	2,238	2,238

	$16,042	$4,542	$4,542

(i)	On April 22, 2005, we entered into the SPACEWAY services agreement to provide DIRECTV with the services it needs in the initial deployment and operational control of the two SPACEWAY satellites retained by DIRECTV. We have made an adjustment to reflect the assumed cost recovery under this agreement by calculating the difference between the actual cost recovery reflected in the financial statements for 2004 and the first quarter of 2005, $0 and $0.7 million, respectively, and an assumed quarterly recovery rate of $3.0 million, which was based on our projected cost recovery for the first twelve months of operating the SPACEWAY program after the closing of the April 2005 Acquisition. We anticipate that the level of services we provide to DIRECTV and the corresponding cost recovery will decline in the second year of the contract.
(ii)	We have calculated the assumed reduction in non-labor direct costs from realignment of the SPACEWAY program by calculating the difference between actual non-labor direct costs for 2004 and the first quarter of 2005 of $20.7 million and $4.9 million, respectively and an assumed quarterly rate of such costs of $2.7 million, which was based on our projected non-labor direct costs for the first twelve months of operating the SPACEWAY program after the closing of the April 2005 Acquisition. In 2004, the difference calculated above was reduced by $5.7 million, which represents the actual fixed overhead costs which were capitalized in 2004 that would have been expensed if the realigned SPACEWAY program had been in place during 2004.

(m)	Includes the elimination of the costs of certain DIRECTV sponsored employee benefit programs that were not continued by us on a stand-alone basis. These programs included a defined benefit retirement plan, a restricted stock unit plan and a long-term incentive plan. Also includes in 2005 the elimination of costs recorded during the year for a one time cash bonus program for employees whose restricted stock in DIRECTV did not vest prior to the April 2005 Acquisition.
(n)	The 2004 adjustment reflects the difference between the corporate allocation of insurance costs from DIRECTV of $3.7 million and the actual costs of insurance programs on a stand-alone basis of $2.3 million. The 2005 adjustment reflects the difference between the corporate allocation of insurance costs from DIRECTV for the period preceding the April 2005 Acquisition totaling $1.4 million and the estimated costs of insurance programs on a stand-alone basis for such period of $1.1 million.
(o)	Includes costs totaling $0.2 million and $0.4 million in 2004 and 2005, respectively, for a legal matter pertaining to a business which was not acquired by us in connection with the April 2005 Acquisition. The adjustment in 2005 also includes payment by us of $1.8 million to settle a lawsuit involving alleged patent infringement.
(p)	Represents non-cash expense recorded during 2005 related to an equity incentive compensation plan adopted in July 2005.
(q)	Represents the annual management fee paid in 2005 to SkyTerra Communications pursuant to our limited liability company operating agreement. On February 28, 2006, we amended our limited liability company agreement to eliminate such management fee. However, on March 27, 2006, we entered into a management and advisory services agreement with Hughes Communications which requires us to pay an annual management fee of $1.0 million to Hughes Communications.

(11)	The components of capital expenditures consist of the following:

	Historical
	Year ended December 31,
(Dollars in thousands)	2002	2003	2004	2005
Capital expenditures:
SPACEWAY program	$354,099	$136,198	$60,584	$39,878
VSAT operating lease hardware (a)	52,547	37,520	27,724	4,093
Capitalized software	20,349	20,073	16,673	16,144
Capital expenditures – VSAT	25,913	10,429	28,154	30,127
Capital expenditures – Other	15,141	11,309	5,696	2,508

Total capital expenditures	$468,049	$215,529	$138,831	$92,750

(a)	VSAT operating lease hardware in 2005 reflects lower leasing activity in 2005 compared to prior years. We expect VSAT operating lease hardware to continue to decrease in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Customer Equipment Financing Arrangements.”

(12)	Includes $38.9 million, $39.7 million, $42.9 million, $33.4 million and $9.1 million of depreciation expense related to VSAT operating lease hardware for the years ended December 31, 2002, 2003, 2004 and 2005 and the pro forma year ended December 31, 2005, respectively. For a description of our customer equipment financing arrangements and the impact on our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Customer Equipment Financing Arrangements.”
(13)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income before income taxes, cumulative effect of accounting change, minority interests’ share of subsidiary earnings and equity earnings in losses of affiliates plus fixed charges. Fixed charges include interest expense, one-third of rent expense, which is deemed to be representative of interest, and the portion of our revenues generated from VSAT operating lease hardware payments representative of the interest component associated with our VSAT hardware financing. Earnings were insufficient to cover fixed charges by $180.9 million, $152.9 million and $1,433.4 million, for the years ended December 31, 2002, 2003 and 2004, respectively.
(14)	Terminals shipped consists of shipments made by our North American Network Equipment and Services business directly to our customers and directly to our International Network Equipment and Services business. Shipments to our International Network Equipment and Services business generally are based on orders received from customers. Accordingly, total terminals shipped in a period may not be equal to terminals sold in such period.
(15)	The components of our actual and pro forma debt as of December 31, 2005 are as follows:

	December 31, 2005
(Dollars in thousands)	Actual	Pro forma
Long-term obligations:
Existing term indebtedness	$325,000	$—
VSAT hardware financing (a)	42,217	48,533
Hughes Escorts Communications Limited debt	4,805	4,805
New term debt	—	375,000

Total debt	$372,022	$428,338

(a)	Pro forma increase in VSAT hardware financing reflects the application of purchase accounting due to the January 2006 Acquisition. Adjustment reflects an excess of the fair value of certain of our VSAT hardware financing arrangements over the carrying value of such arrangements.

RISK FACTORS

You should carefully consider the risks described below as well as other information and data included. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also adversely impact our business operations. If any of the events described in the risk factors below occur, our business, financial condition, operating results and prospects could be materially adversely affected.

Our high level of indebtedness could adversely affect our ability to raise additional capital to fund our operations and could limit our ability to react to changes in the economy or our industry.

We are significantly leveraged. Our substantial degree of leverage could have important consequences, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures, investments in new technologies and future business opportunities;

•	the debt service requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations, including those related to the notes;

•	our revolving credit facility is at a variable rate of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt or more financial resources; and

•	we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

The network communications industry is highly competitive. We may be unsuccessful in competing effectively against other terrestrial and satellite-based network providers in our Network Equipment and Services and Consumer/SMB businesses.

We operate in a highly competitive network communications industry in the sale and lease of both our products and our services. Our industry is characterized by competitive pressures to provide enhanced functionality for the same or lower price with each new generation of technology. As the prices of our products decrease, we will need to sell more of our products and/or reduce our per unit costs to improve or maintain our operating results. Our Network Equipment and Services business faces competition from providers of terrestrial-based networks (such as DSL, cable modem service, MPLS and Internet-based virtual private networks, or IP VPNs), which may have advantages over satellite networks for certain customer applications. Terrestrial-based networks are offered by telecommunications carriers and other large companies, many of which have substantially greater financial resources and greater name recognition than we do. The costs of a satellite network may exceed those of a terrestrial-based network, especially in areas that have experienced significant DSL and cable Internet build-out. It may become more difficult for us to compete with terrestrial providers as the number of these areas increase and the cost of their network and hardware services declines. To increase our competitiveness, we selectively have begun to pair our satellite offerings with terrestrial solutions, which may result in lower margins. We rely on third parties to implement the terrestrial component of these paired satellite/terrestrial solutions which means that we cannot control the implementation and rollout of these paired satellite/ terrestrial solutions to the same degree as our satellite only solutions. We also compete for enterprise clients with other satellite network providers, satellite providers that are targeting the SMB markets and smaller independent systems integrators on procurement projects. In Asia and Latin America, the build-out of terrestrial networks has adversely impacted demand for VSAT services and regulation and inequitable access remain barriers to new business.

The Consumer/SMB network communications market is highly competitive. We may be unsuccessful in competing effectively against DSL and cable service providers and other satellite broadband providers in our Consumer/SMB business.

We face competition for our North American Consumer/SMB satellite Internet subscribers primarily from satellite, DSL and cable Internet service providers. Also, other satellite and wireless broadband companies have launched or are planning the launch of consumer satellite Internet access services that would compete with us in North America. Some of these competitors may offer consumer services and hardware at lower prices than ours. We anticipate increased competition with the entrance of these new competitors into our market and the increasing build-out and lowering cost of DSL and cable Internet access in North America. Terrestrial alternatives do not require our “external dish” which may limit customer acceptance of our products.

We also will face competition from our former parent DIRECTV. For a description of this risk, see “—DIRECTV may compete with us in certain sectors and subject to certain conditions and, after April 22, 2006, will retain one of our marketing brand names.”

If we are unable to develop, introduce and market new products, applications and services on a cost effective and timely basis, or if we are unable to sell our new products and services to existing and new customers, our business could be adversely affected.

The network communications market is characterized by rapid technological changes, frequent new product introductions and evolving industry standards. If we fail to develop new technology or keep pace with significant industry technological changes, our existing products and technology could be rendered obsolete. Products in our industry are generally characterized by short life cycles because of technological innovation, such as increasing data rates, and declining prices. To remain competitive in the network communications market, we must be able to apply financial and technical resources to develop and introduce new products, applications and services, as well as enhancements to our existing products, applications and services. Even if we keep up with technological innovation, we may not meet the demands of the network communications market. For example, our large enterprise customers may only choose to renew services with us at substantially lower prices or for a decreased level of service. Many of our large enterprise customers have existing networks available to them and may opt to find alternatives to our VSAT services or may renew with us solely as a backup network. If we are unable to respond to technological advances on a cost-effective and timely basis, or if our products or applications are not accepted by the market, then our business, financial condition and results of operations would be adversely affected.

Continued negative trends and factors affecting the telecommunications industry specifically and the economy in general may result in reduced demand and pricing pressure on our products and services.

Negative trends and factors affecting the telecommunications industry specifically and the economy in general over the past several years have negatively affected our results of operations. The telecommunications sector has been facing significant challenges resulting from excess capacity, new technologies and intense price competition. As a result of the build-out of capacity by telecommunications companies in the late 1990s, currently there is excess network capacity. This capacity, combined with the failure of many competitors in the telecommunications sector, has contributed to price reductions by terrestrial and satellite network competitors in response to soft market conditions. In addition, weak economic conditions in the last recession resulted in reduced capital expenditures, reluctance to commit to long-term capital outlays and longer sales processes for network procurements by our customers. These factors have a continuing impact on our business. Finally, an overall trend toward industry consolidation and rationalization among our customers, competitors and suppliers can affect our business, especially if any of the sectors we service or the countries or regions that we do business in are affected. Any future weakness in the economy or the telecommunications industry would affect us through reduced demand for, and pricing pressure on, our products and services, leading to a reduction in revenues and a material adverse effect on our business and results of operations.

Satellite failures or degradations in satellite performance could affect our business, financial condition and results of operations.

We lease satellite transponder capacity from fixed satellite service, or FSS, providers in order to send and receive data communications to and from our VSAT networks. Satellites are subject to in-orbit risks including malfunctions, commonly referred to as anomalies, and collisions with meteoroids, decommissioned spacecraft or other space debris. Anomalies occur as a result of various factors, such as satellite manufacturing errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh space environment.

Any single anomaly or series of anomalies affecting the satellites on which we lease transponder capacity could materially adversely affect our operations and revenues and our relationships with current customers, as well as our ability to attract new customers for our satellite services. Anomalies may also reduce the expected useful life of a satellite, thereby creating additional expenses due to the need to provide replacement or backup capacity and potentially reducing revenues if service is interrupted on the satellites we utilize. We may not be able to obtain backup capacity at similar prices, or at all. See “—The failure to adequately anticipate our need for satellite capacity or our inability to obtain satellite capacity could harm our results of operations.” In the event of a satellite failure, our services may be unavailable for several days to several weeks while backup in-orbit satellites are repositioned and services are moved or while we reposition our customers’ antennas to alternative satellites. We experienced one of these situations in late 2004 with one satellite on which we lease transponder capacity for service in North America. More recently, in August 2005 a satellite on which we lease transponder capacity to service certain customers in Europe experienced an outage lasting approximately nine hours. Our European service provider has tested the satellite’s functionality and it appears normal although further anomalies are possible. In most instances, any relocation to an alternative satellite will require prior regulatory approval, which may not be obtained, or obtained in a timely manner. In addition, the entities from which we lease transponder capacity could be severely affected by anomalies affecting their satellites, which could result in disruption to the services they provide to us. An increased frequency of anomalies could impact market acceptance of our services.

Any failure on our part to perform our VSAT service contracts or provide satellite broadband access as a result of satellite failures would result in a loss of revenue despite continued obligations under our leasing arrangements, possible cancellation of our long-term contracts, inability to continue with our subscription-based customers, expenses to reposition customer antennas to alternative satellites and damage to our reputation which could negatively affect our ability to retain existing customers or gain new business. The cancellation of long-term contracts due to service disruptions is an exception to the generally non-cancelable nature of our contracts and such cancellation would reduce the revenue backlog previously described herein. See “—The failure to adequately anticipate our need for satellite capacity or our inability to obtain satellite capacity could harm our results of operations.”

The failure to adequately anticipate our need for satellite capacity or our inability to obtain satellite capacity could harm our results of operations.

We have made substantial contractual commitments for satellite capacity based on our existing customer contracts and backlog as well as anticipated future business. If future demand does not meet our expectations, we will be committed to maintain excess satellite capacity for which we will have no or insufficient revenues to cover our costs, having a negative impact on our margins and results of operations. Our transponder leases are generally for three to five years, and different leases cover satellites with coverage of different areas or other different features, so we cannot quickly or easily adjust our capacity to changes in demand. If we only purchase satellite capacity based on existing contracts and bookings, capacity for certain types of coverage in the future may be unavailable to us and we may not be able to satisfy certain needs of our customers, resulting in a loss of possible new business. At present, until launch and operation of additional satellites, there is limited availability of capacity on the Ku-band frequencies in North America. In addition, the FSS industry has seen consolidation in the past decade, and today the three main FSS providers in North America and a number of smaller regional providers own and operate the current satellites that are available for our capacity needs. The failure of any of these FSS providers or a downturn in their industry as a whole could reduce or interrupt the capacity available to us. If we are not able to renew our capacity leases, if our needs for capacity increase prior to new capacity becoming available or if capacity is unavailable due to any problems of the FSS providers, our business and results of operation would suffer.

Our networks and those of our third-party service providers may be vulnerable to security risks.

We expect the secure transmission of confidential information over public networks to continue to be a critical element of our operations. Our networks and those of our third-party service providers and our customers may be vulnerable to unauthorized access, computer viruses, and other security problems. Persons who circumvent security measures could wrongfully obtain or use information on the network or cause interruptions, delays or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and operating results. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. In addition, our customer contracts, in general, do not contain provisions which would protect us against liability to third parties with whom our customers conduct business. Although we intend to continue to implement industry-standard security measures, these measures may prove to be inadequate and result in system failures and delays that could lower network operations center availability and have a material adverse effect on our business, financial condition and operating results.

We face new risks associated with our SPACEWAY satellite.

We currently plan to launch our SPACEWAY satellite in early 2007 and introduce service later in 2007. In addition to the competitive risks for the satellite network services mentioned above, if we are unable to successfully launch and implement our SPACEWAY satellite as a result of any of the following risks, we will be unable to realize the anticipated benefits from our SPACEWAY satellite and our business and financial condition and results of operations will be adversely affected:

•	Cost and schedule risks. The cost of completing our SPACEWAY satellite may be more than anticipated and there may be delays in completing the satellite within the expected timeframe. In connection with the completion, launch and launch insurance of our SPACEWAY satellite, we may be required to spend an amount of cash in excess of the approximately $121.7 million which we have budgeted for such purpose as of December 31, 2005. The construction and launch of satellites are often subject to delays, including satellite and launch vehicle construction delays, cost overruns, periodic unavailability of reliable launch opportunities, and delays in obtaining regulatory approvals. A significant delay in the delivery of our SPACEWAY satellite could materially adversely affect the marketing plan for service enabled by the satellite and would adversely affect our anticipated revenues and cash flows. If the remaining SPACEWAY construction schedule is not met, there may be even further delays because there can be no assurance that a launch opportunity will be available at the time the satellite is ready to be launched and we may not be able to obtain or maintain regulatory authority or International Telecommunication Union, or ITU, priority necessary to implement SPACEWAY as proposed.

•	Business plan. Our SPACEWAY business plan may be unsuccessful and we may not be able to achieve the cost savings that we expect from the SPACEWAY satellite. A failure to attract the planned customers in a sufficient number would result in our inability to realize the cost savings that we expect to achieve from the anticipated lower costs of bandwidth associated with the capacity of SPACEWAY. In addition, we will incur startup losses associated with the launch and operation of SPACEWAY until we acquire a sufficient number of customers.

•

ITU priority for orbital location.    The United Kingdom Office of Communications, or Ofcom, has filed at the ITU for several orbital locations, including 95.0° W.L., on our behalf and, the FCC has filed at the ITU for the 95.0° W.L. orbital location on behalf of our parent, Hughes Communications. In addition, the

Australian Communications and Media Authority, or ACMA, has filed at the ITU for the 95.0° W.L. orbital location on behalf of both Kagoe Communications Pty Ltd, or Kagoe, an Australian company, and Miraxis License Holdings LLC, or MLH, a U.S. company. Certain principals of Apollo, our controlling investor, have a controlling investment in MLH. In addition, Mr. Jeffrey Leddy, a director of our company and Hughes Communications, is a director and the general manager of MLH and Mr. Andrew Africk, a director of our company and Hughes Communications, is a director of MLH. The ITU filings made on our behalf by Ofcom give us high ITU priority rights to use the 95.0° W.L. orbital location and the ITU filings made on behalf of Hughes Communications by the FCC give us lower ITU priority rights to use that same orbital location. The ITU filing made on behalf of Kagoe and MLH by ACMA gives Kagoe and MLH joint ITU priority rights to use the 95.0° W.L. orbital location, which rights have higher priority than the ITU priority rights filed by Ofcom and the FCC. Kagoe and MLH will lose these joint ITU priority rights after January 31, 2008 unless, prior to this date, Kagoe and MLH have brought some or all of the frequencies identified in the ITU filing into use at this orbital location. We believe that we can reach a satisfactory business arrangement with Kagoe and MLH, which would include financial compensation, to operate SPACEWAY as planned at 95.0° W.L. There can be no assurance that such an agreement can be reached or that ACMA would consent to such an arrangement.

•	ITU coordination risk. Our SPACEWAY spacecraft operations will also be subject to the frequency registration process of the ITU. A number of licensing administrations have ITU priority over the ITU filings that we may use for SPACEWAY by virtue of their having made earlier ITU submissions for networks that could experience interference from the operation of the SPACEWAY satellite. Coordination meetings have commenced relating to the ITU filings at 95.0° W.L. made by Australia, the United Kingdom, and the United States. The ITU filings that we may use for SPACEWAY have not yet been fully coordinated with other ITU filings. ITU coordination activities may require a satellite system operator to reduce power, avoid operating on certain frequencies, relocate its satellite to another orbital location or otherwise modify planned or existing operations in order to protect systems with higher priority from interference. Any modifications we make in the course of coordination, or any inability to successfully coordinate, could significantly limit the services that could be provided over the SPACEWAY satellite, which would materially adversely affect our ability to generate revenue.

•	FCC milestone risk. Hughes Communications currently holds a license issued by the FCC to operate a Ka-band geostationary satellite at 95.0° W.L. However, Hughes Communications’ current FCC license does not reflect the design of the SPACEWAY satellite. On March 6, 2006, Hughes Communications filed with the FCC an application to amend the pending modification to its FCC license to reflect the SPACEWAY design. The FCC has granted similar applications in the past. Hughes Communications’ ability to maintain its FCC license is dependent upon its satisfaction of certain construction milestone requirements imposed by the FCC on satellite licensees, the next of which must be satisfied by April 19, 2006. We expect Hughes Communications will request the FCC to treat our SPACEWAY satellite as the relevant spacecraft for purposes of satisfying these milestones and will certify to the FCC that the SPACEWAY satellite has completed the first three of four FCC milestones. If the FCC determines that the SPACEWAY satellite does not serve as the relevant satellite or does not conclude that the progress on our SPACEWAY satellite satisfies Hughes Communications’ April 19, 2006 milestone, or if Hughes Communications is unable to obtain an extension of the April 19, 2006 milestone date if needed, the FCC may declare Hughes Communications’ satellite license null and void. We cannot predict with certainty how the FCC will act on Hughes Communications’ amendment, if it will grant this application prior to the April 19, 2006 milestone requirement, or if it will grant an extension of that milestone requirement, if needed.

•

Regulatory license risk.    The SPACEWAY satellite is primarily intended to provide services to North America. Our SPACEWAY spacecraft operations will be subject to the licensing jurisdiction of the government whose ITU filing we use to launch and operate the SPACEWAY satellite, and we will have to satisfy the licensing conditions imposed by the administration whose ITU filings we use. As described above, there are several ITU filings for orbital locations which may be used for the SPACEWAY satellite. The current FCC license grants Hughes Communications the right to launch and operate a Ka-band geostationary satellite at 95.0° W.L. If we use the ITU filing made by the FCC on behalf of Hughes Communications, we will be required to reach an operational agreement with Hughes Communications, or to obtain FCC approval to transfer the FCC license from Hughes Communications to us. If we use an ITU filing made by Australia or the United Kingdom, in addition to seeking consent from Australia or a license from the United Kingdom, we will be required to seek additional FCC approvals to serve the United States with a foreign-licensed satellite, which approvals may not be obtained or may not be granted in a timely manner. In addition, the regulatory agencies of nations other than the United States that we may seek to serve from the 95.0° W.L. orbital location must also authorize the use of the SPACEWAY satellite, services and/or frequencies in their jurisdictions, and we have not yet applied for or received any such authority.

•	Launch risks. There are risks associated with the launch of satellites, including launch failure, damage or destruction during launch and improper orbital placement. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 30 months, and obtain other launch opportunities. Only certain launch vehicles can lift and place into orbit spacecraft in the mass range of the SPACEWAY satellite, which further limits the launch opportunities for our SPACEWAY satellite. The overall historical loss rate in the satellite industry for all launches of commercial satellites in fixed orbits in the last five years is estimated by some industry participants to be 5% but may be higher.

•	In-orbit risks. Our SPACEWAY satellite will be subject to similar potential satellite failures or performance degradations as other satellites. In-orbit risks similar to those described above under “—Satellite Failures or Degradations in Satellite Performance Could Affect our Business, Financial Condition and Results of Operations” will apply to our SPACEWAY satellite. To the extent there is an anomaly or other in-orbit failure with respect to our SPACEWAY satellite, we will not have a replacement satellite or backup transponder capacity and would have to identify and lease alternative satellite capacity that may not be available on economic terms or at all. Additionally, we could be required to repoint the antennas of our customers, which could require new or modified licenses from regulatory authorities.

•	Insurance risks. We intend to seek launch and in-orbit insurance for our SPACEWAY satellite, but we may not be able to obtain insurance on reasonable economic terms or at all. If we are able to obtain insurance, it will contain customary exclusions and will not likely cover the full cost of constructing and launching our SPACEWAY satellite, nor will it cover business interruptions or similar losses. In addition, the occurrence of any anomalies on other satellites, including Ka band satellites, or on SPACEWAY, may materially adversely affect our ability to insure SPACEWAY at commercially reasonable premiums, if at all.

•	Novel design. Our SPACEWAY satellite employs a complex and novel design intended for higher-speed data rates and greater bandwidth per network site. If the enhanced features of the satellite design do not function to their specifications, we may not be able to offer the functionality or throughput of transmission service that we expect for SPACEWAY.

Our separation from DIRECTV has required us to incur additional costs to operate as a stand-alone entity and we face risks associated with the separation.

Following the April 2005 Acquisition, we had to begin providing for certain services as a stand-alone company that previously were provided, at least in part, by DIRECTV, including our own tax advisory services, treasury/cash management operations, risk management, audit, employee benefits and business insurance. In addition, we must implement financial and disclosure control procedures and corporate governance practices that enable us to comply with the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission, or SEC rules. For example, we will need to further develop accounting and financial capabilities, including the establishment of an internal audit function and development of documentation related to internal control policies and procedures. Failure to quickly establish the necessary controls and procedures would make it difficult to comply with SEC rules and regulations with respect to internal control and financial reporting. Further, the actual costs of providing these services could exceed our expectations, which could have an adverse effect on our financial condition and results of operations.

DIRECTV may compete with us in certain sectors and subject to certain conditions and, after April 22, 2006, will retain one of our marketing brand names.

While we have entered into a non-competition agreement with DIRECTV, DIRECTV has retained the right to compete with us in selling data services to consumers at all times and may compete with us in all areas after the five-year term of the non-competition agreement which commenced on April 22, 2005. In addition, while the non-competition agreement restricts DIRECTV from using its two SPACEWAY satellites for data service offerings that would directly compete with us, DIRECTV is not limited in such use if the video capability of its SPACEWAY satellites do not remain capable of commercial operations. Moreover, DIRECTV is not restricted from competing with our business if such data services are incidental to DIRECTV’s provision of a video service to an enterprise customer and are an integral part of such video service or are available as an optional add-on to such video service. In any event, DIRECTV may compete with us after the non-competition agreement expires on April 22, 2010.

In addition, the rights to the DIRECWAY® brand name and any related trademark rights are being retained by DIRECTV. We have agreed to stop using the DIRECWAY® brand name and related trademark rights by April 22, 2006. As a result, we have developed a new brand name, HUGHESNET™, for our current VSAT products which will generate additional sales and marketing and general and administrative costs which we do not expect to be material. Our new HUGHESNET™ brand name may lead to lessened customer identification of our products. We cannot determine what effect, if any, that our new HUGHESNET™ brand name will have on our sales and marketing efforts.

We may face difficulties in obtaining regulatory approvals for our provision of telecommunications services, and we may face changes in regulation, each of which could adversely affect our operations.

In a number of countries where we operate, the provision of telecommunications services is highly regulated. In such countries, we are required to obtain approvals from national and local authorities in connection with most of the services that we provide. In many jurisdictions, we must maintain such approvals through compliance with license conditions or payment of annual regulatory fees. As a provider of communications services in the United States, we are subject to the regulatory authority of the United States, primarily the Federal Communications Commission, or the FCC. We are subject to the export control laws, sanctions and regulations of the United States with respect to the export of equipment and services. Certain aspects of our business are subject to state and local regulation. As a provider of communications services in the European Union, we benefit from a liberalized and less-regulated environment. Nevertheless, we are still subject to registration and in some instances the payment of annual fees and/or the filing of annual status reports. In most instances, we are subject to regulation by the national communications regulatory authorities of other countries in which we, and under certain circumstances our distributors, provide service.

While the governmental authorizations for our current business generally have not been difficult to obtain in a timely manner, the need to obtain particular authorizations in the future may delay our provision of current and new services. Moreover, the imposition by a governmental entity of conditions on our authorizations, or the failure to obtain authorizations necessary to launch and operate satellites or provide satellite service, could have a material adverse effect on our ability to generate revenue and conduct our business as currently planned. Violations of laws or regulations may result in various sanctions including fines, loss of authorizations and the denial of applications for new authorizations or for the renewal of existing authorizations.

Future changes to the regulations under which we operate could make it difficult for us to obtain or maintain authorizations, increase our costs or make it easier or less expensive for our competitors to compete with us. See “Business—Government Regulation.”

Our international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect our operations.

We must comply with all applicable export control laws and regulations of the United States and other countries. United States laws and regulations applicable to us include the Arms Export Control Act, the International Traffic in Arms Regulations, or ITAR, the Export Administration Regulations and the trade sanctions laws and regulations administered by the Office of Foreign Assets Control of the United States Department of the Treasury, or OFAC. The export of satellite hardware, services and technical information with military or dual-use applications to non-United States persons is regulated by the United States Department of State’s Directorate of Defense Trade Controls under ITAR. Other items are controlled for export by the United States Department of Commerce’s Bureau of Industry and Security, or the Bureau, under the Export Administration Regulations. In addition, we are subject to the Foreign Corrupt Practices Act, or FCPA, that, generally, bars bribes or unreasonable gifts to foreign governments or officials.

Following a June 2004 voluntary disclosure by DIRECTV and DTV Network Systems, Inc., DIRECTV and DTV Network Systems, Inc. entered into a consent agreement, which applies to us, with the U.S. Department of State in January 2005 regarding alleged violations of the ITAR. This consent agreement addresses exports of equipment and technology related to the VSAT business primarily to China but also to several other countries. As part of this agreement, DIRECTV paid a $4.0 million fine and one of our subsidiaries was debarred from conducting certain international business. We are now eligible to seek reinstatement and intend to do so in the near future. Also as part of the same consent agreement, a civil penalty of $1.0 million was assessed against us, which we are required to use for enhancing compliance measures to avoid future infractions. This amount will be applied by us to our compliance program over a three-year period. As a result of the voluntary disclosure and consent agreement, we are currently unable to perform our obligations under certain contracts in China and Korea addressed by the consent agreement and, if ultimately unable to perform, we may be liable for certain damages of up to approximately $5.0 million as a result of our non-performance. With respect to one such contract, we received notice in November 2005 that one of our customers in China filed a demand for arbitration with the International Center for Dispute Resolution, a division of the American Arbitration Association. The arbitration is currently stayed pending non-binding mediation, which is expected to be concluded in the first half of 2006. The January 2005 consent agreement supplemented another consent agreement of DIRECTV in March 2003, arising out of separate violations of ITAR.

Further violations of laws or regulations may result in significant additional sanctions including fines, more onerous compliance requirements, more extensive debarments from export privileges or loss of authorizations needed to conduct aspects of our international business. A future violation of ITAR or the other regulations enumerated above could materially adversely affect our business, financial condition and results of operations.

In 2002, the Department of Revenue Intelligence, or DRI, in India initiated an action against a former affiliate and customer of ours, Hughes Tele.com (India) Ltd., HTIL, relating to alleged underpayment of customs duty and misclassification of import codes. The DRI action was also directed against us and other HTIL suppliers whose shipments are the focus of that action. HTIL, renamed Tata Teleservices (Maharashtra) Ltd., TTML, after the Tata Group purchased our equity interest in December 2003, is the principal party of interest in this action. We, together with the other named suppliers, are potentially liable for penalties in an amount of up to five times the underpayment of duty if we are found to have aided HTIL in avoiding duty. In connection with our sale to the Tata Group, we did not indemnify TTML in relation to its own potential liability in this matter. Currently, the parties have filed replies to the DRI’s allegations and are engaged in a series of hearings to resolve the matter before a forum known as the Settlement Commission.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of our senior management team to remain competitive in our industry. The loss of one or more members of our senior management team could have an adverse effect on us until qualified replacements are found. We cannot assure you that these individuals could quickly be replaced with persons of equal experience and capabilities. In addition, technological innovation depends, to a significant extent, on the work of technically skilled employees. Competition for executive, managerial and skilled personnel in our industry is intense. We expect to face continued increases in compensation costs in order to attract and retain senior executives, managers and skilled employees, especially if the current job economy continues to improve. We may not be able to retain our existing senior management, fill new positions or vacancies created by expansion or turnover or attract or retain the management and personnel necessary to develop and market our products. We do not maintain key man life insurance on any of these individuals.

Our lengthy sales cycles could harm our results of operations if these sales are delayed or do not occur.

The length of time between the date of initial contact with a potential customer and the execution of a contract with the potential customer may be up to two years, particularly for complex procurements of our VSAT systems. During any given sales cycle, we may expend resources in advance of the expected revenue from these contracts, resulting in an adverse effect on our operating results if the sale does not occur and the opportunity cost of having foregone alternative business prospects.

Because we depend on being awarded large-scale contracts in competitive bidding processes, losing a modest number of bids could have a significant adverse effect on our operating results.

In 2005, substantially all sales revenue in our network equipment and services business was derived from large-scale VSAT network contracts that were awarded to us following competitive bidding. These large-scale contracts can involve the installation of over 10,000 VSATs. The number of major procurements for VSAT-based networks in any given year is limited and the competition is intense. Losing a modest number of such bids each year could have a significant adverse effect on our operating results. In addition, our period to period results may fluctuate in any given year based on the timing of these large scale contracts.

We have reported losses for three of the last four years and may incur losses in the future.

For the three years ended December 31, 2002, 2003 and 2004, we generated net losses of $208.1 million, $157.0 million and $1,433.5 million, respectively. For the year ended December 31, 2005, we had net income of $24.0 million. Although our revenues have grown in recent years, we may be unable to sustain such growth rates in light of changed market or economic conditions. In addition, any inability on our part to control costs could cause our business, financial condition and results of operations to suffer.

Our foreign operations expose us to risks and restrictions not present in our domestic operations.

Our operations outside the United States accounted for 32.1% of our revenue for the year ended December 31, 2005, and we expect our foreign operations to continue to represent a significant portion of our business. We have operations in Brazil, China, Germany, India, Indonesia, Italy, Mexico, the Russian Federation, South Africa, the United Arab Emirates and the United Kingdom, among other nations, and over the last 15 years we have sold products in over 100 countries. Foreign operations involve varying degrees of risks and uncertainties inherent in doing business abroad. Such risks include:

•	Complications in complying with restrictions on foreign ownership and investment and limitations on repatriation. We may not be permitted to own our operations in some countries and may have to enter into partnership or joint venture relationships. Many foreign legal regimes restrict our repatriation of earnings to the United States from our subsidiaries and joint venture entities. We may also be limited in our ability to distribute or access our assets by the governing documents pertaining to such entities. In such event, we will not have access to the cash flow and assets of our joint ventures.

•	Difficulties in following a variety of foreign laws and regulations, such as those relating to data content retention, privacy and employee welfare. Our international operations are subject to the laws of many different jurisdictions that may differ significantly from United States law. For example, local political, or intellectual property law may hold us responsible for the data that is transmitted over our network by our clients. Also, other nations have more stringent employee welfare laws that guarantee perquisites that we must offer. Compliance with these laws may lead to increased operations costs, loss of business opportunities or violations that result in fines or other penalties. See “Business—Legal Proceedings.”

•	We face significant competition in our international markets. Outside North America, we have traditionally competed for VSAT hardware and services sales primarily in Europe, Brazil, India and China and focused only on hardware sales in other regions. In Europe, we face intense competition which is not expected to abate in the near future.

•	Changes in exchange rates between foreign currencies and the United States dollar. We conduct our business and incur costs in the local currency of a number of the countries in which we operate. Accordingly, our results of operations are reported in the relevant local currency and then translated to United States dollars at the applicable currency exchange rate for inclusion in our financial statements. Because our foreign subsidiaries and joint ventures operate in foreign currencies, fluctuations in currency exchange rates have affected, and may in the future affect, the value of profits earned on international sales. In addition, we operate our business in countries that historically have been and may continue to be susceptible to recessions or currency devaluation, including Argentina and Indonesia in recent years.

•	Greater exposure to the possibility of economic instability, the disruption of operations from labor and political disturbances, expropriation or war. As we conduct operations throughout the world, we could be subject to regional or national economic downturns or instability, labor or political disturbances or conflicts of various sizes. Any of these disruptions could detrimentally affect our sales in the affected region or country or lead to damage to, or expropriation of, our property or danger to our personnel.

•	Competition with large or state-owned enterprises and/or regulations that effectively limit our operations and favor local competitors. Many of the countries in which we conduct business have traditionally had state owned or state granted monopolies on telecommunications services that favor an incumbent service provider. We face competition from these favored and entrenched companies in countries that have not deregulated. The slower pace of deregulation in these countries, particularly in Asia and Latin America, has adversely affected the growth of our business in these regions.

•	Customer credit risks. Customer credit risks are exacerbated in foreign operations because there is often little information available about the credit histories of customers in the foreign countries in which we operate.

We are dependent upon suppliers of components, manufacturing outsourcing, installation and customer service, and our results of operations may be materially affected if any of these third-party providers fail to appropriately deliver the contracted goods or services.

We are dependent upon third-party services and products provided to us, including the following:

•	Components. A limited number of suppliers manufacture some of the key components required to build our VSATs. We cannot assure you of the continuous availability of key components and our ability to forecast our component requirements sufficiently in advance, which may have a detrimental effect on supply. If we were required to change certain suppliers for any reason, we would experience a delay in manufacturing our products if another supplier was not able to meet our requirements on a timely basis. In addition, if we are unable to obtain the necessary volumes of components on favorable terms or prices on a timely basis, we may be unable to produce our products at competitive prices and we may be unable to satisfy demand from our customers.

•	Manufacturing outsourcing. While we develop and manufacture prototypes for our products, we use contract manufacturers to produce a significant portion of our hardware. If these contract manufacturers fail to provide products that meet our specifications in a timely manner, then our customer relationships may be harmed.

•	Installation and customer support. Each of our North American and international operations utilize a network of third-party installers to deploy our hardware. In addition, a portion of our customer support and management is provided by offshore call centers. Since we provide customized services for our customers that are essential to their operations, a decline in levels of service or attention to the needs of our customers or the occurrence of negligent and careless acts will adversely affect our reputation, renewal rates and ability to win new business.

Our failure to develop, obtain or protect our intellectual property rights could adversely affect our future performance and growth.

Our success depends on our ability to develop and protect our proprietary rights to the technologies and inventions used in our services and products, including proprietary VSAT technology and related services and products. We rely on a combination of United States and foreign patent, trademark, copyright and trade secret laws as well as licenses, nondisclosure, confidentiality and other contractual agreements or restrictions to protect certain aspects of our business. We have registered trademarks and patents and have pending trademark and patent applications in the United States and a number of foreign countries. However, our patent and trademark applications may not be allowed by the applicable governmental authorities to issue as patents or register as trademarks at all, or in a form that will be advantageous to us. In addition, in some instances we may not have registered important patent and trademark rights in these and other countries. If we fail to timely file a patent application in any such country, we may be precluded from doing so at a later date. In addition, the laws of some countries do not protect and do not allow us to enforce our proprietary rights to the same extent as do the laws of the United States. As such, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Accordingly, we might not be able to protect our proprietary products and technologies against unauthorized third-party copying or use, which could negatively affect our competitive position. We may fail to recognize opportunities to provide, maintain or enforce intellectual property protection for our business.

Furthermore, our intellectual property may prove inadequate to protect our proprietary rights, may be infringed or misappropriated by others or may diminish in value over time. Competitors may be able to freely make use of our patented technology after our patents expire or may challenge the validity, enforceability or scope of our patents, trademarks or trade secrets. Competitors also may independently develop products or services that are substantially equivalent or superior to our technology. Further, we cannot assure you that competitors will not infringe our patents. In addition, it may be possible for third parties to reverse-engineer, otherwise obtain, copy, and use information that we regard as proprietary. If we are unable to protect our services and products through the enforcement of intellectual property rights, our ability to compete based on our current market advantages may be harmed.

We also rely on unpatented proprietary technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we fail to prevent substantial unauthorized access to our trade secrets, we risk the loss of those intellectual property rights and whatever competitive advantage they provide us.

Claims that our services and products infringe the intellectual property rights of others could increase our costs and reduce our sales, which would adversely affect our revenue.

We have in the past received, and may in the future receive, communications from third parties claiming that we or our products infringe upon the intellectual property rights of others. We have also been named in the past, and may in the future be named, as a defendant in lawsuits claiming that our services or products infringe upon the intellectual property rights of third parties. Litigation may be necessary to determine the validity and scope of third-party rights or to defend against claims of infringement. Litigation may also be necessary to enforce our intellectual property rights or to defend against claims that our intellectual property rights are invalid or unenforceable. Such litigation, regardless of the outcome, could result in substantial costs and diversion of resources, including time and attention of management and other key personnel, and could have a material adverse effect on our business, financial condition and results of operations. We expect to be increasingly subject to such claims as the number of products and competitors in our industry grows.

Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we currently offer or may offer in the future. In general, if a court determines that one or more of our services or products infringes on valid and enforceable intellectual property owned by others, we may be liable for money damages and may be required to cease developing or marketing those services and products, unless we obtain licenses from the owners of the intellectual property or redesign those services and products in such a way as to avoid infringing on those intellectual property rights. If a third-party holds intellectual property rights, it may not allow us to use its intellectual property at any price, or on terms acceptable to us, which could materially adversely affect our competitive position.

We may not be aware of all intellectual property rights that our services or products may potentially infringe. Further, without lengthy litigation, it may not be possible to determine definitively whether a claim of infringement is valid. We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on our earnings, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could materially adversely affect our operating results. In addition, under some of our agreements with customers, we are not permitted to use all or some of the intellectual property developed for that customer for other customers, and in other cases, we have agreed not to provide similar services to such customers’ competitors. Further, our service agreements with our customers generally provide that we will defend and indemnify them for claims against them relating to our alleged infringement of third-party intellectual property rights with respect to services and products we provide. Third-parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonably terms, our customers may be forced to stop using our products.

In addition, our patents, trademarks and other proprietary rights may be subject to various attacks claiming they are invalid or unenforceable. These attacks might invalidate, render unenforceable or otherwise limit the scope of the protection that our patents, trademarks and other rights afford us. If we lose the use of a product name or brand name, our efforts spent building that brand may be lost, and we will have to rebuild a brand for that product, which we may or may not be able to do, and which would cause us to incure new costs in connection with building such brand name. If we are involved in a patent infringement suit, even if we prevail, there is no assurance that third-parties will not be able to design around our patents, which could harm our competitive position.

If we are unable to license technology from third parties on satisfactory terms, our developmental costs could increase and we may not be able to deploy our services and products in a timely manner.

We depend, in part, on technology that we license from third parties on a non-exclusive basis and integrate into our products and service offerings. Licenses for third-party technology that we use in our current products may be terminated or not renewed, and we may be unable to license third-party technology necessary for such products in the future. Furthermore, we may be unable to renegotiate acceptable third-party license terms to reflect changes in our pricing models. Changes to or the loss of a third-party license could lead to an increase in the costs of licensing or inoperability of products or network services. In addition, technology licensed from third parties may have undetected errors that impair the functionality or prevent the successful integration of our products or services. As a result of any such changes or loss, we may need to incur additional development costs to ensure continued performance of our products or suffer delays until replacement technology, if available, can be obtained and integrated.

If our products contain defects, we could be subject to significant costs to correct such defects and our product and network service contracts could be delayed or cancelled, which could expose us to significant liability and significantly reduce our revenues.

Our products and the networks we deploy are highly complex, and some may contain defects when first introduced or when new versions or enhancements are released, despite extensive testing and our quality control procedures. In addition, many of our product and network services are designed to interface with our customers’ existing networks, each of which has different specifications and utilizes multiple protocol standards. Our products and services must interoperate with the other products and services within our customers’ networks as well as with future products and services that might be added to these networks to meet our customers’ requirements. The occurrence of any defects, errors or failures in our products or network services could result in incurrence of significant costs to correct such defects, cancellation of orders, a reduction in revenue backlog, product returns, diversion of our resources, legal actions by our customers or our customers’ end users, including for damages caused by a defective product, the issuance of credits to customers and other losses to us or to our customers or end users. If our products and network services do not perform their intended function, customer installations could be delayed or orders for our products and services could be cancelled, which could significantly reduce our revenues. Any of these occurrences could also result in the loss of or delay in market acceptance of our products and services and loss of sales, which would harm our reputation and our business and adversely affect our revenues and profitability. In addition, our insurance would not cover the cost of correcting significant errors, defects, design errors or security problems.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This exhibit contains “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information and, in particular, appear under the headings “Risk Factors,” “Unaudited Pro Forma Combined Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used herein, the words “estimates,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All forward-looking statements, including without limitation management’s examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, management’s expectations, beliefs and projections may not result or be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the results referred to in the forward-looking statements contained herein. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make herein are set forth elsewhere herein, including under the heading “Risk Factors.” As stated elsewhere herein, these risks, uncertainties and other important factors include, among others:

•	competition;

•	industry trends;

•	technological developments;

•	our reliance on providers of satellite transponder capacity;

•	regulatory risks;

•	retention of key employees;

•	our international operations;

•	foreign currency exchange rates;

•	changes in demand for our services and products;

•	retention of, and claims related to, intellectual property;

•	increases in our leverage; and

•	restrictions contained in our debt agreements.

There may be other factors that may cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date hereof and are expressly qualified in their entirety by the cautionary statements included herein. We undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information has been derived by application of pro forma adjustments to our and our predecessor’s audited historical financial statements. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 gives effect to the April 2005 Acquisition and the January 2006 Acquisition as if such events had occurred on January 1, 2005. The unaudited pro forma consolidated balance sheet gives effect to the January 2006 Acquisition, as if it had occurred on December 31, 2005. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial information does not give effect to any of the adjustments to our pro forma Adjusted EBITDA, each referred to in footnote (10) under “Summary Historical and Pro Forma Financial Data.” See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The pro forma financial data are presented for informational purposes only and do not purport to represent what our results of operations would actually have been if the Transactions had occurred on the dates indicated nor do they purport to project our results of operations for any future period.

You should read our unaudited pro forma consolidated financial information and related notes thereto in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited historical financial statements and the accompanying notes.

Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2005

(Dollars in thousands)	Combined Consolidated Predecessor January 1- April 22, 2005	Consolidated Successor April 23- December 31, 2005	Subtotal	April 2005 Acquisition and January 2006 Acquisition Adjustments		Pro Forma for April 2005 Acquisition and January 2006 Acquisition
Revenue
Services	$121,917	$303,467	$425,384	$—		$425,384
Hardware sales	101,524	280,001	381,525	—		381,525

Total revenues	223,441	583,468	806,909	—		806,909

Operating costs and expenses
Cost of services	88,092	209,226	297,318	(380 (1,744	)(1) )(2)	295,194
Cost of hardware products sold	86,467	206,431	292,898	(537 (10,857 160	)(1) )(2) (3)	281,664
Research and development	18,194	19,102	37,296	(841 (110	)(1) )(2)	36,345
Sales and marketing	27,108	47,077	74,185	(108 (69	)(1) )(2)	74,008
General and administrative	23,034	33,581	56,615	(497 (273 310 (1,469	)(1) )(2) (4) )(5)	54,686
Restructuring costs	1,625	1,443	3,068	—		3,068

Total operating costs and expenses	244,520	516,860	761,380	(16,415)		744,965
Operating income (loss) from continuing operations	(21,079)	66,608	45,529	16,415		61,944
Interest expense	(1,631)	(22,744)	(24,375)	1,847	(6)	(22,450)
				78	(7)
Other income (expense)	187	2,707	2,894	—		2,894

Net income (loss)	$(22,523)	$46,571	$24,048	$18,340		$42,388

(1)	Adjustment reflects elimination of rent and certain other direct costs associated with facilities that were retained by DIRECTV following the April 2005 Acquisition.
(2)	Adjustment reflects the decrease in depreciation and amortization expense which resulted from the application of purchase accounting in connection with the January 2006 Acquisition.
(3)	Prior to the April 2005 acquisition, DIRECTV issued letters of credit to support certain of our contractual obligations. Following the April 2005 acquisition, we replaced certain of these letters of credit with new letters of credit issued under our revolving credit facility. The adjustment reflects the incremental fees related to letters of credit issued under our revolving credit facility. As these letters of credit primarily support certain property and equipment used in the production of our hardware, the fees associated with the letters of credit have been classified as cost of hardware products sold.
(4)	After the April 2005 Acquisition, we agreed to pay SkyTerra a management fee of $1.0 million annually. This adjustment reflects the incremental fees related to this management fee not recorded for the period prior to the April 2005 Acquisition.
(5)	Adjustment reflects elimination of legal and other advisory fees incurred in connection with contemplated offerings of senior debt securities to fund, in part, the purchase of assets from DTV Networks.
(6)	Adjustment reflects an excess of the fair value of certain of our VSAT hardware financing arrangements over the carrying value of such arrangements. The incremental carrying amount of short-term borrowings and long-term debt will be reduced over the remaining life of the financing arrangements by a portion of each payment to the lender.
(7)	Adjustment reflects elimination of interest expense relating to debt that was repaid by DIRECTV in connection with the April 2005 acquisition.

Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2005

(Dollars in thousands)	Historical	April 2005 Acquisition and January 2006 Acquisition Adjustments		Pro Forma for April 2005 Acquisition and January 2006 Acquisition
Cash and cash equivalents	$113,267	$(10,000	)(1)	$103,267

Short term investments	13,511	—		13,511
Receivables, net	200,982	—		200,982
Inventories	73,526	—		73,526
Prepaid expenses and other	48,672	—		48,672

Total Current Assets	449,958	(10,000)		439,958
Property, net	259,578	(27,046	)(2)	232,532
Other intangible assets	—	31,759	(2)	31,759
Capitalized software costs	16,664	9,024	(2)	25,688
Other assets	30,324	—		30,324

Total Assets	$756,524	$3,737		$760,261

Accounts payable	$51,294	$—		$51,294
Short-term borrowings	29,616	2,195	(2)	31,811
Accrued liabilities	130,601	2,000	(2)	132,601
Due to affiliates	18,960	(10,000	)(1)	8,960

Total Current Liabilities	230,471	(5,805)		224,666
Long-term debt	342,406	4,121	(2)	346,527

Due to affiliates—long term	8,967	—		8,967
Other long-term liabilities	3,494	—		3,494

Total Liabilities	585,338	(1,684)		583,654

Commitments and contingencies
Minority interests	6,594	—		6,594
Equity	164,592	5,421	(3)	170,013

Total Equity	164,592	5,421		170,013

Total Liabilities and Equity	$756,524	$3,737		$760,261

(1)	Adjustment reflects the $10.0 million payment to DTV Networks to resolve working capital and other purchase price adjustments in connection with the April 2005 Acquisition.
(2)

We will account for the January 2006 Acquisition under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations.” The pro forma financial statements reflect the “push-down” of Hughes Communications’ aggregate basis of $170.0 million in our Class A membership units which consists of (i) the $50.0 million of cash and 300,000 shares of SkyTerra common stock which were paid to DTV Networks in connection with the April 2005 Acquisition of 50% of our Class A membership interests, (ii) their $14.4 million of equity in our earnings following the April 2005 Acquisition through December 31, 2005, (iii) the $100.0 million of cash paid in connection with the January 2006 Acquisition and (iv) $0.5 million of estimated legal and other advisory fees incurred related to the January 2006 Acquisition. Based on our preliminary estimates, the fair value of the acquired tangible and identifiable intangible assets and liabilities exceeds Hughes Communications’ aggregate basis in our Class A membership, resulting in approximately $351.1 million of negative goodwill. The principal factor contributing to the negative goodwill is the difference between the negotiated arm’s length purchase prices for our Class A membership interests, as determined in the negotiations with DTV Networks, and our preliminary estimate of the fair value of the acquired assets and liabilities. Accordingly, the $170.0 million aggregate basis has been allocated to the acquired assets and liabilities based on their relative estimated fair value, net of the allocation of negative goodwill to certain long-lived assets. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. The following table presents the preliminary allocation:

(Dollars in thousands)	Estimated Fair Value	Allocation of Negative Goodwill	Pro Forma	Historical	Adjustment
Assets:
Current assets	$449,958	$—	$449,958	$449,958	$—
Property and equipment, net	518,057	(285,525)	232,532	259,578	(27,046)
Capitalized software costs	50,000	(24,312)	25,688	16,664	9,024
Intangible assets (a)	73,000	(41,241)	31,759	—	31,759
Other assets	30,324		30,324	30,324	—

Total assets	$1,121,339	$(351,078)	$770,261	$756,524	$13,737

Liabilities:
Accrued liabilities (b)	$132,601	$—	$132,601	$130,601	$2,000
Short-term borrowings (c)	31,811	—	31,811	29,616	2,195
Other current liabilities	70,254	—	70,254	70,254	—
Long-term debt (c)	346,527	—	346,527	342,406	4,121
Other long-term liabilities	12,461	—	12,461	12,461	—

Total liabilities	593,654	—	593,654	585,338	8,316
Minority interest	6,594	—	6,594	6,594	—

Net assets	$521,091	$(351,078)	$170,013	$164,592	$5,421

(a)	The identifiable intangible assets consist of patented technologies, customer contracts, customer relationships and trademarks. These intangibles assets will be amortized over useful lives ranging from five to ten years.
(b)	Adjustment reflects a liability related to unfavorable satellite capacity leases. This liability will be amortized to cost of services through the expiration of the leases on December 31, 2006.
(c)	Adjustment reflects an excess of the fair value of certain of our VSAT hardware financing arrangements over the carrying value of such arrangements. The incremental carrying amount of short-term borrowings and long-term debt will be reduced over the remaining life of the financing arrangements by a portion of each payment to the lender.

(3)	Adjustment reflects the elimination of the historical equity in us as a result of the January 2006 Acquisition of $164.6 million as well as the pushdown of Hughes Communications’ aggregate basis of $170.0 million.

SELECTED HISTORICAL FINANCIAL DATA

Set forth below is certain of our historical financial data. The statement of operations data for the years ended December 31, 2003, 2004 and 2005, and the balance sheet data as of December 31, 2004 and 2005, were derived from our audited financial statements. The statement of operations data for the year ended December 31, 2002 and the balance sheet data as of December 31, 2002 and 2003 were derived from our audited combined consolidated financial statements. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and the accompanying notes.

	Year ended December 31,
(Dollars in thousands)	2002	2003	2004	2005
Statement of operations data:
Revenues:
Services	$313,672	$328,989	$383,519	$425,384
Hardware sales (1)(2)	409,469	422,159	405,831	381,525

Total revenues	723,141	751,148	789,350	806,909

Operating costs and expenses:
Cost of services	287,876	299,796	290,365	297,318
Cost of hardware products sold (2)	378,394	389,513	338,650	292,898
Research and development	40,041	34,073	55,694	37,296
Sales and marketing	89,910	75,420	72,564	74,185
General and administrative	89,955	89,887	85,538	56,615
Restructuring costs (3)	10,336	4,113	10,993	3,068
SPACEWAY impairment provision (4)	—	—	1,217,745	—
Asset impairment provision (5)	—	—	150,300	—

Total operating costs and expenses	896,512	892,802	2,221,849	761,380

Operating income (loss)	(173,371)	(141,654)	(1,432,499)	45,529
Interest expense (2)	(8,726)	(12,197)	(7,466)	(24,375)
Other income (expense), net (6)	(10,077)	(3,175)	6,481	2,894

Income (loss) before cumulative effect of accounting change	(192,174)	(157,026)	(1,433,484)	24,048
Cumulative effect of accounting change (7)	(15,968)	—	—	—

Net income (loss)	$(208,142)	$(157,026)	$(1,433,484)	$24,048

Balance sheet data:
Cash and cash equivalents	$71,180	$41,965	$14,807	$113,267
Working capital (8)	256,249	155,740	72,893	219,487
Total assets	2,326,360	2,316,940	586.884	756,524
Total debt	197,429	135,132	90,222	372,022
Total equity	1,898,342	1,947,056	261,498	164,592

Statement of cash flows data:
Net cash provided by (used in) operating activities	$(134,041)	$50,572	$87,736	$40,756
Net cash used in investing activities	(465,959)	(216,819)	(122,819)	(108,647)
Net cash provided by financing activities	607,254	135,795	7,060	163,506

(1)

Includes hardware sales totaling $55.3 million, $55.8 million, $58.0 million and $55.4 million, representing annual revenues under VSAT hardware operating leases with customers which are funded by third-party financial institution and for which we have retained a financial obligation to the financial institutions, for the years ended December 31, 2002, 2003, 2004 and 2005, respectively. For a description of our customer equipment financing arrangements and the impact on our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Customer Equipment Financing Arrangements.”

(2)	For a description of our customer equipment financing arrangements and the impact on our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Customer Equipment Financing Arrangements.”
(3)	Restructuring costs represent employee headcount reductions, facilities closings, and other infrastructure-related costs. These restructuring activities relate principally to our domestic operations and primarily consist of cost reduction and downsizing actions intended to respond to market conditions in the principal markets served by us. Additionally, in 2004, the realignment of the SPACEWAY program in the third quarter of 2004 contributed to the need for additional downsizing activities and in 2005 the decision to close one of our network operations centers related to SPACEWAY resulted in charges for the cancellation of equipment leases and other costs.
(4)	In the third quarter of 2004, DIRECTV determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated and that two of the SPACEWAY satellites and certain support equipment would be transferred to an affiliated company. These decisions triggered the need to perform an asset impairment analysis on the carrying amount of the SPACEWAY assets since the ultimate use of these assets differed from their original intended purpose. The impairment provision reflected the result of the impairment analysis and represented the excess of the previously capitalized costs over the fair values as determined by the analysis.
(5)	As a result of the April 2005 Acquisition, we performed an impairment analysis on the carrying value of our net assets. Based on the purchase price for the assets in the April 2005 Acquisition, we determined that the fair value of our net assets was $150.3 million less than the carrying amount of our net assets at the date of the contribution agreement. Accordingly, we recognized an impairment provision in the fourth quarter of 2004 relating to the excess of the carrying amount of our net assets over their fair value.
(6)	Other income (expense), net consists of the following:

	Year ended December 31,
(Dollars in thousands)	2002	2003	2004	2005
Equity in earnings (losses) of affiliates (a)	$(7,773)	$(1,298)	$—	$57
Minority interests’ share of subsidiary (earnings) losses (b)	(358)	(678)	(64)	597
Interest income	1,171	1,000	772	2,915
Gain on sale of real estate	—	—	5,805	—
Foreign income tax expense	(3,117)	(2,199)	(32)	(873)
Other	—	—	—	198

Total other income (expense), net	$(10,077)	$(3,175)	$6,481	$2,894

(a)	Represents accounting under the equity method for investments of which we own less than a majority.
(b)	Represents the percentage of (earnings) losses from our subsidiaries not wholly-owned by us.

(7)	Effective January 1, 2002, we changed our method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” As a result of adopting SFAS No. 142, we recorded a $16.0 million charge representing our share of the goodwill impairment of an equity method investee, and this charge is reflected as a “Cumulative effect of accounting change” in the combined consolidated statement of operations in 2002.
(8)	Defined as current assets less current liabilities for the respective period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our historical financial statements covers periods before and following consummation of the April 2005 Acquisition in which SkyTerra acquired 50% of our Class A membership interests and reflects the significant impact that the transaction had on us, including, among others, increased leverage and debt service requirements and the changes in our SPACEWAY program. This discussion should be read together with the “Selected Historical Financial Data,” the “Unaudited Pro Forma Consolidated Financial Information” and our financial statements and the accompanying notes. Our financial statements are prepared in accordance with GAAP. This discussion contains forward-looking statements about our markets, the demand for our services and products, and our future results. Actual results may differ materially from those suggested by our forward-looking statements for various reasons, including those discussed in “Special Note Regarding Forward-Looking Statements” and “Risk Factors.” These sections expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. We do not have any intention or obligation to update the forward-looking statements included herein.

Executive Overview

We are the world’s leading provider of broadband satellite network equipment and services to the VSAT enterprise market and the largest satellite Internet access provider to the North American consumer/SMB market. According to the 2005 COMSYS VSAT Report, we had a worldwide market share of 55% in 2004, as measured by terminals shipped. We offer highly customized services and products that help our customers meet their unique needs for data, voice and video communications, typically across geographically dispersed locations. We invented VSATs in 1983 and have been a leader in commercializing satellite communications since then, achieving extensive depth and experience in the operation of satellite-based data, voice and video networks. A VSAT system uses satellite data communications technology to provide broadband connectivity to one or more fixed locations on the ground. We provide or enable a variety of network equipment and services for uses such as private networking, Intranet and Internet access, voice services, connectivity to suppliers, franchisees and customers, credit authorization, inventory management, content delivery and video distribution to large enterprises. We are a leading provider to these end markets and serve more than 200 large companies, many of which are Fortune 1000 companies. Over the past 15 years, we have shipped more than one million satellite terminals to customers in over 100 countries, either directly or through our subsidiaries and international joint ventures. We are the largest satellite broadband Internet access provider to Consumers and SMBs in North America with an 83% market share in 2004 based on terminals shipped, according to the 2005 annual VSAT industry report prepared by COMSYS, and had approximately 274,400 subscribers as of December 31, 2005. For the year ended December 31, 2005, we generated revenue of $806.9 million, net income of $24.0 million and Adjusted EBITDA of $114.6 million. For our definition of Adjusted EBITDA see note (10) in “Summary Historical and Pro Forma Financial Data.”

Our leading network solutions best support enterprise networks that consist of geographically dispersed sites communicating with a single central data center or access point with a need for highly secure and reliable service availability. In addition, due to the shared nature of our satellite communications resource, our networks provide very attractive economics for multi-site applications that have varying levels of traffic requirements at any one site. We maintain our market leadership positions by offering large enterprises a customizable and complete turnkey solution, including managed network services, program management, installation, training and support services. We also target the expanding SMB markets, which we believe are growth areas for us, by packaging access, network and hosted services normally reserved for large enterprises into a comprehensive solution. In some markets, most notably in North America, services are delivered using not only satellite transport platforms, but also using terrestrial transport platforms such as DSL and frame relay. Our extensive experience in product development and service delivery yields quality and reliability for our enterprise customers, which include leaders in the automotive, energy, financial, hospitality, retail and services industries. Our large enterprise customers typically enter into long-term contracts with us with an average length of three to five years. We have maintained ongoing contractual relationships with some of our enterprise customers for over 15 years. As of December 31, 2005, we had a revenue backlog of approximately $583.6 million (which we define as our expected future revenue under our customer contracts that are non-cancelable), providing visibility to our revenue stream.

Effects of Strategic Initiatives on Our Results of Operations

For the three years ended December 31, 2003, 2004 and 2005, we have generated net losses of $157.0 million and $1,433.5 million, and net income of $24.0 million, respectively. The loss in 2004 includes the impairment charge associated with SPACEWAY and other asset impairment provisions. See “—Factors Affecting Our Results of Operations—SPACEWAY Impairment Charge.” We expect continued improvements in our operating results due to our significant investments in technology, the development of our consumer VSAT business and the launch of our SPACEWAY satellite and commencement of operations on our SPACEWAY network.

Technology.    We have incorporated advances in semiconductor technology to increase the functionality and reliability of our VSAT terminals and reduce manufacturing costs. In addition, through the usage of advanced spectrally efficient modulation and coding methodologies, such as DVB-S2, and proprietary software spoofing and compression techniques, we continue to improve the efficiency of our transponder capacity. We expect to continue to invest in our research and development efforts to maintain our position as a leader in VSAT technology.

Consumer/SMB VSAT.    Since the launch of our two-way consumer VSAT business in 2001, we have made significant investments in our business. We targeted the Consumer/SMB market because we determined that there was a large segment that was underserved by terrestrial alternatives such as DSL and cable. Over the past three years, improvements in our Consumer/SMB offerings include increased data rates, higher functionality and a lower cost of our terminals, which we believe positions us to compete more effectively with alternative technologies. We expect that we will continue to make these investments in future periods.

Our operating results in 2003 reflect costs associated with purchased satellite capacity in excess of usage and other fixed infrastructure. We incurred significant costs in connection with the launch of our Consumer/SMB service offering, including purchasing substantial amounts of transponder capacity, and incurred substantial subscriber acquisition costs related to hardware and associated marketing costs. Our Consumer/SMB business has reached critical mass by developing a customer base of approximately 274,400 subscribers as of December 31, 2005 and generated revenues of $247.0 million in 2005.

SPACEWAY.    Our operating results for 2003 and 2004 also reflect the incremental organizational, infrastructure and other administrative costs associated with the development of three SPACEWAY satellites, associated network operations centers and other ground facilities. We decided to make the strategic investment in SPACEWAY in order to provide more capability and flexibility to our customers. In addition, following the launch of SPACEWAY 3, we expect to realize cost savings through the reduction of third-party satellite capacity expense. By utilizing Ka-band frequency and SPACEWAY’s onboard processing capabilities, we anticipate that SPACEWAY will enable us to significantly expand our business by migrating new and renewing enterprise and Consumer/SMB VSAT customers onto our SPACEWAY platform and by increasing our addressable market in the enterprise and Consumer/SMB markets by offering such things as mesh connectivity, frame relay and T-1 alternatives and other services. Approximately $1.9 billion has been invested in the SPACEWAY project to date. See “ —Factors Affecting Our Results of Operations—SPACEWAY Impairment Charge.” In 2004, DIRECTV transferred two of the SPACEWAY satellites to one of DIRECTV’s affiliates, while we retained the third SPACEWAY satellite. As of December 31, 2005, we have budgeted an additional $121.7 million to complete the construction and launch of SPACEWAY 3. This estimate includes an estimate of the cost to procure launch insurance.

Factors Affecting our Results of Operations

Restructuring.    Between 2003 and 2005 we recognized three restructuring charges amounting to an aggregate of $18.2 million, attributable to employee headcount reductions, primarily in our engineering department, facilities realignments and other infrastructure-related costs. These charges were related primarily to our domestic operations in response to changing market conditions and an initiative to improve the operational efficiency of our organization. The last headcount reductions were associated with the downscaling of the SPACEWAY program as we substantially completed the development phase of the program.

SPACEWAY Impairment charge.    Prior to September 30, 2004, certain hardware costs relating to the construction of the three SPACEWAY satellites, associated network operations centers and other ground facilities had been capitalized as construction in progress over the period of construction through September 30, 2004. In the third quarter of 2004, DIRECTV determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated and that it would transfer the SPACEWAY 1 and 2 satellites and certain support equipment and other satellite related costs to one of its affiliates for use in its direct-to-home satellite broadcasting business. Subsequently, DIRECTV determined that it would include the remaining SPACEWAY assets as a component of the businesses being sold by it. DIRECTV also assumed responsibility for the satellite manufacturing contract with Boeing covering all three of the satellites. These decisions by DIRECTV triggered the need to perform an asset impairment analysis on our investment in SPACEWAY since the ultimate disposition of this investment differed from its original intended purpose. As of September 30, 2004, we had a capitalized value of $1,552.7 million for SPACEWAY, of which $11.2 million represented capitalized software development costs, and the remainder was included in property as construction in progress. Previously capitalized costs in excess of fair value amounts totaling $1,217.7 million were recognized as a SPACEWAY impairment provision in the third quarter of 2004. DIRECTV also determined that, given the uncertainty of recovery of any additional capitalized costs relating to SPACEWAY in a potential sale or other disposition, all subsequent spending on the SPACEWAY program would be expensed as incurred, other than costs directly related to the construction and launch of SPACEWAY 3. The portion of the Boeing manufacturing contract related to the completion of the construction of SPACEWAY 3 for an additional $49.0 million was assigned to us in connection with the April 2005 Acquisition. As of December 31, 2005, we have $32.0 million remaining on this obligation.

Relationship with DIRECTV.    Until April 22, 2005, we operated as a business of DIRECTV. Accordingly, DIRECTV provided us with various support services that we now provide for ourselves such as tax advisory services, treasury/cash management, risk management, audit functions, employee benefits and business insurance. The costs of the services performed by DIRECTV for us and the allocation of employee benefit program costs for our employees reflected in the financial statements amounted to $11.3 million in 2005, $35.9 million in 2004 and $41.5 million in 2003.

In connection with the April 2005 Acquisition, we entered into a transition services agreement with DIRECTV pursuant to which DIRECTV provided certain transitional services to support the conduct of our business. These services included assisting in the implementation of our benefit program plans and arrangements, and enabling our employees to participate in certain travel-related discount programs provided by DIRECTV’s affiliate, News Corporation. We also entered into a SPACEWAY services agreement pursuant to which we and DIRECTV agreed to share and provide technical services to one another in connection with each party’s respective SPACEWAY assets. During 2005, we recognized revenue of $10.1 million under this contract, of which DIRECTV paid us $9.2 million in 2005, and we paid DIRECTV a nominal amount.

In addition, DIRECTV and its affiliates have been our customers and have also served as our vendors in certain cases. We expect that these relationships will continue now that the January 2006 Acquisition has been consummated. Since the consummation of the January 2006 Acquisition, we are no longer able to rely on

DIRECTV’s financial support and its creditworthiness. DIRECTV invested substantial amounts in us to fund our strategic investments and operating losses. In addition, prior to the April 2005 Acquisition, we participated in a centralized cash management system of DIRECTV, wherein cash receipts were transferred to and cash disbursements were funded by DIRECTV on a daily basis. We refer you to our statements of changes in equity for the three year period ended December 31, 2005 and “Risk Factors—Our Separation From DIRECTV Has Required Us to Incur Additional Costs to Operate as a Stand-Alone Entity and We Face Risks Associated with the Separation.”

For the three years ended December 31, 2003, 2004 and 2005, the purchase of equipment and services and the allocation of the cost of employee benefits from DIRECTV and its subsidiaries or affiliates (which include DIRECTV Holdings LLC, PanAmSat Corporation (until August 20, 2004), and commencing on December 23, 2003, News Corporation and its affiliates), were $103.5 million, $78.8 million and $22.2 million, respectively. For the three years ended December 31, 2003, 2004 and 2005, the products and service revenues from DIRECTV and its subsidiaries and affiliates were $5.9 million, $3.6 million and $11.9 million, respectively.

Customer Equipment Financing Arrangements.    In connection with the sale of VSAT hardware to certain North American Network Equipment and Services customers who do not purchase their equipment outright, we enter into long term operating leases (generally three to five years) with the customer for the use of the VSAT hardware installed at the customer’s facilities. Historically, we had an arrangement with Alpine Capital Corporation to borrow against the future operating lease revenues at the inception of the lease. When amounts were borrowed under these arrangements, the financial institution assumed the credit risk associated with non-payment by the customer for the duration of the operating lease; however, we retained a continuing obligation to indemnify the financing institution from losses it may incur (up to the original value of the hardware) from non-performance of our system (a “Non-Performance Event”). As a result, we did not recognize a sale of the equipment at the time of such transactions since we retained a continuing obligation to perform under those leases. In connection with these transactions, the financial institution receives title to the equipment at the inception of the lease and obtains the residual rights to the equipment after the operating lease with the customer has expired. Since the inception of the borrowing program in 1997, we have received nominal claims from certain customers for Non-Performance Events, but we have not been required to make any indemnification payments for a Non-Performance Event. We do not maintain a reserve for a Non-Performance Event as we believe the possibility of the occurrence of a Non-Performance Event due to a service outage is remote given our ability to quickly re-establish customer service at a relatively nominal cost.

Upon entering into these leases for which we had a continuing obligation to perform, we received cash from the financial institution for a substantial portion of the aggregate future lease rental payments to be received from our customers for the installed equipment used to provide services to the customers. At such time, we then recognized a liability to the financial institution, which we refer to as VSAT hardware financing, which is reflected in our financial statements as debt. The amount of the debt recorded initially is the proceeds received from Alpine, which is equivalent to the selling price of the installed equipment used to provide services to the customer. We record interest expense on a month-to-month basis relating to the VSAT hardware financing. We structured these lease arrangements such that amounts we receive from our customers under their customer service agreements provide us with the funds necessary to pay principal and interest obligations owed under the VSAT hardware financing liability. Accordingly, as we recognize revenue from our customers under their contracts with us, we also record interest expense and we record a reduction of the VSAT hardware financing liability as payments are made to the financing institutions. Revenues from the associated customer service contracts are recorded as they are earned on a month-to-month basis over the life of the contract (generally three to five years), not at inception of the lease. Upon entering into these leases for which we had a continuing obligation to perform, we capitalized the book value of the installed equipment used to provide services to the customers as VSAT operating lease hardware and depreciate these costs over the term of the customer service agreement. This depreciation of the VSAT operating lease hardware is reflected in cost of hardware products sold and is recorded over the period of the lease (generally the same as the life of the customer service contract). Since all amounts charged to cost of hardware products sold constitute depreciation expense, EBITDA is not reduced by the cost of the hardware used in these VSAT operating leases.

In September 2005, we entered into a new arrangement with Alpine Capital Corporation. For new leases entered into under this arrangement, we do not have a continuing obligation to perform in the event of a Non—Performance Event. For these arrangements in which we do not have a continuing obligation to perform, we receive cash from the financial institution and record a sale and cost of hardware products sold upon transfer of title to the financial institution. Accordingly, for these arrangements, we record revenue upon the sale instead of on a monthly basis over the term of the operating lease and we expense as an element of cost of hardware products sold, rather than capitalize, the cost of the hardware.

During 2005, we sold approximately $2.0 million of new hardware under the terms of the new arrangements in which we do not have a continuing obligation to perform and approximately $4.0 million of new hardware under the terms of the historical arrangements in which we do have a continuing obligation to perform. The amount of new lease contracts entered into in 2005 in general is significantly lower than 2004 and prior periods. In subsequent periods in situations in which we lease our VSAT hardware to the customer instead of selling to the customer outright, we expect to primarily offer leases without a continuing obligation. However, as explained above, 2005 and future period results will also be impacted by the accounting treatment for leases in which we do have a continuing obligation to perform until those contracts expire. As noted above, the accounting treatment for these transactions will be different for our customer equipment sales depending on whether we do or do not have a continuing obligation to perform under the associated equipment financing lease. Our revenues, cost of hardware products sold, interest expense, operating income, EBITDA, Adjusted EBITDA and VSAT hardware financing in future periods may not be comparable to historical results due to the different accounting treatment described in this section. Since prior to September 2005 we only entered into leases in which we do have a continuing obligation to perform, our EBITDA and Adjusted EBITDA for historical periods do, and for future periods until those contracts expire will continue to, reflect (i) the add-back relating to depreciation of VSAT operating lease hardware leased to customers under our historical leasing arrangements and (ii) the add-back of interest expense relating to VSAT operating lease hardware under our historical leasing arrangements. EBITDA and Adjusted EBITDA presented herein are not necessarily comparable to similarly titled measures reported by other companies.

Software Development Costs.    We capitalize costs related to the development of software products at the time that their technological feasibility is confirmed in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Technological feasibility is established once the product or enhancement meets the function, feature and technical performance requirements necessary for production and delivery to customers.

Telecom Systems Businesses.    We also operate Mobile Satellite Systems and Terrestrial Microwave businesses. The Mobile Satellite Systems business provides our customers turnkey satellite ground segment systems for voice, data and fax services. Our Terrestrial Microwave business consists of a broadband family of products for point-to-multipoint microwave radio network systems that enable operators to enter the local telecommunications exchange business market quickly, cost-effectively and competitively. In 2005, we completed certain significant contracts in the Mobile Satellite Systems business. Accordingly, revenues from this business have declined in the absence of new projects. However, at the end of 2005, we entered into new projects that we expect will provide incremental revenue in 2006. We do not believe that either business requires substantial operating cash or capital expenditures.

Key Business Metrics

Business Segments.    We divide our businesses into two distinct segments—our VSAT business and our Telecom Systems businesses. Our VSAT business is further divided into three distinct business lines organized along our key end markets—the North American Network Equipment and Services business, the International Network Equipment and Services business and the Consumer/SMB business. Our Telecom Systems businesses consist of the Mobile Satellite Systems business and the Terrestrial Microwave business. Due to the complementary nature and common architecture of our services and products across our business lines, we are able to leverage our expertise and resources within our various operating units to yield significant cost efficiencies.

Revenue.    We generate revenues from the sale and lease of hardware and the provision of services. In our VSAT business, we provide both services and hardware while in our other businesses we provide only hardware. The majority of our large enterprise VSAT customers who purchase equipment separately operate their own networks. These customers include large enterprises, incumbent local exchange carriers, governmental agencies and resellers. Contracts for our VSAT services vary in length depending on the customer’s requirements.

Services.    Our services revenue is varied in nature and includes total turnkey communications services, terminal relocation, maintenance and changes, satellite capacity and multicast broadcast services. Our services are offered on a contractual basis, which vary in length based on the particular end market. Our typical large enterprise customer enters into service contracts with a three to five-year duration; our Consumer/SMB customers typically enter into 15-month or two-year contracts. Our services are billed and the revenue recognized on a monthly per site basis. Our service offerings for our customers who receive services from our shared hub operations include the following:

Service Type	Description
Broadband connectivity	• Provide basic transport, Internet connectivity from our hubs, and Internet service provider services

• Uses include high-speed Internet access, IP VPN, multicast file delivery and streaming, and satellite backup for frame relay service and other terrestrial networks

Managed network services

•      Provide one-stop turnkey suite of bundled services that include network design, implementation planning, terrestrial and satellite network provisioning, rollout and installation, ongoing network operations, help desk and onsite maintenance

• Includes program management, installation management, network and application engineering services, proactive network management, network operations, field maintenance and customer care

ISP services and hosted applications	• Host customer-owned and managed applications on our hub

• Provide the customer application services developed by us or in conjunction with our service partners

• Uses include mail service, web hosting, online payments, and Internet telephony

Digital media services	• Digital content management and delivery including video, online learning, and digital signage applications

Customized business solutions	• Provide customized, industry-specific enterprise solutions that can be applied to multiple businesses in a given industry

Our services to enterprise customers are negotiated on a contract-by-contract basis with pricing varying based on numerous factors, including number of sites, complexity of system and scope of services provided. We have the ability to integrate these service offerings to provide comprehensive solutions for our customers.

We also offer managed services to our customers who operate their own dedicated hub and charge them a management fee for the operation of their hubs.

Hardware.    We offer our enterprise customers the option of purchasing their equipment up front or including the equipment purchased in a services agreement under which payments are made over a fixed term. For our Consumer/SMB customers, they either purchase their equipment up front or pay for it under a service contract over a period of 15 to 24 months. The North American and International Network Equipment hardware revenues includes revenues derived from network operating centers, radio frequency terminals (Earth Stations), VSAT terminals, components including indoor units, outdoor units, antennas, voice, video, serial data appliances, and system integration services to integrate all of the above into a system.

We also provide specialized equipment to the Mobile Satellite Systems and Terrestrial Microwave industries. Through large multi-year contracts, we develop and supply turnkey networking and terminal systems for various operators who offer mobile satellite-based voice and data services. We also supply microwave-based networking equipment to mobile operators for back-hauling their data from cellular telephone sites to their switching centers. In addition, local exchange carriers, or CLECs, use our equipment for broadband access traffic from corporations bypassing local phone companies. The size and scope of these projects vary from year to year and do not follow a pattern that can be reasonably predicted.

Market trends impacting our revenue.    The following table presents our revenues by end market for the years ended December 31, 2003, 2004 and 2005, respectively:

	Years Ended December 31,
(Dollars in thousands)	2003	2004	2005

North American Network Equipment and Services	$307,272	$305,266	$288,392
Consumer/SMB	162,556	202,838	246,993
International Network Equipment and Services	195,795	188,589	202,936

Total VSAT	665,623	696,693	738,321

Mobile Satellite Systems	73,529	73,017	48,574
Terrestrial Microwave	11,996	19,640	20,014

Total Telecom Systems	85,525	92,657	68,588

Total revenues	$751,148	$789,350	$806,909

Between 2003 and 2005, revenue from our North American Network Equipment and Services customers declined primarily due to (i) reductions in the prices of equipment and (ii) service price pressures due to the continued competitive telecom environment. We expect that the competitive price pressures and the trend to upgrade and renew contracts at lower prices will continue for both hardware and services, but this effect may be offset by the expansion of managed network service revenues and revenues from other value added services.

Our Consumer/SMB business has experienced rapid growth due to new market distribution channels focused on geographic areas that have historically been underserved by DSL and cable. In addition, the improved quality of service at higher speeds has allowed us to meet the broadband Internet access needs of our customers. Our Consumer/SMB subscriber base has grown from approximately 179,700 subscribers at December 31, 2003 to approximately 274,400 subscribers at December 31, 2005. In addition, we have successfully migrated our existing customers from a one-way service platform to a two-way service platform. This has resulted in a 13.7% increase in average revenue per unit, or ARPU, from approximately $51 in 2003 to $58 for the year ended December 31, 2005. Revenue growth in the Consumer/SMB market has been driven by two factors: (i) targeted service plans aimed at Consumer/SMB customers’ IP-based broadband access needs and (ii) enhancement in the performance capabilities of the service offering. However, as the composition of the VSAT customer base shifts to consist of more Consumer/SMB customers and equipment prices decline to remain competitive with terrestrial alternatives, we believe that this will continue to result in downward pressure on service fees.

From 2003 to 2004, our International Network Equipment and Services revenues declined primarily due to declining hardware prices and lower hardware sales in China and South Korea partly as a result of a voluntary disclosure and consent agreement with the United States Department of State pursuant to which we are currently unable to perform our obligations under certain contracts in China and Korea. See “Business—Government Regulation—Export Control Requirements and Sanction Regulations.” This decline was partially offset by increased service revenues from the regions where we have service companies, namely in Europe, India and Brazil. In 2005, we experienced an increase in our revenues fueled by growth in both the rural telephony sector and in our service revenues. We expect a continued shift in the mix of our International Network Equipment and Services revenues toward services and that revenue growth will be driven by the service business in emerging countries where there is a lack of basic infrastructure.

We have also benefited from our long-term contracts with large enterprise customers who contract for integrated network services; however, growth in this area is dependent on the timing of the large multi-year awards from these customers. Additionally, in response to increasingly complex customer requirements, we have begun to include both terrestrial solutions, such as DSL, as well as traditional satellite solutions, in our managed network service offerings. Our margins with respect to the terrestrial components of such offerings may be lower than that of the satellite-based component because we are acting as a reseller of the terrestrial components. We continue to focus our efforts on development and delivery of products and services to customers that improve the service capabilities (i.e., speed, throughput, and reliability) at competitive prices. In addition, in mid-2005, we introduced our next generation VSAT terminals, the DW7000 series, which we believe expand our market opportunities because of the product’s higher transmission rates and lower costs.

Our Mobile Satellite Systems revenues have declined since 2003 as certain large contracts and other programs were either completed or neared completion. We expect that our Mobile Satellite Systems revenues will continue to fluctuate due to the nature of these projects. However, we have been actively pursuing a number of opportunities in the area of hybrid satellite/terrestrial mobile networks. We believe that this area is the growth area of the mobile satellite industry as it allows sharing of bandwidth between terrestrial and satellite applications, and provides us with opportunities for expansion in our Mobile Satellite Systems business. Our Terrestrial Microwave revenues increased from 2003 to 2004 but were relatively flat from 2004 to 2005 and it is anticipated that these revenues will fluctuate as we pursue revenue opportunities through sales of point-to-multipoint equipment to international mobile operators for backhauling their cellular telephone sites to their switching centers.

Revenue Backlog.    Our total company backlog, which is our expected future revenue under customer contracts that are non-cancelable (subject to the factors described in “Business—VSAT Business—North American Network Equipment and Services Business—Customers”), was approximately $583.6 million as of December 31, 2005. Our Network Equipment and Services businesses accounted for approximately $501.8 million as of December 31, 2005. We expect to realize revenue from our December 31, 2005 Network Equipment and Services backlog as follows: $232.4 million in 2006, $135.3 million in 2007, $69.3 million in 2008, $38.0 million in 2009, $20.7 million in 2010 and $6.1 million thereafter. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of the potential risks to our revenue and backlog. Although we typically sign contracts with our Consumer/SMB customers for 15 to 24 months, we do not include these contractual commitments in our backlog.

Cost of Services.    Our cost of services relates to costs associated with the provision of network services, and consists primarily of satellite capacity leases, hub infrastructure, customer care, depreciation expense related to network infrastructure and the salaries and related employment costs for those employees who manage our network operations and other project areas. These costs, except for depreciation expense, which has decreased as a result of the December 2004 impairment, and satellite capacity leases and customer care costs, which are dependent on the number of customers served, have remained relatively constant in recent years despite increasing traffic on our network as we have been able to consolidate certain components of our network. In addition, the migration to a single, upgraded platform for our Consumer/SMB and North American Network Equipment and Services businesses has enabled us to leverage our satellite bandwidth and network operation facilities to achieve further cost efficiencies.

In recent years, satellite capacity has not been a limiting factor in growing the VSAT service business. Satellite capacity is typically sold under long-term contracts by our FSS providers, and we are continually evaluating the need to secure additional capacity with sufficient lead time to permit us to provide reliable service to our customers. If any anomalies occur with a satellite upon which we lease transponder space, we could experience a disruption of service. Certain anomalies occurred in 2002, 2004 and 2005 but we were able to provide acceptable service according to the terms of our contracts. Any future anomalies could cause disruptions that lead to increased costs to reposition antennas or in the event of total failure, cause a contract to terminate. Many of our contracts with FSS providers contain remedies that provide funds that allow us to partially offset any damages we may owe to our customers resulting from such disruptions of service.

Cost of Hardware Products Sold.    We outsource a significant portion of the manufacturing of our hardware for both our VSAT and Telecom Systems businesses to third-party contract manufacturers. Our cost of hardware relates primarily to the cost of direct materials and subsystems (e.g., antennas), salaries and related employment costs for those employees who are directly associated with the procurement and manufacture of our products, and other items of indirect overhead incurred in the procurement and production process. As it relates to our Mobile Satellite Systems business, cost of hardware includes certain engineering costs related to the design of a particular project. In addition, certain software development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” and amortized to cost of hardware products sold over their estimated useful lives, not to exceed five years. With respect to VSAT operating leases assigned to financial institutions in which we retain a continuing interest, cost of hardware products sold includes the depreciation of installed equipment under VSAT operating leases over the life of the lease. Under the terms of the new arrangements in which we do not have a continuing obligation to perform, our cost of hardware products sold per unit of equipment sold will initially be higher compared to the arrangement in which we do not have a continuing obligation to perform because we will recognize the entire cost upon the transfer of title instead of depreciating the cost over the term of the contract. See “—Factors Affecting Our Results of Operations—Customer Equipment Financing Arrangements.” As we have developed new product offerings, we have reduced product costs due to higher levels of component integration, design improvements and volume increases.

Subscriber acquisition costs, or SAC, are associated only with our Consumer/SMB business and are comprised of three elements: dealer and customer service representative commissions on new installations/activations, sales and marketing expense, and the cost of hardware and related installation. The cost of our hardware, including installation, is deferred and amortized over the initial contract period as a component of cost of hardware products sold. The portion of subscriber acquisition costs related to sales and marketing is expensed as incurred. Dealer and customer service representative commissions are deferred and amortized over the initial contract period as a component of sales and marketing expense. SAC has decreased each of the last three years from $286 per new subscriber in 2003 to $182 per new subscriber in 2005.

Research and Development.    Research and development expenses relate to costs associated with the engineering support for existing platforms and development efforts to build new products and software applications. Research and development costs consist primarily of the salaries of certain members of our engineering staff burdened with an applied overhead charge. In addition, we incur other costs for subcontractors, material purchases and other direct costs in support of product developments.

Through September 2004, we capitalized the costs associated with the development of our SPACEWAY program. With the change in our business plan relating to SPACEWAY described in “—Factors Affecting Our Results of Operations—SPACEWAY Impairment Charge,” we have discontinued the capitalization of development costs and are expensing them as incurred.

Sales and Marketing.    Sales and marketing expense consists primarily of the salaries, commissions and related benefit costs of our direct sales force and marketing staff, advertising, travel, allocation of facilities and other directly related overhead costs, as well as other subscriber acquisition costs related to our Consumer/SMB business. Dealer and customer service representative commissions are deferred and amortized over the initial contract period as a component of sales and marketing expense. The portion of subscriber acquisition costs related to sales and marketing is expensed as incurred.

General and Administrative.    General and administrative expense relates to costs associated with common support functions, such as accounting and finance, risk management, legal, information technology, administration, human resources and senior management. These costs consist primarily of the salaries and related employee benefits for those employees who support such functions, as well as facilities, costs for third-party service providers (such as outside tax and legal counsel and insurance providers) and depreciation of fixed assets, including real estate.

Impact of the April 2005 Acquisition and the January 2006 Acquisition

On April 22, 2005, we consummated the transactions contemplated by the contribution agreement with SkyTerra, DIRECTV, and DTV Network Systems, Inc., dated December 3, 2004. Pursuant to the agreement, DTV Network Systems, Inc. contributed to us substantially all of its assets and certain liabilities related to its VSAT business, as well as the remaining assets of its SPACEWAY satellite communications platform that is under development and that will not be used in DIRECTV’s direct-to-home satellite broadcasting business. This includes the SPACEWAY 3 satellite which is currently being manufactured by Boeing, certain network operations center facilities, certain other ground facilities and equipment and intellectual property rights. DIRECTV retained the SPACEWAY 1 and 2 satellites for use in its direct-to-home video entertainment business, and we and DIRECTV entered into a reciprocal agreement whereby each party provides certain technical assistance services to the other in connection with the operation of our respective satellites.

As consideration for the sale to us of DTV Network Systems Inc.’s assets and liabilities, we paid DTV Network Systems, Inc. $190.7 million in cash, subject to adjustment based principally upon the value of our working capital. SkyTerra then purchased 50% of our equity interests from DTV Network Systems, Inc. for $50.0 million in cash and 300,000 shares of SkyTerra common stock, valued at $16.35 per share on December 3, 2004. Upon consummation of the January 2006 Acquisition, we paid DTV Network Systems, Inc. $10.0 million to resolve working capital and other purchase price adjustments. Pursuant to the terms of the April 2005 Acquisition, DIRECTV retained responsibility for all of our pre-closing domestic and international tax liabilities and is entitled to any refunds. We have recorded a liability for the estimated amount we may be required to pay to DIRECTV resulting from prepaid taxes exceeding tax liabilities as of April 22, 2005.

Upon the consummation of the April 2005 Acquisition, we reimbursed both SkyTerra and DIRECTV for all incurred costs, fees and expenses in connection with the transaction.

As part of the April 2005 Acquisition, we incurred substantial debt, which has resulted in a significant increase in our interest expense. Payments required to service this indebtedness have substantially increased our liquidity requirements as compared to prior years. For more information regarding our debt structure, see “—Liquidity and Capital Resources.”

We have completed various cost-saving initiatives that were implemented following the closing of the April 2005 Acquisition. Such initiatives include workforce reductions and changes in our SPACEWAY operating costs given the realignment of the SPACEWAY project announced in the third quarter of 2004. The realignment of the SPACEWAY project is due both to the distribution of the first two satellites to DIRECTV and also the effective completion of the development phase of the project. This has resulted in the reduction of labor directly associated with the project and also a significant reduction of support personnel and fixed costs that are no longer required. We recorded a restructuring charge of $11.0 million in 2004 to reflect these restructuring initiatives. An additional restructuring charge of $3.1 million was recorded in 2005 relating to $1.6 million of further workforce reductions and $1.5 million for the cancellation cost of leased equipment as a result of our decision to close one of our network operations centers related to SPACEWAY.

Prior to the April 2005 Acquisition we received certain corporate services provided by DIRECTV (including tax advisory services, treasury/cash management, risk management, audit functions, employee benefits and business insurance) and our employees participated in certain DIRECTV-sponsored employee benefit programs. Subsequent to April 22, 2005, we have been providing most of these services for ourselves. Our cost for providing these services has not exceeded the amount previously charged by DIRECTV. The costs of the services performed by DIRECTV for us and the allocation of employee benefit program costs for our employees reflected in the financial statements amounted to $11.3 million in 2005, $35.9 million in 2004 and $41.5 million in 2003. See “Risk Factors—Our Separation From DIRECTV Has Required Us to Incur Additional Costs to Operate as a Stand-Alone Entity and We Face Risks Associated with the Separation.”

As a result of entering into the contribution agreement in connection with the April 2005 Acquisition, we performed an impairment analysis of our long-lived assets. Based on the purchase price of the assets, we determined that the fair value of our net assets at the time of execution of the contribution agreement was $265.9 million, which was $150.3 million less than the carrying amount of our net assets at the date of the contribution agreement. Accordingly, we recognized a $150.3 million impairment provision in the fourth quarter of 2004 relating to the excess of the carrying amount of our net assets over their fair value. In recording the impairment provision, we provided a reserve of $5.0 million to reflect certain remaining contract obligations with a vendor that was formerly a related party and allocated the remaining $145.3 million to our long-term assets other than certain real estate assets with an appreciated market value, the VSAT operating lease assets that are recoverable from customer contracts and the remaining net assets of SPACEWAY which had previously been adjusted to fair value as described elsewhere herein. The April 2005 Acquisition was accounted for using the historical basis of accounting with the assets and liabilities carried over at their historical values, as reduced by the impairment recorded in the fourth quarter of 2004. To give effect to the January 2006 Acquisition, our assets and liabilities will be adjusted to fair value in accordance with SFAS No. 141, “Business Combinations.” The estimated impact of this change has been reflected in the pro forma calculations provided in “Unaudited Pro Forma Consolidated Financial Information.”

Results of Operations

Reflected below is a summary comparison of operating costs and expenses as a percentage of total revenues:

Costs as a Percentage of Total Revenues Years Ended December 31, 2003, 2004 and 2005

(Dollars in thousands)	Year Ended December 31 2003	Percent of Total Revenues	Year Ended December 31 2004	Percent of Total Revenues	Year Ended December 31 2005	Percent of Total Revenues
Revenues:
Services	$328,989	44%	$383,519	49%	$425,384	53%
Hardware sales	422,159	56%	405,831	51%	381,525	47%

Total revenues	751,148	100%	789,350	100%	806,909	100%

Operating costs and expenses:
Cost of services	299,796	40%	290,365	37%	297,318	37%
Cost of hardware products sold	389,513	52%	338,650	43%	292,898	36%
Research and development	34,073	5%	55,694	7%	37,296	5%
Sales and marketing	75,420	10%	72,564	9%	74,185	9%
General and administrative	89,887	12%	85,538	11%	56,615	7%

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

The following table presents our revenues for the years ended in December 31, 2004 and 2005, and the increase or decrease and percentage change between the periods presented:

(Dollars in thousands)	Years ended December 31,		Increase (decrease)	Percentage change
	2004	2005
Revenues:
Services	$383,519	$425,384	$41,865	11%
Hardware sales	405,831	381,525	(24,306)	(6)%

Total revenues	$789,350	$806,909	$17,559	2%

Revenue by end markets:
North American Network Equipment and Services	$305,266	$288,392	$(16,874)	(6)%
Consumer/SMB	202,838	246,993	44,155	22%
International Network Equipment and Services	188,589	202,936	14,347	8%

Total VSAT	696,693	738,321	41,628	6%

Mobile Satellite Systems	73,017	48,574	(24,443)	(33)%
Terrestrial Microwave	19,640	20,014	374	2%

Total Telecom Systems	92,657	68,588	(24,069)	(26)%

Total revenues	$789,350	$806,909	$17,559	2%

Services Revenue

Substantially all of our services revenue is generated by our VSAT business. For the year ended December 31, 2005, services revenue increased by $41.9 million, or 10.9%, to $425.4 million from $383.5 million for the year ended December 31, 2004. This increase is due primarily to revenue increases in our Consumer/SMB business. Consumer/SMB service revenue increased by $37.7 million due to increases in our subscriber base and ARPU. Our Consumer/SMB subscriber base increased from approximately 224,400 at December 31, 2004 to approximately 274,400 at December 31, 2005. ARPU increased slightly from $56 for the year ended December 31, 2004 to $58 for the year ended December 31, 2005. Internationally, our emerging markets continued to grow as service revenues increased by $2.1 million. This increase is primarily due to growth of India’s education segment. Services revenue in our North American Network Equipment and Services business increased slightly by $1.9 million as we experienced pricing pressure as a result of competition from competing technologies, offset by a larger number of sites under contract. This increase includes the impact of (i) the $10.1 million of revenue, of which $9.2 million was paid, associated with the SPACEWAY service agreement with DIRECTV which revenue we do not expect will recur in future periods, (ii) a $9.5 million reduction in revenues upon expiration of a contract for a unique service offering for one customer that was not renewed in 2005 and (iii) an increase of $1.5 million related to two customers that installed additional sites resulting in higher revenues.

Hardware Sales Revenue

For the year ended December 31, 2005, hardware sales revenue decreased by $24.3 million, or 6.0%, to $381.5 million from $405.8 million for the year ended December 31, 2004 primarily due to a decrease in revenue of $24.2 million in our Telecom Systems business.

VSAT. For the year ended December 31, 2005, VSAT hardware sales revenue decreased by $0.1 million to $313.4 million from $313.5 million for the year ended December 31, 2004. Hardware sales revenue from our North American Network Equipment and Services customers decreased by $18.7 million primarily due to two factors: (i) a $10.9 million reduction in lease revenues attributable to lower unit volume and the roll-off of leases in prior years, which leases were not replaced in large part because of the introduction of our DW 7000 products and (ii) $19.7 million of equipment sales to two large customers in 2004 which were not replicated in 2005. These decreases were partially offset by technology upgrade sales of $11.4 million to key customers in 2005. Competitive pressure from satellite and alternative technologies resulted in increased competition and pricing pressure, which was partially offset by significant technological advances in products and services. Partially offsetting the decrease in our North American Network Equipment and Services business was an increase of $6.4 million in sales of hardware to our Consumer/SMB subscribers as we continued to add new Consumer/SMB Internet subscribers and sell additional hardware to upgrade subscribers to the DW 7000 products. In addition, International Network Equipment and Services hardware sales revenue increased by $12.2 million primarily due to additional hardware sales in India of $8.5 million primarily in the telecom market and $4.8 million of sales to a large telecom operator in Mexico.

Telecom Systems.    For the year ended December 31, 2005, hardware sales revenue from our Telecom Systems businesses decreased by $24.2 million, or 26.2%, to $68.1 million from $92.3 million for the year ended December 31, 2004. The decrease is primarily related to the completion of deliverables on two contracts with a large mobile satellite operator in the United Arab Emirates which accounted for $21.8 million. Also contributing to the decrease was the completion of warranty services on our two main legacy projects which accounted for another $1.6 million of the decrease.

Cost of Services

For the year ended December 31, 2005, cost of services increased by $6.9 million, or 2.4%, to $297.3 million from $290.4 million for the year ended December 31, 2004, although cost of services as a percentage of revenues remained unchanged at 37% for the year ended December 31, 2005 compared to the year ended December 31, 2004. The increase in the cost of services was the result of the increased subscriber base in the Consumer/SMB business. This larger subscriber base resulted in an increase in satellite capacity lease expense of $15.3 million, an increase in customer care expenses of $4.1 million, an increase in Consumer/SMB network operations center expenses of $1.3 million, and an increase in support costs of $1.1 million. Additionally, there was an increase in International Network Equipment and Services cost of services of $1.4 million in India associated with an increase in revenue. Offsetting these increases was a reduction in depreciation expense of $15.9 million primarily related to the asset impairment recorded in December 2004 in connection with the April 2005 Acquisition (see “—Impact of the April 2005 Acquisition”).

Cost of Hardware Products Sold

For the year ended December 31, 2005, cost of hardware products sold decreased by $45.8 million, or 13.5%, to $292.9 million from $338.7 million for the year ended December 31, 2004. Cost of hardware products sold as a percentage of revenues also decreased, to 36% for the year ended December 31, 2005 from 43% for the year ended December 31, 2004.

VSAT.    For the VSAT segment, costs decreased by $22.6 million or 8.4% to $245.0 million from $267.6 million. This decrease was attributable to lower depreciation of $14.1 million and lower amortization of capitalized development costs of $13.8 million related to the asset impairment recorded in December 2004. Additionally, the launch of our next generation terminal in 2005 resulted in lower product cost per unit due to improvements in engineering design, increased volume, and purchasing efficiency. This resulted in $2.2 million lower costs of hardware products sold in 2005 as compared to 2004. Partially offsetting these decreases was a $6.9 million increase in product support costs.

Telecom Systems.    For the Telecom Systems segment, cost of hardware product sold decreased by $23.2 million, or 32.6%, to $47.9 million from $71.1 million. This decrease resulted primarily from $16.8 million in lower product costs and reduced project specific engineering efforts due to the substantial completion of two contracts with a large mobile satellite operator in the United Arab Emirates and the completion of warranty services on our two main legacy projects. Additionally, costs decreased related to $2.6 million of higher expenses incurred in 2004 due to the termination of leases on test and factory equipment in early 2005. Also contributing to the decrease was lower amortization of capitalized development costs of $2.2 million related to the asset impairment recorded in December 2004.

Research and Development

For the year ended December 31, 2005, research and development expense decreased by $18.4 million, or 33.0%, to $37.3 million from $55.7 million for the year ended December 31, 2004. Research and development expense as a percentage of revenues also decreased, to 5% for the year ended December 31, 2005 from 7% for the year ended December 31, 2004. The decrease in research and development expense was due to an $18.6 million decrease in SPACEWAY research and development expenses resulting from DIRECTV’s decision in the third quarter of 2004 to change our SPACEWAY business plan.

Sales and Marketing

For the year ended December 31, 2005, sales and marketing expense increased by $1.6 million, or 2.2%, to $74.2 million from $72.6 million for the year ended December 31, 2004, although sales and marketing expense as a percentage of revenues remained unchanged at 9% for the year ended December 31, 2005 compared to the year ended December 31, 2004. The increase in sales and marketing expense is due primarily to a $4.7 million increase in expenses attributable to commissions and residuals paid to dealers and customer service representatives as a result of the subscriber growth in the Consumer/SMB business and a $1.3 million increase in advertising costs primarily related to the placement of additional advertisements and infomercials. These increased costs were partially offset by a $3.7 million decrease in SPACEWAY marketing efforts due to headcount and other cost reductions attributable to DIRECTV’s decision that we would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated which resulted in a reduction in our efforts to introduce existing and prospective customers to the SPACEWAY technology. In addition, costs decreased by $0.8 million in our North American Network Equipment and Services business due to lower commission expenses incurred by the sales organization as a result of a lower volume of business.

General and Administrative

For the year ended December 31, 2005, general and administrative expense decreased by $28.9 million, or 33.8%, to $56.6 million from $85.5 million for the year ended December 31, 2004. General and administrative expense as a percentage of revenues also decreased, to 7% for the year ended December 31, 2005 from 11% for the year ended December 31, 2004. The decrease in general and administrative expense was primarily due to the $11.2 million decrease in pension expense related to pension programs which were not continued following the April 2005 Acquisition, a $3.3 million decrease in depreciation expense following the asset impairment recorded in December 2004, a $1.7 million decrease related to reductions in the cost of general business insurance and termination of the DIRECTV long term incentive program in which HNS employees participated for which costs were allocated by DIRECTV, a $4.1 million decrease in rents and other facilities related costs for facilities retained by DIRECTV, a $4.8 million charge in 2004 to write-off receivables from two customers in Europe, and a $5.9 million decrease in the cost of our legal function as a result of reductions in headcount and reduced litigation expense. These decreases were partially offset by an increase in credit card transaction fees of $1.6 million in the Consumer/SMB business that resulted from an increase in the number of transactions as our subscriber base continued to grow.

Restructuring Costs

For the year ended December 31, 2005, restructuring costs decreased by $7.9 million to $3.1 million from $11.0 million. The 2005 restructuring costs related to a reduction of approximately 1% of the then existing headcount in our domestic operations and the decision to close one of our network operations centers related to SPACEWAY which resulted in charges for the cancellation of equipment leases. The 2004 restructuring costs reflect a workforce reduction of approximately 9% of our then existing domestic headcount and related principally to the realignment of the SPACEWAY program.

SPACEWAY Impairment Provision

In the year ended December 31, 2004, we recorded a SPACEWAY impairment provision of $1,217.7 million after conducting an impairment analysis of our investment in SPACEWAY triggered by decisions made by DIRECTV that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated. See “—Factors Affecting Our Results of Operations—SPACEWAY Impairment Charge.”

Asset Impairment Provision

In the year ended December 31, 2004, we recorded an asset impairment charge of $150.3 million, based on an impairment analysis of our long-lived assets. See “—Impact of the April 2005 Acquisition.”

Operating Income (Loss)

We generated operating income of $45.5 million in the year ended December 31, 2005 compared to an operating loss of $1,432.5 million for the year ended December 31, 2004. The majority of the improvement was attributable to the SPACEWAY and the asset impairment provisions recorded in 2004. In addition, operating income improved in the VSAT segment for the year ended December 31, 2005, as a result of increased revenue primarily in the Consumer/SMB business coupled with product cost reductions related to the next generation VSAT terminal and operating expense reductions in the total VSAT business segment.

Interest Expense

Interest expense consists primarily of the gross interest costs we incur related to our senior debt facilities, various borrowings by our foreign subsidiaries, and VSAT hardware financing. For the year ended December 31, 2005, interest expense increased by $16.9 million, or 225.3%, to $24.4 million from $7.5 million for the year ended December 31, 2004. This increase is due primarily to interest incurred on the $325.0 million of term indebtedness entered into in connection with the April 2005 Acquisition. Assuming that going forward we only enter into new arrangements in which we do not have a continuing obligation to perform, in 2006 our interest expense attributable to VSAT hardware financing will be lower than the 2005 amount.

Other Income (Expense), Net

For the year ended December 31, 2005, other income (expense), net decreased by $3.6 million, or 55.4%, to $2.9 million from $6.5 million for the year ended December 31, 2004. This decrease was primarily attributable to a $5.8 million gain recognized in 2004 attributable to the sale of a building in San Diego as we scaled back operations at that location, partially offset by higher interest income of $2.1 million. Interest income increased due to the investment of funds borrowed in connection with the April 2005 Acquisition.

Year ended December 31, 2004 compared to year ended December 31, 2003

The following table presents our revenues for the years ended in December 31, 2003 and 2004, and the increase or decrease and percentage change between the periods presented:

	Years Ended December 31,		Increase (Decrease)	Percentage Change
(Dollars in thousands)	2003	2004
Revenues:
Services	$328,989	$383,519	$54,530	17%
Hardware sales	422,159	405,831	(16,328)	(4)%

Total revenues	$751,148	$789,350	$38,202	5%

Revenue by end markets:
North American Network Equipment and Services	$307,272	$305,266	$(2,006)	(1)%
Consumer/SMB	162,556	202,838	40,282	25%
International Network Equipment and Services	195,795	188,589	(7,206)	(4)%

Total VSAT	665,623	696,693	31,070	5%

Mobile Satellite Systems	73,529	73,017	(512)	(1)%
Terrestrial Microwave	11,996	19,640	7,644	64%

Total Telecom Systems	85,525	92,657	7,132	8%

Total revenues	$751,148	$789,350	$38,202	5%

Services Revenue

Substantially all our services revenue is generated by our VSAT business. For the year ended December 31, 2004, services revenue increased by $54.5 million, or 16.6%, to $383.5 million from $329.0 million for the year ended December 31, 2003. This increase is due primarily to revenue increases in our Consumer/SMB and International Network Equipment and Services markets. Consumer/SMB service revenue increased by $35.9 million due to increases in our subscriber base and ARPU. Our consumer subscriber base increased by approximately 44,700 on a net basis from 179,700 at December 31, 2003 to 224,400 at December 31, 2004. ARPU increased approximately $5 in 2004 to $56 from $51 in 2003. International Network Equipment and Services revenue increased primarily due to $17.2 million attributable to new customer contracts in Europe.

Hardware Sales Revenue

For the year ended December 31, 2004, hardware sales revenue decreased by $16.4 million, or 3.9%, to $405.8 million from $422.2 million for the year ended December 31, 2003.

VSAT.    For the year ended December 31, 2004, VSAT hardware sales revenue decreased by $23.1 million, or 6.9%, to $313.5 million from $336.6 million for the year ended December 31, 2003. Our revenues from North American enterprise customers declined slightly due to continued pricing pressures, which were partially offset by an increase in the number of units shipped. Revenues from our international customers declined despite an approximate doubling in the number of units shipped as we transitioned our product line to a new generation of lower-priced hardware and our 2003 VSAT hardware revenue included $24.4 million of sales to a telecommunications company in Africa that were not replicated in 2004. Partially offsetting this decline in our enterprise hardware business was a $2.3 million increase in revenues from sales of hardware to our consumer subscribers.

Telecom Systems.    For the year ended December 31, 2004, hardware sales revenue from our Telecom Systems businesses increased by $6.8 million, or 8.0%, to $92.3 million from $85.5 million for the year ended December 31, 2003. The increase is primarily related to sales to European telecommunications providers in our Terrestrial Microwave business.

Cost of Services

For the year ended December 31, 2004, cost of services decreased by $9.4 million, or 3.1%, to $290.4 million from $299.8 million for the year ended December 31, 2003. Cost of services as a percentage of revenues also decreased, to 37% for the year ended December 31, 2004 from 40% for the year ended December 31, 2003. This decrease is due primarily to hub consolidation as we reduced our number of hubs globally from seven to four and eliminated associated costs. In addition, we wrote off $7.1 million of accounts receivable in 2003 relating to two new enterprise VSAT customers who defaulted on their services contracts and we did not experience a similar write-off of that magnitude in 2004. These declines were partially offset by an increase in transponder lease costs of $11.3 million to $133.3 million in 2004 from $122.0 million in 2003. The depreciation of the United States dollar versus the currencies in which our international subsidiaries operate further offset these declines in cost of services. Excluding the impact of the write-off of accounts receivable discussed above, our cost of services remained relatively flat, while our services revenues increased by $54.5 million from 2003 to 2004.

Cost of Hardware Products Sold

For the year ended December 31, 2004, cost of hardware products sold decreased by $50.8 million, or 13.0%, to $338.7 million from $389.5 million for the year ended December 31, 2003. Cost of hardware products sold as a percentage of revenues also decreased, to 43% for the year ended December 31, 2004 from 52% for the year ended December 31, 2003. The decrease in cost of hardware products sold is due primarily to cost savings of $34.6 million related to a reduction in the per unit manufacturing cost of VSATs in addition to the overall reduction of hardware sales. In addition, cost of hardware products sold in 2003 included $11.3 million relating to inventory write-downs in our Terrestrial Microwave and International Network Equipment and Services businesses and a write-down of a note receivable from a reseller.

Research and Development

For the year ended December 31, 2004, research and development expense increased by $21.6 million, or 63.3%, to $55.7 million from $34.1 million for the year ended December 31, 2003. Research and development expense as a percentage of revenues also increased, to 7% for the year ended December 31, 2004 from 5% for the year ended December 31, 2003. The increase in research and development expense was due primarily to $20.3 million in research and development costs for SPACEWAY resulting from the decision in the third quarter of 2004 to change our SPACEWAY business plan and therefore discontinue the capitalization of development costs.

Sales and Marketing

For the year ended December 31, 2004, sales and marketing expense decreased by $2.8 million, or 3.7%, to $72.6 million from $75.4 million for the year ended December 31, 2003. Sales and marketing expense as a percentage of revenues also decreased, to 9% for the year ended December 31, 2004 from 10% for the year ended December 31, 2003. The decrease in sales and marketing expense is due primarily to $5.2 million in lower commissions as we shifted the focus of our consumer sales effort from a dealer network to online sales, with the resulting savings partially offset by a $3.2 million increase in the cost of placing additional advertisements and infomercials on DIRECTV’s digital television service.

General and Administrative

For the year ended December 31, 2004, general and administrative expense decreased by $4.4 million, or 4.9%, to $85.5 million from $89.9 million for the year ended December 31, 2003. General and administrative expense as a percentage of revenues also decreased, to 11% for the year ended December 31, 2004 from 12% for the year ended December 31, 2003. In 2003, general and administrative expenses were negatively impacted by a $6.2 million foreign exchange loss. 2004 expenses reflected higher outside legal costs of $2.0 million which pertained to a litigation matter that was resolved in the first quarter of 2005. Net of these two items, general and administrative expenses decreased $0.2 million, primarily as a result of lower employee costs driven by headcount reductions in 2004.

Restructuring Costs

For the year ended December 31, 2004, restructuring costs increased by $6.9 million to $11.0 million from $4.1 million for the year ended December 31, 2003. The 2004 restructuring costs reflect a workforce reduction of 164 employees, or approximately 9% of our 2004 domestic headcount, and the 2003 restructuring costs reflect the reduction of 171 employees, or approximately 7% of our 2003 domestic headcount. The 2004 restructuring, which related principally to our domestic operations, was taken as a result of the realignment of the SPACEWAY program, and we implemented the 2003 restructuring in order to reduce our cost structure as we neared the completion of several engineering-intensive Mobile Satellite Systems programs. Severance costs per employee were greater in 2004 due to enhanced severance benefit programs resulting from the News Corporation transaction.

SPACEWAY Impairment Provision

In the third quarter of 2004, we incurred a SPACEWAY impairment charge of $1,217.7 million relating to our SPACEWAY program. See “—Factors Affecting Our Results of Operations—SPACEWAY Impairment Charge.”

Asset Impairment Provision

As a result of the execution of the December 2004 contribution and membership interest purchase agreement, we performed an impairment analysis of our long-lived assets. Based on the purchase price of the assets in the April 2005 Acquisition, the fair value was determined to be $150.3 million less than the carrying amount. See “—Impact of the April 2005 Acquisition.”

Operating Loss

For the reasons discussed above, operating loss increased by $1,290.8 million from a loss of $141.7 million in 2003 to a loss of $1,432.5 million in 2004.

Interest Expense

Interest expense consists primarily of the gross interest costs we incur related to various borrowings by our foreign subsidiaries and VSAT hardware financing. For the year ended December 31, 2004, interest expense decreased by $4.7 million, or 38.5%, to $7.5 million from $12.2 million for the year ended December 31, 2003. This decrease is due primarily to lower interest expense of $2.9 million due to reduced borrowing levels by our European subsidiary during the year. Further contributing to this decrease is a reduction in interest expense associated with our domestic VSAT hardware financing.

Other Income (Expense), Net

Other income (expense), net consists of non-operating income less non-operating expenses. For the year ended December 31, 2004, other income (expense), net increased by $9.7 million to $6.5 million from $(3.2) million for the year ended December 31, 2003. This increase is due primarily to a $5.8 million gain recognized in connection with the sale of our San Diego property, a reduction of $1.3 million in equity losses from affiliates, and a reduction in our foreign income tax expense of $2.1 million.

Selected Segment Data

Our operations are comprised of two segments: (i) the VSAT segment, which consists of the North American Network Equipment and Services business, the Consumer/SMB business and the International Network Equipment and Services business and (ii) the Telecom Systems segment, which consists of the Mobile

Satellite Systems business and the Terrestrial Microwave business. The following tables set forth our revenues and operating (loss) income by segment:

	Years Ended December 31,
(Dollars in thousands)	2003	2004	2005
Revenues:
VSAT	$665,623	$696,693	$738,321
Telecom Systems	85,525	92,657	68,588

Total revenues	$751,148	$789,350	$806,909

	Years Ended December 31,
(Dollars in thousands)	2003	2004	2005
Segment operating income (loss):
VSAT	$(123,189)	$(1,407,574)	$33,289
Telecom Systems	(18,465)	(24,925)	12,240

Total segment operating income (loss)	$(141,654)	$(1,432,499)	$45,529

Liquidity and Capital Resources

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net Cash Provided by Operating Activities

Net cash provided by operating activities decreased $46.9 million, or 53.5%, to $40.8 million for the year ended December 31, 2005 from $87.7 million for the year ended December 31, 2004. This decrease was due primarily to a reduction in cash flow from changes in operating assets and liabilities of $87.2 million, higher interest expense of $16.9 million attributable primarily to our new term indebtedness incurred in April 2005, and higher sales and marketing expense of $1.6 million. The reduction in cash flow from changes in operating assets and liabilities was due primarily to a $28.0 million increase in accounts receivable, a $21.7 million decrease in accounts payable, and a $23.1 million decrease in short-term borrowings. Accounts receivable went up due to (i) an increase in trade receivables and contracts in process of $20.4 million primarily due to increases in India, Europe and Brazil as a result of VSAT transactions related to increased activity, and (ii) a reduction of $7.3 million in the allowance for doubtful accounts primarily related to improvements in collections. Accounts payable decreased due to (i) a reduction of $16.2 million in the U.S. entities primarily as a result of changes in check remittance processing and the timing of receipt of materials and services (ii) an $8.7 million decrease in Europe related to cash management activities, including the net payment in 2005 of $3.4 million accrued at December 31, 2004 due to a space segment provider in connection with previously disputed invoices and (iii) a net increase of $2.7 million in India primarily due to higher sales and cost of sales activity at year end 2005 for which payments had not yet occurred. Short-term borrowings decreased primarily due to a decrease in VSAT hardware financing as a result of scheduled reductions in debt of $26.2 million offset by changes in current year activity related to new transactions and modifications of existing transactions. The reduction was partially offset by an improvement in gross margin (revenues less costs of services and hardware), research and development expense, general and administrative expense and restructuring costs, net of the impact of the change in depreciation expense totalling $55.6 million; and an increase of $2.1 million in interest income, primarily attributable to additional interest income earned on invested funds.

For the year ended December 31, 2005, net cash provided by operating activities was principally comprised of $24.0 million net income, increased by $40.9 million of depreciation and amortization and $1.0 million of debt issuance cost amortization, partially offset by a reduction in cash flows from operating assets and liabilities of $25.2 million.

For the year ended December 31, 2004, net cash provided by operating activities was principally comprised of a $1,433.5 million net loss, increased by a $5.8 million gain on disposal of assets, partially offset by the

$1,368.0 million SPACEWAY and other asset impairment provisions, $97.0 million of depreciation and amortization and an increase in cash flows from operating assets and liabilities of $62.0 million.

Net Cash Flows Used in Investing Activities

Net cash used in investing activities decreased $14.2 million, or 11.6%, to $108.6 million for the year ended December 31, 2005 from $122.8 million for the year ended December 31, 2004. The decrease relates primarily to the $46.1 million decrease in capital expenditures, consisting principally of a $20.7 million decrease in capital expenditures on the SPACEWAY project resulting from DIRECTV’s decision in the third quarter of 2004 that, given the uncertainty of recovery of any additional capitalized costs relating to SPACEWAY in a potential sale or other disposition, all subsequent spending on the SPACEWAY program would be expensed as incurred, other than costs directly related to the construction and launch of SPACEWAY 3. Also contributing to the decrease was $23.6 million, related to decreased capital expenditures on VSAT operating lease hardware. Offsetting the decrease in capital expenditures was a purchase of $13.5 million in short-term marketable securities in 2005, an increase in the change in restricted cash of $1.7 million, and the receipt in 2004 of $17.0 million in connection with the sale of a building in San Diego as we scaled back operations at that location.

Capital expenditures for the years ended December 31, 2004 and December 31, 2005 consists of the following:

	Year Ended December 31,		Increase (Decrease)
(Dollars in thousands)	2004	2005
Capital expenditures
SPACEWAY program	$60,584	$39,878	$(20,706)
VSAT operating lease hardware	27,724	4,093	(23,631)
Capitalized software	16,673	16,144	(529)
Other capital expenditures—VSAT	28,154	30,127	1,973
Capital expenditures—other	5,696	2,508	(3,188)

Total capital expenditures	$138,831	$92,750	$(46,081)

Net Cash Flows Provided by Financing Activities

Net cash provided by financing activities increased $156.4 million, or 2,202.8% to $163.5 million for the year ended December 31, 2005 from $7.1 million for the year ended December 31, 2004. This increase relates primarily to the borrowing of $325.0 million under the credit facilities, partially offset by the $161.3 million difference between the net distribution to DTV Networks of $108.9 million in 2005 compared to the $52.4 million in net contribution by DTV Networks in 2004. This difference is primarily attributable to the $190.7 million payment to DTV Networks in connection with the April 2005 Acquisition. In addition, cash used in financing activities in 2005 included $10.5 million of fees and expenses relating to the issuance of the credit facilities.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased by $37.1 million, or 73.3%, to $87.7 million for the year ended December 31, 2004 from $50.6 million for the year ended December 31, 2003. The increase was primarily due to the $98.5 million increase in gross margin (revenues less costs of services and hardware). This improvement was partially offset by a reduction in cash flow from changes in operating assets and liabilities of $43.4 million, higher research and development expense of $21.6 million and an increase in restructuring costs of $6.9 million. For the year ended December 31, 2004, net cash provided by operating activities was principally comprised of a $1,433.5 million net loss increased by a $5.8 million gain on disposal of assets, offset by $1,368.0 million of non-cash impairment provisions, $97.0 million of depreciation and amortization and an increase in cash flows from operating assets and liabilities of $62.0 million. For the year ended December 31, 2003, net cash provided by operating activities was principally comprised of a $157.0 million net loss, offset by $94.8 million of depreciation and amortization and an increase in cash flows from operating assets and liabilities of $105.4 million.

Net Cash Flows Used in Investing Activities

Net cash used in investing activities decreased $94.0 million, or 43.4%, to $122.8 million for the year ended December 31, 2004 from $216.8 million for the year ended December 31, 2003. The decrease relates primarily to the $75.6 million decrease in capital expenditures on the SPACEWAY project resulting from DIRECTV’s decision in the third quarter of 2004 that, given the uncertainty of recovery of any additional capitalized costs relating to SPACEWAY in a potential sale or other disposition, all subsequent spending on the SPACEWAY program would be expensed as incurred, other than costs directly related to the construction and launch of SPACEWAY 3. Also contributing to the decrease was $17.0 million of cash received from the sale of our San Diego property in the fourth quarter of 2004 and a $9.8 million reduction, to $27.7 million, related to capital expenditures on VSAT operating lease hardware. Other capital expenditures—VSAT relate principally to expansion of shared hub operations, improvements in our network operations center and other capacity enhancements.

Capital expenditures for the years ended December 31, 2003 and December 31, 2004 consist of the following:

	Years Ended December 31,		Increase (Decrease)
(Dollars in thousands)	2003	2004
Capital expenditures
SPACEWAY program	$136,198	$60,584	$(75,614)
VSAT operating lease hardware	37,520	27,724	(9,796)
Capitalized software	20,073	16,673	(3,400)
Other capital expenditures—VSAT	10,429	28,154	17,725
Capital expenditures—other	11,309	5,696	(5,613)

Total capital expenditures	$215,529	$138,831	$(76,698)

Net Cash Flows Provided by Financing Activities

Net cash provided by financing activities decreased $128.7 million, or 94.8%, to $7.1 million for the year ended December 31, 2004 from $135.8 million for the year ended December 31, 2003. This decrease relates primarily to a $147.1 million decrease in investments made by DIRECTV in connection with the SPACEWAY program realignment. Our financing activities for the year ended December 31, 2004 were principally comprised of $52.4 million of cash invested by DIRECTV and $31.1 million of new borrowings related to VSAT hardware financing, partially offset by $65.9 million of repayments of borrowings related to VSAT hardware financing and an $10.1 million net reduction in other borrowings by our foreign subsidiaries. Our financing activities for the year ended December 31, 2003 were principally comprised of $199.5 million of cash invested by DIRECTV and $46.8 million of new borrowings related to VSAT hardware financing, partially offset by $59.0 million of repayments of borrowings related to VSAT hardware financing and a $50.1 million net reduction in other borrowings by our foreign subsidiaries.

Future Liquidity Requirements

We are significantly leveraged. Our significant degree of leverage may pose risks to you. See “Risk Factors—Our high level of indebtedness could adversely affect our ability to raise additional capital to fund our operations and could limit our ability to react to changes in the economy or our industry and prevent us from meeting out obligations under the notes.”

We expect that our principal future liquidity requirements will be for working capital, debt service, the costs to complete and launch the SPACEWAY 3 satellite, and, to a lesser extent, other capital expenditures such as VSAT operating lease hardware and other VSAT capital expenditures. Pursuant to the April 2005 Acquisition, we incurred $325.0 million of term indebtedness with a floating interest rate and obtained a $50.0 million revolving credit facility which was undrawn at December 31, 2005. The $325.0 million is comprised of a first lien credit facility of $275.0 million and a second lien credit facility of $50.0 million. At December 31, 2005, the interest rate with respect to outstanding borrowings under the first lien credit facility was 8.19% per annum and the interest rate with respect to outstanding borrowings under the second lien credit facility was 12.44% per annum. Principal repayment for both credit facilities starts on June 30, 2007, and the final payment is due on April 22, 2012 for the first lien credit facility and April 22, 2013 for the second lien credit facility. The $50.0 million revolving credit facility is available under the first lien credit agreement for borrowings and for issuance of letters of credit. At December 31, 2005, we had issued letters of credit totaling $12.1 million under the revolving credit facility. As a result, the available borrowing capacity under the revolving credit facility at December 31, 2005 was $37.9 million.

The agreements governing the credit facilities require us to comply with certain affirmative and negative covenants, for as long as there is any debt balance outstanding and the credit agreements are in effect. Affirmative covenants include items such as preserving our businesses and properties, maintaining insurance over our assets, paying and discharging all material taxes when due, and furnishing the lenders’ administrative agents our financial statements for each fiscal quarter and fiscal year, certificates from a financial officer certifying that no Event of Default or Default has occurred during the fiscal period being reported, and reports setting forth the computation of and compliance with certain negative financial covenants, litigation and other notices, compliance with laws, maintenance of records and other such customary covenants. Negative covenants include limitations on additional indebtedness, liens, sale and lease back transactions, investments and loans and advances, mergers, consolidations, sale of assets and acquisitions, payment of dividends and distributions, certain transactions with affiliates, and other covenants customary to credit agreements. In addition, we are required to comply with certain financial covenants including leverage ratios (debt to adjusted EBITDA, as defined in the agreements), interest coverage ratios (adjusted EBITDA to interest) and certain limits on capital expenditure for the four quarter period up to and including the fiscal quarter being reported. We have been in compliance with all of our debt covenants since the placement of the credit facilities and through December 31, 2005.

In connection with the sale of VSAT hardware to certain North American Network Equipment and Services customers who do not purchase their equipment outright, we enter into long term operating leases (generally three to five years) with the customer for the use of the VSAT hardware installed at the customer’s facilities. Historically, we had an arrangement with Alpine Capital Corporation to borrow against the future operating lease revenues at the inception of the lease. When amounts were borrowed under these arrangements, the financial institution assumed the credit risk associated with non-payment by the customer for the duration of the operating lease; however, we retained a continuing obligation to indemnify the financing institution from losses it may incur (up to the original value of the hardware) from non-performance of our system (a “Non-Performance Event”). As a result, we did not recognize a sale of the equipment at the time of such transactions since we retained a continuing obligation to perform under those leases. In connection with these transactions, the financial institution receives title to the equipment at the inception of the lease and obtains the residual rights to the equipment after the operating lease with the customer has expired. Since the inception of the borrowing program in 1997, we have received nominal claims from certain customers for Non-Performance Events, but we have not been required to make any indemnification payments for a Non-Performance Event. We do not maintain a reserve for a Non-Performance Event as we believe the possibility of the occurrence of a Non-Performance Event due to a service outage is remote given our ability to quickly re-establish customer service at a relatively nominal cost. For a description of our customer equipment financing arrangements and the impact on our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Effecting our Results of Operations—Customer Equipment Financing Arrangements.”

One of our subsidiaries in India has revolving facilities and term loans with Indian banks. These credit facilities are secured entirely by the assets of that subsidiary. The outstanding balance under the revolving facilities as of December 31, 2005 was $3.7 million. The revolving facilities are used by the Indian subsidiary for funding working capital needs and for issuing bank guarantees to various customers in support of supply contracts. The outstanding balance under the term loans as of December 31, 2005 was $1.1 million. The term loans are used primarily to fund capital expenditures and mature in 2006 and 2007. The Indian subsidiary may be restricted from paying dividends to us under the terms of these loans.

We have included Adjusted EBITDA herein because, among other things, it is used in the definition of “Adjusted EBITDA” in the $50.0 million revolving credit facility. This measurement is a material component of the covenants contained therein. For example, non-compliance with the debt incurrence ratios contained in our new senior secured credit facility prohibits us from being able to incur additional indebtedness or make restricted payments, other than pursuant to specific exemptions.

Based on our current and anticipated levels of operations and conditions in our markets and industry, we believe that our cash on hand, cash flow from operations and availability under the revolving credit facility will enable us to meet our working capital, capital expenditure, including construction costs for SPACEWAY, debt service, research and development and other funding requirements for the foreseeable future. However, our ability to fund our working capital needs, research and development activities, debt payments and other obligations, and to comply with the financial covenants under our debt agreements, depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions, the level of spending by our customers and other factors, many of which are beyond our control. Any future acquisitions, joint ventures, or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms, if at all.

Contractual Obligations

The following table sets forth our contractual obligations and capital commitments as of December 31, 2005 on a pro forma basis after giving effect to the January 2006 Acquisition and the refinancing of term debt as if they had occurred on December 31, 2005:

	Payments Due By Year
	Total	2006	2007	2008	2009	2010	Thereafter
(Dollars in thousands)
Revolving loans	$—	$—	$—	$—	$—	$—	$—
New term debt	375,000	—	—	—	—	—	375,000
Operating leases, primarily real property	11,965	5,560	2,395	1,725	1,159	560	566
Service contract (1)	14,021	9,568	4,453	—	—	—	—
Construction and launch services contracts for SPACEWAY 3	83,500	69,500	14,000	—	—	—	—
VSAT hardware financing obligations (2)	42,217	25,171	4,727	8,099	3,141	1,079	—
Transponder lease obligations	409,203	136,598	93,814	63,173	35,896	25,402	54,320
Hughes Escort Communications Limited debt	4,805	4,445	360	—	—	—	—
Due to Affiliates	27,927	18,960	8,967	—	—	—	—
Estimated interest payments (3)	298,929	41,179	40,014	38,198	36,812	35,851	106,875

Total	$1,267,567	$310,981	$168,730	$111,195	$77,008	$62,892	$536,761

(1)	Amount represents a cumulative commitment over the 27 months ended March 31, 2007, for which we have provided a valuation reserve of $2.8 million.
(2)	Principal and interest obligations related to our VSAT hardware financing obligations are funded by payments received from customers under the service agreements with those customers. VSAT hardware financing obligations will increase by $6.3 million on a pro forma basis after giving effect to the January 2006 Acquisition as a result of the impact of purchase accounting. This adjustment reflects an excess of the fair value of certain of our VSAT hardware financing arrangements over the carrying value of such arrangements.
(3)	Estimated interest payments were calculated as follows: interest on the new term debt was calculated based on the rates expected to be in effect and interest on the VSAT hardware financing obligations and the Hughes Escort Communications Limited fixed rate debt were calculated based on the applicable rates and payment dates as contained in the debt instruments.

Additional details regarding these obligations are provided in the notes to the financial statements included elsewhere herein.

Commitments and Contingencies

In 2002, the Department of Revenue Intelligence, or DRI, in India initiated an action against a former affiliate and customer of ours, Hughes Tele.com (India) Ltd., HTIL, relating to alleged underpayment of customs duty and misclassification of import codes. The DRI action was also directed against us and other HTIL suppliers whose shipments are the focus of that action. HTIL, renamed Tata Teleservices (Maharashtra) Ltd. or TTML, after the Tata Group purchased our equity interest in December 2003, is the principal party of interest in this action. We, together with the other named suppliers, are potentially liable for penalties in an amount of up to five times the underpayment of duty if we are found to have aided HTIL in avoiding duty. In connection with our sale to the Tata Group, we did not indemnify TTML in relation to its own potential liability in this matter. Currently, the parties have filed replies to the DRI’s allegations and are engaged in a series of hearings to resolve the matter before a forum known as the Settlement Commission.

Following a voluntary disclosure by DIRECTV and DTV Network Systems, Inc. in June 2004, DIRECTV and DTV Network Systems, Inc. entered into a consent agreement with the U.S. Department of State in January 2005 regarding alleged violations of the International Traffic in Arms regulations involving exports of technology related to the VSAT business primarily to China. As part of the consent agreement, which applies to us, one of our subsidiaries was debarred from conducting certain international business. We are now eligible to seek reinstatement and intend to do so in the near future. In addition, we are required to enhance our export compliance program to avoid future infractions. As a result of the voluntary disclosure and the consent agreement, we are currently unable to perform our obligations under certain contracts with certain customers in China and Korea addressed by the consent agreement, and if ultimately unable to perform, we may be liable for certain damages of up to $5.0 million as a result of our non-performance. In November 2005, we received notice that one of these customers in China had filed a demand for arbitration with the International Center for Dispute Resolution, a division of the American Arbitration Association. The arbitration is currently stayed pending non-binding mediation which is expected to be concluded in the first half of 2006.

We are also involved in various claims and lawsuits arising in the normal conduct of our business. Our management is not aware of any claims or adverse developments with respect to such matters which will have a material adverse effect on our consolidated financial position, results of operations, cash flows or ability to conduct our business.

Off-Balance Sheet Arrangements

We are required to issue standby letters of credit and bonds primarily to support certain sales of our equipment to international government customers. These letters of credit are either bid bonds to support RFP bids, or to support advance payments made by customers upon contract execution and prior to equipment being shipped, or guarantees of performance issued in support of our warranty obligations. Bid bonds typically expire upon the issue of the award by the customer. Advance payment bonds expire upon receipt by the customer of equipment, and performance bonds expire typically when the warranty expires, generally one year after the installation of the equipment.

As of December 31, 2005, $26.9 million of our contractual obligations to customers and other statutory/governmental agencies were secured by letters of credit issued through our and our subsidiaries’ credit facilities. Of this amount, $12.1 million were issued under the $50.0 million revolving credit facility, $4.9 million were secured by restricted cash, and the balance was secured by letters of credit issued under credit arrangements available to our Indian subsidiaries. Certain of the letters of credit issued by our Indian subsidiaries are secured by those entities’ assets.

Seasonality

Like many communications infrastructure equipment vendors, a significant amount of our hardware sales occur in the second half of the year due to our customers’ annual procurement and budget cycles. Large enterprises and operators usually allocate their capital expenditure budgets at the beginning of their fiscal year (which often coincides with the calendar year). The typical sales cycle for large complex system procurements is 6 to 12 months which often results in the customer expenditure occurring towards the end of the year. Customers often seek to expend the budgeted funds prior to the end of the year and the next budget cycle. As a result, interim results are not indicative of the results to be expected for the full year.

Inflation

Historically, inflation has not had a material effect on our results of operations.

Certain Relationships and Related Transactions

For a discussion of related-party transactions, see Note 17 of the notes to the financial statements included elsewhere herein.

Quantitative and Qualitative Disclosures About Market Risk

The following discussion and the estimated amounts generated from the sensitivity analyses referred to below include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted below are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, you should not consider the forward-looking statements as projections by us of future events or losses.

General

Our cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates and changes in the market value of our equity investments. We manage our exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. We enter into derivative instruments only to the extent considered necessary to meet our risk management objectives, and do not enter into derivative contracts for speculative purposes.

Foreign Currency Risk

We generally conduct our business in United States dollars. However, as our international business is conducted in a variety of foreign currencies, we are exposed to fluctuations in foreign currency exchange rates. Our objective in managing our exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, we may enter into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments and anticipated foreign currency transactions. The gains and losses on derivative foreign exchange contracts offset changes in value of the related exposures. As of December 31, 2005, we had purchased foreign exchange contracts totaling $5.2 million to mitigate foreign currency fluctuation risks associated with short-term U.S. dollar denominated obligations. The differences between the face amount of the foreign exchange contracts and their estimated fair values were not material at December 31, 2005. All forward foreign exchange contracts expire by June 30, 2006. The impact of a hypothetical 10% adverse change in exchange rates on the fair values of foreign currency denominated assets and liabilities would be an estimated loss of $2.9 million at December 31, 2005.

Market Risk

We have a significant amount of cash. We have invested this cash in short-term investments which are subject to market risk due to changes in interest rates. We have established an investment policy which governs our investment strategy and stipulates that we diversify our investments among United States Treasury securities and other high credit quality debt instruments that we believe to be low risk. We are averse to principal loss and seek to preserve our invested funds by limiting default risk and market risk.

The term indebtedness will not be subject to interest rate influctuations because the interest rate will be fixed for the term of the instrument. However, we are subject to fluctuating interest rates on other debt, which may adversely impact our consolidated results of operations and cash flows. We had outstanding debt of $372.0 million at December 31, 2005 which consisted primarily of variable rate borrowings of $325.0 million. As of December 31, 2005, the hypothetical impact of a one percentage point increase in interest rates related to our outstanding variable rate debt would be to increase annual interest expense by approximately $3.3 million.

Credit Risk

We are exposed to credit risk in the event of non-performance by the counterparties to our derivative financial instrument contracts. While we believe this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. We evaluate these estimates and assumptions on an ongoing basis. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions and conditions.

Revenue Recognition

Service revenues and hardware sales, excluding lease revenues, are recognized as services are rendered or products are installed or shipped to third-party installer and as title passes to those customers. In situations where customer offerings represent a bundled arrangement for both services and hardware, revenue elements are separated into their relevant components (services or hardware) for revenue recognition purposes. We offer a rebate to qualifying new consumer subscribers and we record a reduction in revenue in the same period the related sale occurs based on an estimate of the number of rebates that will be redeemed. This estimate is based on historical experience and actual sales during the promotion.

Hardware sales totaling $55.4 million, $58.0 million and $55.8 million in the years ended December 31, 2005, 2004 and 2003, respectively, represent annual revenues under VSAT hardware operating leases with customers which are funded by third-party financial institutions and for which we have retained a financial obligation to the financial institution. At the inception of the operating lease, we receive cash from the financial institution for a substantial portion of the aggregate lease rentals and, for those transactions in which we have retained a continuing obligation to the financing institution to indemnify it from losses it may incur (up to the original value of the hardware), we recognize a corresponding liability to the financial institution. Hardware lease revenues are recognized over the term of the operating lease. We capitalize the book value of the installed equipment used to provide services to the customer as VSAT operating lease hardware and depreciate these costs over the term of the customer lease agreement. Such depreciation is included in costs of hardware products sold. Revenues from these customer contracts are not recorded until they are earned on a month-to-month basis. For transactions in which we have not retained a continuing obligation to the financing institution, hardware revenues are recognized at the inception of the transaction. For a description of our customer equipment financing arrangements and the impact on our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Customer Equipment Financing Arrangements.”

Revenues are also earned from long-term contracts for the sale of mobile satellite communications systems. Sales under these long-term contracts are recognized using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. This requires us to develop estimates of the costs to complete contracts and adjust the estimates as progress is made on the contracts. Changes to the estimated cost at completion impact the amount of revenue and profit (loss) recognized. Estimated losses on contracts are recorded in the period in which they are identified.

Impairment of Long-Lived Assets

We evaluate the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review. We consider the carrying value of a long-lived asset impaired when the anticipated undiscounted future cash flow from such asset is separately identifiable and is less than its carrying value. In that event, we recognize a loss based on the amount by which the carrying value exceeds the fair value of the long-lived asset. We determine fair value primarily using the estimated future cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved, and other valuation techniques. We determine losses on long-lived assets to be disposed of in a similar manner, except that we reduce the fair value for the cost of disposal. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.

Income Taxes

We are a limited liability company and, as such, U.S. Federal and domestic state income taxes (in the states which tax limited liability companies as partnerships) are the direct responsibility of our members. Foreign income taxes for our consolidated foreign subsidiaries are reflected in the financial statements in other income (expense), net.

Subscriber Acquisition Costs

Subscriber acquisition costs, which are included in prepaid expenses and other, are incurred to acquire new consumer and SMB subscribers. Subscriber acquisition costs consist of dealer and customer service representative commissions on new installations, and, in certain cases, the cost of hardware and installation provided to customers at the inception of service. Subscriber acquisition costs are deferred when a customer commits to a 12 to 15-month service agreement, and amounts deferred are amortized to expense over the commitment period as the related service revenue is earned. Customers who receive hardware and installation under these service agreements have a higher monthly service rate than is charged to customers who purchase their equipment outright at the inception of service. We monitor the recoverability of subscriber acquisition costs and are entitled to an early termination fee (secured by customer credit card information obtained up-front) if the subscriber cancels service prior to the end of the commitment period. The recoverability of deferred subscriber acquisition costs is reasonably assured through the increased monthly service fee charged to customers, the ability to recover the equipment, or the ability to charge an early termination fee.

Software Development Costs

Software development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalized software development costs are amortized using the straight-line method over their estimated useful lives, not in excess of five years. Software program reviews are conducted at least annually to ensure that capitalized software development costs are not impaired and that costs associated with programs that do not generate revenues are expensed. Software development costs capitalized at December 31, 2004 were written off as a result of the asset impairment analysis.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board or FASB, issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” or FIN 46R. FIN 46R requires the consolidation of a variable interest entity, or VIE, where a holder of variable interests achieves a controlling financial interest through arrangements other than voting interests, and it is determined that the investor will absorb a majority of the expected losses and/or receive the majority of residual returns of the VIE. FIN 46R became effective for the Company on January 1, 2005. The adoption of this standard had no impact on our results of operations or financial position.

In March 2005, the FASB, issued Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” or FIN 47, which clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143 “Accounting for Asset Retirement Obligations.” Specifically, FIN 47 provides that an asset retirement obligation is conditional when the timing and/or method of settling the obligation is conditioned on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 became effective for us on January 1, 2005. The adoption of this standard had no impact on our results of operations or financial position.

In November 2002, the Emerging Issues Task Force, or EITF, reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 requires the allocation of revenues into separate units of accounting for transactions that involve more than one deliverable and contain more than one unit of accounting. we elected to apply the accounting required by EITF Issue No. 00-21 prospectively to transactions entered into after June 30, 2003. The adoption of this standard did not have a significant impact on our results of operations or financial position.

In November 2004, the FASB issued Statement of Financial Accounting Standards, or SFAS, No. 151, “Inventory Costs—an amendment of Accounting Research Bulletin No. 43, or ARB 43, Chapter 4, or SFAS No. 151. SFAS No. 151 amends ARB 43, Chapter 4 to clarify the accounting for idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 requires that these types of costs be recognized as current period expenses when incurred. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this standard is not expected to have a significant impact on our results of operations or financial position.

We adopted SFAS No. 153 “Exchanges of Nonmonetary Assets—an amendment of Accounting Principles Board Opinion No. 29,” or SFAS No. 153, on July 1, 2005. SFAS 153 eliminates the exception for nonmonetary exchanges of similar productive assets of APB Opinion No. 29 and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of this standard had no impact on our results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment,” a revision of SFAS No. 123, or SFAS No. 123R. SFAS No. 123R requires entities to recognize compensation expense for all share-based payments to employees, including stock options, based on the estimated fair value of the instrument on the date it is granted. The expense will be recognized over the vesting period of the award. SFAS No. 123R is effective for us for annual periods beginning after December 15, 2005 and provides entities two transition methods. Under the modified prospective method, compensation expense is recognized beginning with the effective date for all awards granted to employees prior to the effective date that are unvested on the effective date. The modified retrospective method is a variation of the modified prospective method, except entities can restate all prior periods presented or prior interim periods in the year of adoption using the amounts previously presented in the pro forma disclosure required by SFAS No. 123. As we currently account for share-based payments using the fair value method under SFAS No. 123, we do not expect the adoption of SFAS No. 123R to have a material impact on our results of operations or financial position.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” or SFAS No. 154. SFAS No. 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effective of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005, however the statement does not change the transition provisions of any existing accounting pronouncements. We do not expect the adoption of SFAS No. 154 to have a material impact on our results of operations or financial position.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” or SFAS No. 155, an amendment to FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We do not expect the adoption of SFAS No. 155 to have a material impact on our results of operations or financial position.

BUSINESS

Our Networks

Our VSATs communicate with satellites to provide connectivity for data, voice and video services to our customers. We offer managed network services to our customers on our own infrastructure as a turnkey service. In addition, we offer network management services to our enterprise customers on dedicated networking facilities located on their own premises, or on dedicated hub equipment at our hub facilities, in each case as an added option. Our network consists of numerous user terminals which have relatively small antennas, typically 0.74m to 1.2m in diameter, and a few hub stations with large antennas that form the center of the network. VSAT networks are typically configured in a star or hub-and-spoke architecture with the user terminals communicating through a satellite directly with a single hub terminal. The hub, which includes the network operations center, routes data between the VSAT users and either the customers’ data centers or the Internet.

We own and operate shared hubs in Germantown, Maryland, Detroit, Michigan and Las Vegas, Nevada to serve our North American markets, a hub in Griesheim, Germany to serve our European, African and Middle Eastern markets, a hub in Sao Paulo, Brazil to serve our Latin American markets and a hub in New Delhi, India to serve our Indian markets. We use these hubs to serve large regions, such as North America or Europe. We also have several business partners that cooperate with us to serve specific international markets on their own hubs.

Our North American networking operations are designed to support our enterprise, Consumer/SMB customers on the same infrastructure. This allows us to leverage our fixed operating expenses and investments in our network across all our markets, thereby reducing the costs associated with addressing individual markets and increasing the overall service margin for our North American service offerings.

Each of our networks is controlled by a network operations center that connects to the hub and manages the transmission performance of all of the user terminals. Our network operations centers operate 24 hours per day, 365 days per year, and has extensive network management capabilities in order to troubleshoot and maintain our networks. In the United States, our primary network operations center is located in Germantown, Maryland, with a backup network operations center located in Las Vegas, Nevada. We believe that, based on the number of users, our Germantown, Maryland network operations center is the largest satellite data network facility in the world, managing approximately 320,000 broadband user terminals and approximately 29,000 low data rate user terminals.

In addition to managing our communications services, the network operations center serves as the point of contact for customers needing assistance. From the network operations center, we assist our customers with troubleshooting their applications as they transit our network, and we can determine the locations of any failures in the user terminals or the hub that affect our customers.

Our networks are designed to provide very high-service availability. We have outfitted each hub with fully redundant equipment intended to ensure backup in the event of a failure. To minimize the impact of a transponder failure on our customers, we limit the number of transponders we lease per satellite. We offer our customers the opportunity to purchase backup of their network by using multiple hub locations and alternate backup satellites to maintain their network performance in the event of a major failure. For those users who have purchased our optional dial backup capability, their network services may be restored via the public phone network. In addition, the satellites on which we lease capacity typically have their own internal redundancy in order to ensure that failures within the satellite will not cause service outages. If there is a malfunction that renders the satellite completely inoperable, our fixed satellite service providers will supply replacement capacity, or we will utilize existing capacity from another satellite to restore service to the extent backup equipment is not available. We constantly monitor our network capacity, and in the event of a satellite failure we can reallocate our resources in order to ensure that our customers have continued network access. Failure by us to meet these standards will generally result in a pro-rated credit being applied to our customers’ contracts. We lease transponder capacity primarily from seven major fixed satellite service providers globally and typically contract for transponder capacity from each of them for a period of three or five years. We continually manage our satellite capacity needs and match capacity purchases with our near-term projected customer growth. We forecast future requirements based on our business projections and arrange to utilize the capacity as these customers contract with us for service. In addition, we pool satellite capacity for our Consumer/SMB customers, thus optimizing the mix of these customers to achieve efficiencies while maintaining service levels. Certain of our enterprise VSAT customers also operate in the shared pool of capacity, while for others we purchase dedicated capacity on terms that match the length of the contract we have with the particular customer.

Our hubs in Germantown, Maryland and Las Vegas, Nevada provide connectivity to customers in our consumer VSAT business. Some of the transponder capacity we lease is shared between our North American enterprise and consumer customers as the two customer sets tend to have different usage characteristics (for example, daytime versus evening usage). This allows us to obtain additional efficiencies on our space segment expense.

Overview of our Principal Businesses

We principally operate in the VSAT market which we divide across distinct business lines. Our VSAT businesses consist of the North American Network Equipment and Services business, the International Network Equipment and Services business and the Consumer/SMB business. Our Telecom Systems businesses consist of the Mobile Satellite Systems business and the Terrestrial Microwave business. Due to the complementary nature and common architecture of our services and products across our business lines, we are able to leverage our expertise and resources within our various operating units to yield significant cost efficiencies. The following chart summarizes the core elements of our markets, each of which is discussed in further detail below.

	VSAT			Telecom Systems
	North American Network Equipment and Services	International Network Equipment and Services	Consumer/ SMB	Mobile Satellite Systems	Terrestrial Microwave
Customer Base	Large enterprise (including Fortune 1000 companies), government and local government agencies in North America	Large enterprise (including Fortune 1000 companies) and government agencies located outside of North America	SMB and single residential users in areas with limited or no DSL or cable coverage	Mobile satellite-based voice and data service operators	Cellular mobile operators and CLECs

2005 Revenues	$288.4 million	$202.9 million	$247.0 million	$48.6 million	$20.0 million

Products/Service Application(s)

• VSAT equipment

• Intranet

• Internet access

• E-mail

• IP VPN

• Multicast file delivery/video streaming

• Customized business solutions

• Turnkey managed network services

- Program and Installation Management

- Engineering services

- Maintenance

- Customer care

• Back office

- Credit authorization

- Billing

- Inventory management

• Content distribution

• Online Payments

• Online Learning

• VoIP

			• Internet • ISP services including e-mail • IP VPN • Multicasts file delivery /video streaming	• Turnkey network solutions • Terminal systems equipment	• Microwave- based networking equipment • Backhaul replacement product for cellular service providers

2005 VSAT Shipments (approximate)	36,000	59,000	131,000

Representative Customers	Wal-Mart Stores, Inc., General Motors Corporation, ExxonMobil Corporation, Blockbuster Entertainment Corp., GTECH Corporation, T.J. Maxx, McDonald’s Corporation, Edward Jones, BP Amoco, Cendant Corporation, Chevron Corporation, Shell	Volkswagen AG, Tesco, Telefonos de Mexico, VISA International Service Association, Hindustan Lever Ltd., Telkom South Africa, Ericsson/Telstra Australia MOFA, Saudi Arabia		Thuraya Satellite Telecommunications Company, Inmarsat Ltd., Mobile Satellite Ventures LP, ICO Global Communications	Vodafone Italy, Era/PTC, Wind, Nokia Corp., T-Mobile USA, Inc., XO Communications

VSAT Business

North American Network Equipment and Services business

Business Overview

Our North American Network Equipment and Services business offers complete turnkey solutions to large enterprises, including program management, installation, training and support services. This is particularly important to our large enterprise customers who depend on us for national or regional service. Our VSAT networks enable our customers to improve service quality, productivity, cost control, decision-making and many other facets of operational management by enabling them to gain access to up-to-date information anywhere and anytime. All links across our networks are digitally protected to provide our customers with high levels of security. In addition to providing hardware and related services, we also provide shared-hub services which give our customers the opportunity to own their own private networks without having to invest in hub equipment or the resources necessary for the day-to-day operations of the network. As of December 31, 2005, our North American Network Equipment and Services operations had approximately 213,000 sites on our network facilities. Over the past 15 years to date, we have shipped over 750,000 terminals to North American Network Equipment and Services customers. In 2005, we had an approximately 69% share of the North American VSAT market based on the number of terminals in service (COMSYS 2005). According to the same COMSYS 2005 report, our competitors in the North American VSAT had the following market shares: Gilat Satellite Networks Ltd. (19%); Telestat (3%); ViaSat (2%); and other (7%).

We provide customized solutions to meet the unique demands of the various vertical markets we serve. For example, following a recent merger in the oil and gas industry, we were able to rapidly integrate two large and distinct networks containing thousands of dispersed sites while maintaining full operational functionality. Our North American Network Equipment and Services operations generated revenues of $288.4 million for the year ended December 31, 2005.

Customers

We target large-scale enterprises, consumers and SMBs with our wide range of innovative and scalable (i.e., expandable) network solutions. Our enterprise customer base includes more than 200 large companies, including Fortune 1000 companies across a variety of sectors. These include industry leaders in the automotive, energy, hospitality, retail and services industries. In 2005, we entered into select major new deals and renewals with, among others, BP Amoco Group; Royal Dutch Shell plc; Edward D. Jones & Co., L.P.; AGF Management Limited; The TJX Companies, Inc.; GTECH Corporation; Wal-Mart Stores, Inc.; Blockbuster, Inc.; Casey’s General Stores, Inc.; Daimler Chrysler Group; and CSK Auto, Inc. Our large enterprise customers typically enter into non-cancelable contracts with an average duration of three to five years that include commitments for specific levels of service and bandwidth, as well as bundled packages consisting of hardware, services and capacity across our network that are tailored specifically to their needs.

Certain of our customers in the enterprise market require that we enter into service level agreements, or SLAs, pursuant to which we guarantee certain levels of service based on predetermined performance metrics. These metrics include installation and maintenance completion standards (for example, we will agree to complete our installation or maintenance on the first trip to the applicable location 95% of the time), as well as network availability guarantees (for example, a given service will be operational for 99.5% of the time for each month of the contract). Failure by us to meet these standards generally will result in a credit being applied to our customer’s account, with the amount of the credit varying according to the performance metric.

Our networking capabilities also have attracted a strong franchisee customer base that includes Wendy’s International, Inc., Denny’s Corp., Taco Bell Corp., Pizza Hut, Inc. and McDonald’s Corporation. We provide these customers with a complete solution to enhance internal sales activities, develop brand-specific IP credit solutions, build secure branded websites and launch successful sales campaigns.

Services and Products

Services.    We offer the following services to our North American Network Equipment and Services customers:

•	Broadband Connectivity. We provide an array of cost-effective broadband connectivity solutions. These services are comprised of basic transport (using satellite and terrestrial technologies) and Internet connectivity from our hubs. Layered on top of these basic services is our technology that supports the acceleration of data across our network and enables secure multicast/broadcast services. Specific examples include two-way, always-on, high-speed Internet access, IP VPNs, that provide highly secure remote network solutions, multicast file delivery and multicast streaming, which involve the delivery of high-quality, full-screen, full-motion video and audio and satellite backup for frame relay service and other terrestrial networks.

•	Managed Network Services. We differentiate ourselves by providing a one-stop turnkey suite of bundled services that include network design, implementation planning, terrestrial backhaul provisioning, rollout and installation, ongoing network operations, help desk and onsite maintenance. Network services include program management, installation management, network and application engineering services, network operations, field maintenance and customer care.

•	ISP Services and Hosted Applications. Our network topology scales and adapts to a customer’s changing requirements. Since customer traffic is always routed through a hub, it is very efficient for hubs to host customer-owned and managed applications or provide to the customer application services developed by us or in conjunction with our service partners. ISP services include e-mail, web hosting and spam filtering. Examples of hosted applications include online payments, online learning and Internet telephony.

•	Digital Media Services. Over and above broadband connectivity, we offer specific services providing guaranteed delivery of digital content and the delivery of live or pre-recorded video and audio. Examples include managed digital signage services for the retail industry, online learning applications and the delivery of content for digital cinema applications.

•	Customized Business Solutions. We provide customized, industry-specific enterprise solutions that can be applied to multiple businesses in a given industry. Current business solutions are targeted at the following application sectors: restaurants, convenience stores, banking and financial services, retail, oil and gas, automotive, healthcare, education, telecommuters, Internet service providers and telecommunication service providers. We have begun marketing similar multimedia applications to other customers.

Products.    Through evolving technology and manufacturing processes, we pursue a strategy of continuous product development in order to offer broadband satellite systems that provide the features demanded by our markets at competitive prices. Our remote satellite terminals consist of a satellite modem integrated with an IP router, together with an outdoor unit consisting of a satellite transceiver and antenna.

Our portfolio of remote satellite terminals includes the following:

•	DW4020. Introduced in 2002, the DW4020 was designed for the high-end enterprise VSAT market and is a high performance, full-featured terminal that supports a wide range of IP applications and devices. The DW4020 implements advanced TCP and HTTP satellite acceleration together with IP header and payload compression, and is able to provide enterprise users with fast Internet or Intranet access, as well as support for corporate data applications.

•	DW6000. Introduced in 2003, the DW6000 is a cost-effective satellite terminal providing high-speed broadband access to all but the high-end enterprise VSAT market. The DW6000 integrates the features and functionality of the DW4020 into a single unit at a lower price. The DW6000 has achieved widespread market acceptance, and we have shipped over 270,000 units since its introduction.

•	DW7000. Released in the second quarter of 2005, the DW7000 is the next generation terminal in our product portfolio. We developed the DW7000 by leveraging advances in transmission capabilities,

processors and memory devices and created what we believe is one of the most powerful high performance broadband satellite terminals to date. The DW7000 offers higher transmission speeds, increased throughput and greater bandwidth efficiency than previous products.

•	DW7700. Using the same internal modem as the DW7000 and released contemporaneously with the DW7000, the DW7700 targets the enterprise market and integrates additional communication interfaces required for the provision of managed services to the high-end enterprise VSAT market. These interfaces include ports capable of supporting “legacy” (i.e., non-IP) serial protocols which provide an ideal solution for interfacing with credit card readers, ATMs and lottery terminals. The integral modem provides the capability to offer automatic dial-backup connectivity for those customers who demand 100% network availability.

Appliances.    In addition to our core products detailed above, we have developed a series of “appliances” that connect our satellite terminals to enable additional functionality and services. These appliances have been developed to integrate other non-IP applications with our systems, and include the following:

•	DW1000 Multimedia Appliance. The DW1000 provides high-speed multimedia and content delivery and has a built-in digital video decoder that supports MPEG1 and MPEG2 video transmissions.

•	DW6030 Serial Appliance. With many corporations continuing to use legacy devices such as credit card readers and ATMs, the DW6030 is designed to transport non-IP traffic over our IP-based satellite system. A key advantage of the DW6030 is that it allows customers to maintain their investment in legacy devices and applications while also supporting IP broadband for newer applications such as corporate Intranets.

•	DW6040 Voice Appliance. The DW6040 is targeted primarily at our international VSAT market and supports Internet telephony on our networks. The DW6040 has four ports that can connect to telephones or fax machines. The DW6040 has built-in features to efficiently transport the voice traffic over our networks while maintaining a high quality voice grade of service. The remote terminal, together with the DW6040, provides a low-cost solution to address the need for operators to provide telephony and data services to remote and rural areas.

We derived 47.3% of our 2005 revenues from the sale and lease of hardware and 52.7% from the provision of related services in our North American market.

Sales, Marketing and Distribution

Our distribution strategy is designed around a core sales team that has developed an extensive knowledge of our large enterprise customers’ business needs. The market coverage by our direct sales force is supplemented by additional distribution channels, including resellers, retail and direct marketing, in order to maximize our potential customer base. Our North American sales and marketing operations are based at our corporate headquarters in Germantown, Maryland. We also maintain other regional sales offices. We have an experienced and adaptable sales and marketing team that executes our business plan and has an average tenure of 10 years with us. Within the North American region, we have one team that focuses on the Network Equipment and Services markets and another team that focuses on the Consumer/SMB markets.

Network Equipment and Services.    Our Network Equipment and Services sales and marketing team, consisting of approximately 44 sales and marketing personnel, sells directly to large enterprises and, through value added resellers, to medium-sized businesses. The team is responsible for generating new business from large corporations and franchise operators and for maintaining relationships with existing customers. The Network Equipment and Services sales process is a consultative process involving a skilled technical marketing and sales force and typically takes from nine to eighteen months to complete. The Network Equipment and Services sales and marketing team is also responsible for business development in new and specialized markets and for the overall development of services.

Consumer/SMB Service.    Our Consumer/SMB sales and marketing team, consisting of approximately 27 sales and marketing personnel, develops and manages the indirect sales channels including resellers, sales agents and distributors and direct marketing that typically focuses on smaller businesses and residential users.

Installation and Support

We rely on an extensive third-party installation network covering all 50 states in the United States, Canada and Puerto Rico. Our network of installation teams is required to meet certain installation guidelines which we monitor. The entire installation infrastructure is managed, supervised and approved based on our certification standards. Installation services are capable of sustaining rollout rates of 3,000 to 5,000 installs per month for a single customer. We maintain contracts with numerous independent installers. We provide our customers with comprehensive support services, which may include a sales team that consists of a program manager, engineers and account team members. We also provide our customers with a customer care web portal, which allows them to open trouble tickets and track problems or failures from start to resolution. In addition, our maintenance support services are provided by a third-party that has more than 170 field offices throughout North America, staffed with technicians trained in accordance with standards which we set. Additionally, our help desk and network operations center provide 24-hour technical support. The customer service representatives at these call centers are also trained in accordance with standards which we set. We currently have both in-house and outsourced support at our call center operation.

International Network Equipment and Services Business

Business Overview

For more than 30 years, we and our predecessors have been providing satellite communication networks and services to customers worldwide, primarily to telecom operators and the mobile satellite communication community. To date, we have shipped more than 235,000 VSATs to over 100 countries in our international markets, and we offer complementary services and support in many of these countries as well. Our products and services are particularly well-suited to many of our international markets because of the geographic dispersion of our customers as well as the lack of local infrastructure. Over the past few years as the cost of remote stations has declined, we have accelerated the rate of our international deployment. In addition, as with our North American markets, the trend towards national deregulation and proliferation of multinational companies investing overseas has also contributed to our international expansion. We have also shifted our international focus from providing hardware to providing shared-hub services as well, modeled in part on our North American enterprise business. Shared hub services are now available both via our own hubs covering Europe, Brazil, Northern Africa and the Middle East, as well as through third-party and joint venture operations, such as those we have in India and China. In 2004, we had an approximately 55% share of the world TDMA market. Our international enterprise VSAT business generated revenues of $202.9 million in 2005.

We lease transponder capacity on satellites from multiple providers for our International Network Equipment and Services customers. We also maintains two hub facilities, located in Griesheim, Germany and Sao Paulo, Brazil that provide ground support to our international enterprise customers.

We divide our international operations into six separate regions—Europe, Latin America, India, Africa and the Middle East, Asia-Pacific and the Former Soviet Union.

Europe.    We are a leading service provider, with more than 15,000 terminals under service contract by over 40 different customers. In addition, we provide equipment to third-party operators such as Telefónica, Telecom Italia and Dexar. Our European operations are managed by approximately 120 employees and serviced by a hub in Griesheim, Germany. In addition, we have developed a reseller program that has grown to include approximately 4,000 terminals and provides Internet access to end users in Europe and other regions. Over the past 15 years to date, we have supplied over 64,700 VSATs in Europe. Our European operations generated revenues of $71.3 million in 2005.

Latin America.    Our Latin American operations are comprised of hardware sales to carriers such as Impsat, Telmex, Telefónica and Primesys, among others, as well as sales of private networks to enterprises such as Banco do Brasil and Pemex, among others. We operate a hub in Sao Paulo, Brazil that services more than 2,000 sites in Brazil, providing network operations and capacity, installation and maintenance of terminals and backbone Internet connectivity. In the near term we expect to expand this hub to provide services to Argentina, Uruguay and Paraguay. We have an established sales and marketing presence in Central America and parts of the Caribbean through resellers that operate off our North American network operations center. In addition, opportunities for expansion exist in the governmental sectors in several Latin American countries, including Peru, Mexico, Columbia and Brazil. Over the past 15 years, we have supplied over 52,100 VSATs in Latin America. Our Latin American operations generated revenues of $44.9 million in 2005.

India.    We also have a significant presence in India and we traditionally have supplied satellite communications products to private enterprises and state-owned companies and corporate operators in India. In 1992, we entered into a joint venture agreement with Escorts, Ltd. and formed HECL. Today, HECL is the largest VSAT service provider in India and among the leading providers in the greater Asia-Pacific region, with over 12,000 sites under contract for its shared hub services for more than 300 customers, including many of the most recognizable companies in India. In addition, VSATs on dedicated hubs serviced by HECL exceed 5,500 sites for more than 31 customers. Enterprise customers in India include traditional industries, such as manufacturing and financial, as well as newer industries, such as online lottery companies and digital cinema theatres. HECL has approximately 247 employees who are responsible for all aspects of the business, including sales and marketing, hub operations and service and maintenance. Customer service and basic equipment repair work are provided by HECL’s 13 service centers.

In addition, HECL is one of the leading providers of broadband satellite-based education and training services for the enterprise and Consumer/SMB markets. These services are provided in collaboration with leading educational institutes in India, including the Indian Institute of Management (Kolkata, Bangalore and Kozhikode), XLRI (Jamshedpur), the Indian Institute of Foreign Trade (IIFT), NMIMS and Manipal Academy of Higher Education. Customers include General Electric and ICICI. Since 2002, more than 4,500 candidates have studied on HECL’s platform, and, today, HECL has 50 classrooms across 33 cities in India. HECL has also set up corporate classrooms in various leading IT/Information Technology Enabled Services companies and is in the process of establishing more. Education has also been introduced as one of the value added services supported through HECL’s “Fusion” Internet Access Centres, which are also based on a franchise model. Some of the innovative areas in which HECL has been working include English courses run by the BBC and local billing and payment facilities for cellular and utility services. Over the past 15 years, we have supplied over 34,000 VSATs in India. Our Indian operations generated revenues of $39.2 million in 2005.

Asia-Pacific.    Our Asia-Pacific operations encompass primarily the sale of hardware to carriers, such as SCC Japan, Abhimata (Indonesia) and Korea Telecom, among others, as well as the sale of private networks to companies such as Ericsson/Telstra (Australia) and the People’s Bank of China, among others. Ericsson/Telstra in Australia offers a consumer Internet program, subsidized by the Australian government, that provides network connectivity throughout the outback that is similar to our product offering in the North American Consumer/SMB business. In 1995, we joined with SVA (Group) Co., Ltd., one of the largest consumer electronics manufacturers in China, and three other Chinese companies, to create a joint venture, Shanghai Hughes Network Systems, or SHNS. Although SHNS initially was focused on manufacturing and repairing satellite equipment within China, its charter recently was expanded to include the resale of satellite services, similar to the services we provide in North America, through a shared hub owned by SVA. Over the past 15 years, we have supplied over 56,500 VSATs to our Asia-Pacific markets, including approximately 33,000 in Australia and 8,800 in China. Our Asia-Pacific operations generated revenues of $19.9 million in 2005.

Africa and Middle East.    In the Middle East and Africa, we primarily sell equipment and services to carriers, third-party operators and end customers such as Telkom, S.A., Ethiopia Telecommunications Corporation and Saudi Ministry of Foreign Affairs. Our target markets in Africa and the Middle East include Angola, Botswana, Cameroon, Egypt, Ghana, Ivory Coast, Kenya, Mali, Morocco, Mozambique, Nigeria, Oman, Saudi Arabia, South Africa and Tanzania. Our network operations center in Griesheim, Germany also provides services to Afsat, which in turn provides Internet and Internet telephony services to more than 1,500 customers in sub-Saharan Africa. Over the past 15 years, we have supplied over 19,800 VSATs to our African and Middle Eastern markets. Our African and Middle Eastern operations generated revenues of $17.6 million in 2005.

Former Soviet Union.    We primarily sell equipment and services to independent operators and corporate customers such as JS Datasat, Nadra Bank and Crozna in a number of CIS countries, including Russia, Ukraine, Kazakhstan, Azerbaijan and Uzbekistan. To date we have sold and shipped more than 11 DIRECWAY hubs and approximately 7,700 VSATs to these markets, with a local sales and support office in Moscow. This region generated revenues of $10.0 million in 2005.

Customers, Products and Services

Our international customers span a wide variety of industries and include state-owned operators as well as private businesses.

Our service and product offerings in our international VSAT Network Equipment and Services markets are substantially similar to those in our North American Network Equipment and Services market. This enables us to leverage our network and system investments by providing full turnkey service operations, including installation, maintenance and hosting services. We derived 49.2% of our 2005 revenues from the sale of hardware and 50.8% from the provision of related services in our international markets.

Sales, Marketing and Distribution

International sales and marketing activities are performed through local sales offices. We currently have sales offices in Germantown, London, Griesheim, Rome, Sao Paulo, Mexico City, New Delhi, Mumbai, Bangalore, Abu Dhabi, Miami, Beijing, Shanghai, Moscow and Jakarta. In addition, depending on the need, we appoint sales representatives in various countries who are compensated on a commission basis.

Our international business pursues a multi-faceted strategy for the distribution of our products and services. We pursue direct and indirect marketing techniques on a global basis, and we use resellers to cover specific markets. In Europe, India and Brazil, where we have the ability to provide satellite communication services directly, our primary strategy is to sell to enterprise customers, either through our own sales staff, or through our reseller network. Our distribution network has been established to leverage a larger sales force to sell our services. In other areas, notably Africa, the Middle East, China, Japan, the Former Soviet Union, Australia, Indonesia and Malaysia, we have pursued a strategy of providing our infrastructure to independent third-party operators or joint ventures that in turn provide the satellite communications services to enterprise customers using our manufactured equipment. In addition, we also supply dedicated systems to entities that provide for and operate their own systems. We pursue these dedicated systems sales using a combination of our own sales staff and our sales representative channels. Periodic training is provided to our sales staff and channels through regional seminars and training sessions at our Germantown, Maryland headquarters.

Installation and Support

Our European, Indian and Brazilian operations provide VSAT installation services for our customers through a network of third-party installers, similar to our North American installation operations, and in certain limited circumstances we provide installation services ourselves. In regions not covered by our services, our customers provide for their own installation services. In all instances, hub equipment installation services are provided by our Germantown, Maryland and India installation teams.

We provide hardware and software maintenance services through annual customer assistance center maintenance agreements. On-site repair of VSATs and maintenance services are provided in Europe, India and Brazil through subcontractors. In other areas, our customers provide their own repair services to their end-users. Our customer assistance center maintenance offering includes a customer assistance center that is operated 24 hours per day, 365 days per year, and that is available to our customers worldwide, as well as through regional support centers in India, Europe, China and Brazil. In addition, an on-line trouble reporting and tracking system, functionally similar to its North American counterpart, is made available to our customers around the world.

Consumer/SMB Business

Business Overview

Our North American Consumer/SMB business was launched in 2001. Utilizing our VSAT data networking capabilities, we have developed a consumer service that reaches all 50 states in the United States, Puerto Rico and parts of Canada. With the advent of competing low-cost cable modem and DSL services, we have focused our marketing and sales efforts on the underserved markets that would be less likely to receive terrestrial broadband service. These markets include rural and suburban areas. We deliver broadband Internet service with an accompanying set of ISP services such as e-mail and web hosting, and we offer various service plans to appeal to particular market segments.

The user terminal for our Consumer/SMB customers consists of a 0.74m or 0.98m antenna and radio transceiver located on the roof or side of a home and a satellite modem located indoors near the user’s computer or router. Our third-party contractors install the user terminals for all our customers and have developed an extensive set of business processes and systems to maintain the quality and timeliness of our installations. We use the hubs in Germantown, Maryland and Las Vegas, Nevada to communicate with the consumer terminals. From these locations, we connect directly to the public Internet and we host our Internet service provider, or ISP services. Delivery of our service is orchestrated by our network operations center in Germantown, Maryland. We use the network operations center to manage user terminals and maintain the quality and performance of our service. The network operations center manages network traffic and also provides advanced engineering support to our customer call centers.

We have made a substantial investment in our consumer business, which has grown from a startup to achieve critical mass in four years. The profits from this business have improved as a result of lower hardware costs and a reduction in the cost of our service offerings. Our experience in the enterprise VSAT industry has resulted in the development of an infrastructure that is adept at dealing with and marketing to our consumer subscriber base. Our Consumer/SMB business generated revenues of $247.0 million for the year ended December 31, 2005.

We rent satellite transponders to deliver broadband service to our subscribers. We operate on numerous Ku band satellites stationed over the United States. We expect to begin deploying services at Ka band on AMC-15 in the first quarter of 2006, followed by AMC-16 and subsequently SPACEWAY 3.

Customers

We delivered service to approximately 274,400 Consumer/SMB subscribers across North America as of December 31, 2005. In 2005, we averaged approximately 10,000 gross customer additions per month. We experienced a “churn” rate (the rate of customer cancellations/nonrenewals as a percentage of total number of subscribers) of 2.1% in 2005. Our technology and service efforts are targeted primarily at rural and suburban locations underserved by DSL and cable; accordingly we focus on areas with significant satellite television penetration.

Products and Services

Our Consumer/SMB service package consists of a hardware purchase, as well as a non-cancelable 15-to 24-month service plan with a monthly service fee that varies depending on the level of service selected and includes the following:

•	unlimited satellite-based Internet access;

•	live technical support that is available 24 hours per day, seven days per week;

•	multiple e-mail accounts;

•	professional standard installation; and

•	a commercial-grade antenna.

We modify our service offerings from time to time to increase our sales and to provide packages that are attractive to our customers. We also offer a deferred hardware purchase plan that allows our customers to defer the cost of the equipment and installation over a period of 15 months.

Sales, Marketing and Distribution

We have an extensive independent nationwide retail distribution network consisting of distributors, dealers, sales agents and major retailers, such as Best Buy and Circuit City. Our direct marketing efforts to consumers account for approximately 49% of our new Consumer/SMB customers. Our distribution channels reach across North America. Our distributors recruit and support dealers throughout the territory in their efforts to sell our services and also coordinate installation of the equipment for all our customers.

We market with spot television ads and infomercials on DIRECTV, as well as through targeted direct mail campaigns. These campaigns are intended to drive customers to one of our direct sales channels, such as our website, or one of our call centers. These ads also are designed to support and promote sales through our dealers and retailers.

Our Consumer/SMB service offering is also resold to a smaller extent through EarthLink.

Installation and Support

Our retail consumer installation and field services are provided by a network of third-party contractors and dealers that are trained and certified by us. Our installation services are managed and tracked on a web-based work order management system that provides the visibility and accountability to manage a customer’s installation and trouble resolution. Our installers and service contractors must complete a certification program, and their work is subject to quality control audits.

We have engaged several companies to provide call center support for our customers. These call centers are located in the United States and India. They are organized to handle calls from our retail customers regarding service, billing and installation support and they provide deep support to our wholesale customers. These centers are supervised by our customer service organization, and they process most consumer calls. We have a staff of technical support personnel that assist these centers with difficult or unusual problems.

Telecom Systems Businesses

We consider both our Mobile Satellite Systems and Terrestrial Microwave businesses to be strategic markets that have significant advantages. Neither business requires substantial operating cash or further investments, and both are low fixed-cost operations.

Mobile Satellite Systems

Our Mobile Satellite Systems business provides turnkey satellite ground segment systems for voice, data and fax services to customers that include Thuraya, Inmarsat and Mobile Satellite Ventures. The Mobile Satellite Systems business is conducted on a competitively contracted basis, typically through large, multi-year contracts. Typically, the operator issues a Request For Proposal to multiple vendors who respond with appropriate solutions, prices and contract terms. The operator then reviews these proposals and selects a preferred vendor to negotiate a multi-year, turnkey, development and deployment contract. The contract includes all of the ground segment which consists of the earth station and network operation systems. In addition, the contract also requires development and supply of low-cost portable terminals for voice and data services.

For example, our original contract with Thuraya included the entire ground segment, user terminals, system integration services. Since beginning operational service in January 2002, Thuraya has sold over 340,000 subscriber terminals, and we have shipped approximately 375,000 subscriber terminals. As a result of Thuraya’s expansion, we were awarded expansion contracts at the beginning of 2004 for the design and delivery of a new gateway for expanded voice coverage and a new packet data ground station that will provide packet data services in the current area of coverage.

We will continue to develop and leverage our satellite communication expertise in the Mobile Satellite Systems business on an opportunistic basis. We also have been actively pursuing a number of opportunities in the area of hybrid satellite/terrestrial mobile networks. For example, we recently signed a contract with Space Systems/Loral Inc. for the turnkey supply of a ground based subsystem for ICO, one of Space Systems/Loral’s end customers. We believe that this area is the growth area of the mobile satellite industry as it allows sharing of bandwidth between terrestrial and satellite applications, and provides us with opportunities for expansion of our Mobile Satellite Systems business. The Mobile Satellite Systems business has been and will continue to be a complementary part of our core VSAT business since the base VSAT technology and engineering teams support our mobile satellite efforts, which in turn contribute to advancing our technology in the VSAT arena with customer funded programs. Our Mobile Satellite Systems business generated revenues of $48.6 million for the year ended December 31, 2005.

Terrestrial Microwave

We have developed a broadband family of products for point-to-multipoint microwave radio network systems, or PMPs, that enable operators to enter the local telecommunications exchange business market quickly, cost-effectively and competitively. Operators employing our system can offer bundled multimedia services that include voice and high-speed data for both local access and/or for cellular cell site backhaul links to the mobile switching centers.

Our broadband PMP microwave systems have been deployed in North America, Latin America, Europe and Asia. Current customers include:

•	Nokia OEM supply relationship;

•	T-Mobile PTC/ERA (Poland);

•	WIND (Italy) and Vodafone (Italy);

•	Broadnet (Czech) and Star 21 (Czech);

•	XO Communications (U.S.);

•	Impsat (Peru and Columbia); and

•	Tata Teleservices Maharashtra Ltd. (India).

Our current contracts require us to either supply equipment along with support services on a turnkey basis, or simply supply equipment to the end customers or our distributors. Typically, contracts range from one to five years for the supply of equipment with up to eight years of maintenance services. We do not anticipate significant expansion in the Terrestrial Microwave business, but will continue to assess opportunities on a project-by-project basis. Our Terrestrial Microwave business generated revenues of $20.0 million for the year ended December 31, 2005.

SPACEWAY

SPACEWAY will represent a next generation broadband satellite system, with a unique architecture for broadband data communications. Designed for maximum operational flexibility, the system will use an advanced architecture and technologies to achieve greatly enhanced data communication capabilities and efficiencies, including the following:

•	A fast packet switch and on-board processor which enables, for the first time, direct user-to-user communication at broadband speeds;

•	A technologically advanced antenna, enabling maximum frequency re-use and, therefore, more efficient use of spectrum;

•	10 Gbps of gross capacity (approximately 10 times the capacity of an existing Ku-Band satellite), which reduces data transport costs to a fraction of the cost of today’s systems; and

•	Operation in the Ka-band which, along with the above technological innovations, will allow SPACEWAY to support transmission speeds up to 8 times faster than today’s typical installed VSATs.

All interfaces to the SPACEWAY system will be standard IP giving it the capability to integrate seamlessly with terrestrial networks. We believe that SPACEWAY will allow us to address a larger market (which management estimates at $26 billion compared to the current $4 billion), reduce transponder leasing costs and significantly improve margins. By operating as a vertically integrated business (i.e., owning and controlling directly the space segment), we expect that we will be more competitive than terrestrial systems. The SPACEWAY system will allow VSAT services to compete with DSL, cable and frame relay at speeds up to and including 2 Mbps, and SPACEWAY-based Internet access will support both symmetric (same data rate each way) and asymmetric (different data rates each way) services, thereby enhancing our ability to address untapped new markets for satellite data networking services.

In connection with the April 2005 Acquisition, we acquired the SPACEWAY 3 satellite, which currently is being manufactured by Boeing, as well as its related network operations center facilities, certain other ground facilities and equipment and intellectual property rights and the rights to purchase an additional SPACEWAY satellite to be manufactured by Boeing in the future. The transaction did not include rights to the first two satellites designed for the SPACEWAY program which have been redeployed to support DIRECTV’s direct-to-home satellite broadcasting business. We will be given the opportunity, at our own cost and expense, to conduct system testing on either or both of DIRECTV’s SPACEWAY satellites, for an aggregate amount of at least 30 testing days. We expect such testing to occur on the second SPACEWAY satellite during the first half of 2006. We plan to launch our SPACEWAY satellite in early 2007 and to introduce service on SPACEWAY later in 2007.

Our approach to the market for SPACEWAY services can be characterized as follows:

•	Significant Expansion in Business From SMB Customers. SPACEWAY will deliver a range of cost effective and high quality services, from Internet access to small private networks to these customers, many of whom are in locations underserved by terrestrial broadband technology.

•	Expansion of Consumer Customer Base. SPACEWAY will enable the transition of the consumer customer base through new additions and product upgrades. Beginning with expected rollout of SPACEWAY service in 2007, we anticipate that all new consumer customers will operate over SPACEWAY, effectively eliminating the third-party expense of transponder leasing for this customer base over time.

•	Expansion of Business Offerings with Large Enterprises. As SPACEWAY will support higher data rates and offer direct user-to-user network connectivity, we will have the opportunity to offer services such as Frame Plus, IP Plus and Direct Connect that could expand our offerings to large enterprises. Frame Plus is a high performance enterprise service that will compete directly in the frame relay market by offering committed info rate and burst rates. IP Plus will compete directly against IP VPNs by offering mesh connectivity in two service grades. Direct Connect provides a high quality point-to-point connection intended to address markets currently served by T-1 and primary rate interface, or PRI.

In addition to the SPACEWAY satellite itself, the SPACEWAY system consists of a Network Operation and Control Center, or NOCC, an end-user terminal, or ST, and Satellite Control Facilities, or SCF. Both the NOCC and STs are in final stages of integration and testing and are expected to be ready ahead of the actual spacecraft launch. All Satellite Control Facilities are built and tested, and we intend to enter into a contract with a qualified operator for SCF operations. We will directly operate the NOCC.

Competition

The network communications industry is highly competitive. As a provider of data network products and services in the United States and internationally, we compete with a large number of telecommunications service providers. This increasingly competitive environment has put pressure on prices and margins. To compete effectively, we emphasize our network quality, our customization capability, our offering of networks as a turnkey managed service rather than as an equipment sale, our position of a single point of contact for products and services and our competitive prices.

We have encountered competition in our Network Equipment and Services business from major established carriers such as AT&T Corp., MCI, Inc., Sprint Corporation, British Telecommunications plc, France Télécom, Deutsche Telekom AG and global consortia of telecom operators and other major carriers, which provide international telephone, private line and private network services using their national telephone networks and those of other carriers. Such carriers also offer technological solutions for customer networks, including ISDN lines and frame relay networks. We are facing increasing competition from ground-based telecommunications service providers that use frame relay and digital network switching to provide competitive network offerings. The increase of cellular coverage and development of General Packet Radio Service, or GPRS, technology also is beginning to emerge as a competitive technology for low bit rate applications.

Our VSAT networks generally have an advantage over terrestrial networks where the network must reach many locations over large distances, where the customer has a “last mile” or congestion problem that cannot be solved easily with terrestrial facilities and where there is a need for transmission to remote locations or emerging markets, as discussed more fully above. By comparison, ground-based facilities (e.g., fiber optic cables) often have an advantage for carrying large amounts of bulk traffic between a small number of fixed locations. However, because of a customer’s particular circumstances, the pricing offered by suppliers and the effectiveness of the marketing efforts of the competing suppliers also play a key role in this competitive environment.

The major local and regional telecom carriers also serve as resellers of our products and services and are an increasingly important distribution channel in Asia and Latin America.

Our principal competitors in the supply of VSAT satellite networks are Gilat Satellite Networks Ltd., or Gilat, which offers a full line of VSAT products and services, and ViaSat, Inc, or ViaSat. In competing with Gilat and ViaSat, we emphasize particular technological features of our products and services, our ability to customize networks and perform desired development work, the quality of our customer service and our willingness to be flexible in structuring arrangements for the customer. We are aware of other emerging competitors that supply networks, equipment and services. We also face competition from resellers and numerous local companies who purchase equipment and sell services to local customers.

The satellite market currently has two open technology standards for VSAT equipment: (i) Internet Protocol over Satellite, or IPoS, which is our own standard and is recognized by the European Telecommunications Standards Institute, or ETSI, in Europe, the Telecommunications Industry Association in the United States and the ITU and (ii) Digital Video Broadcast—Return Channel by Satellite, or DVB-RCS, which also is recognized by the ETSI and the ITU. There are several manufacturers providing and supporting DVB-RCS, and some manufacturers are considering providing and supporting IPoS. Other companies offer technologies that could be standardized, such as DOCSIS by ViaSat.

We face competition for our North American Consumer/SMB markets primarily from the telecommunications and other DSL and cable Internet service providers. In addition, other satellite and wireless broadband companies, such as WildBlue Communications, Inc., Clearwire LLC and StarBand Communications Inc., have launched or are planning the launch of consumer satellite Internet access that would compete with us in North America. Some of these competitors may offer consumer services and hardware at lower prices than ours. We anticipate increased competition with the entrance of these new competitors into our market and the increasing build-out and lowering cost of DSL and cable Internet access across North America.

Government Regulation

The provision of telecommunications is highly regulated. We are required to comply with the laws and regulations of, and often obtain approvals from, national and local authorities in connection with most of the services that we provide. As a provider of communications services in the United States, we are subject to the regulatory authority of the United States, primarily the FCC. We are subject to the export control laws, sanctions and regulations of the United States with respect to the export of telecommunications equipment and services. Certain aspects of our business are subject to state and local regulation. The FCC has preempted many state and local regulations that impair the installation and use of VSATs. However, our business nonetheless may be adversely affected by state and local regulation, including zoning regulations that impair the ability to install VSATs.

In addition, we are subject to regulation by the national communications regulatory authorities of other countries in which we, and under certain circumstances our resellers and distributors, provide service. There are several ITU filings for the orbital location which may be used for our SPACEWAY satellite. The ITU filing used to launch and operate our SPACEWAY satellite will subject us to the licensing jurisdiction of the administration that made the particular ITU filing on our behalf. The SPACEWAY satellite will also be subject to the frequency registration process of the ITU, and to the various national communications regulatory authorities of the countries in which we will provide services using SPACEWAY. Additionally, the FCC and other national communications regulatory authorities must issue certain authorizations prior to commencement of services over the SPACEWAY satellite in their respective jurisdictions.

Our authorizations are subject to the laws and regulations of regulatory authorities that generally prohibit the assignment of these authorizations and often prohibit the transfer of control of the entities holding these authorizations without prior governmental consent. Failure to comply with such laws or regulations may result in various sanctions including fines, loss of authorizations and denial of applications for new authorizations or for the renewal of existing authorizations.

The changing policies and regulation of the United States and other countries will continue to affect the telecommunications industry. We cannot predict the impact that these changes will have on our business.

Regulation by the FCC

All entities that use radio frequencies to provide communications services in the United States are subject to the jurisdiction of the Federal Communications Commission, or FCC, under the Communications Act of 1934, as amended. The Communications Act prohibits the operation of certain satellite earth station facilities, such as those operated by us and certain of our customers, except under licenses issued by the FCC. Changes in our FCC-licensed earth station operations require license modifications that generally must be approved by the FCC in advance. The earth station licenses we hold are granted for ten to fifteen year terms. The FCC also has granted periodic requests by us for special temporary authorizations and experimental authorizations to operate new or modified facilities on a temporary basis. The FCC generally renews satellite earth station licenses routinely, but there can be no assurance that our licenses will be renewed at their expiration dates, for full terms, or without adverse conditions. Applications at the FCC for new authorizations that we may need for new lines of business may be opposed by other companies which could delay, or prevent us from implementing, new business plans. The FCC regulates potential human exposure to radio frequency energy from satellite earth stations, and it imposes license conditions on us that constrain the manner in which our earth stations are deployed in order to limit the potential for such exposure. Those regulations and conditions are subject to change from time to time, and we cannot predict the impact of any such changes on our business.

As a provider of telecommunications in the United States, we are presently required to contribute a percentage of our revenues from telecommunications services to universal service support mechanisms that subsidize the provision of services to low-income consumers, high-cost areas, schools, libraries and rural health care providers. This percentage is set each calendar quarter by the FCC. Current FCC rules permit us to pass this universal service contribution through to our customers. Because our customer contracts often include both telecommunications, which create such support obligations, and other goods and services, which do not, it can be difficult to determine which portion of our revenues forms the basis for this contribution and the amount that we can recover from our customers. If the FCC, which oversees the support mechanisms, or a court or other governmental entity were to determine that we computed our contribution obligation incorrectly or passed through the wrong amount to its customers, we could become subject to additional assessments, liabilities, or other financial penalties. In addition, the FCC is considering substantial changes to its universal service contribution rules, and these changes could impact our future contribution obligations and the contribution obligations of third parties that provide communication services that we use to provide our services. Any such change to the universal service contribution rules could increase or decrease our costs of providing service to our customers.

The FCC requires satellite communications systems to operate in a way that does not cause harmful interference to the operation of other satellites. Currently, the FCC has before it a rulemaking proceeding that may result in a modification to a longstanding industry practice regarding network access schemes (the conventions that determine when and how remote VSAT stations communicate with the satellite). Depending on the outcome of that proceeding, the FCC could require technical changes in the way we operate our VSAT networks. We cannot predict how expensive those changes would be to implement, or what impact they would have on the provision of our services.

Our business is dependent on the use of satellite capacity provided to us by third parties. The companies from which we lease transponders hold FCC licenses and authorizations and are subject to the jurisdiction of the FCC. The failure by such a company to comply with the Communications Act or the FCC’s regulations could force us to find alternative providers of transponder capacity. We cannot assure you that it would be successful in obtaining such capacity on terms that are acceptable to us, if at all. The FCC has authority to authorize new uses of satellite bands in which we operate. We could be adversely affected by any such new uses that result in interference into our existing services, or that otherwise adversely affect our ability to deploy VSAT networks or new services.

The FCC has asserted its authority to regulate providers of Internet services under Title I of the Communications Act. Certain of the Internet services we provide are subject to the FCC authority under Title I. To date, the FCC has refrained from imposing significant regulations on Internet services. Changes in the law may prevent us from choosing our business partners or restrict our activities as an Internet service provider. For instance, the FCC currently is considering in an open rulemaking proceeding the appropriate regulatory and statutory classification of certain IP-based services. We provide a wide range of IP-based services. As a result, the outcome of this proceeding could affect the manner in which certain of our services are regulated. We cannot predict what impact any changes in such regulations would have on our operations. In addition, the FCC recently adopted a policy statement intended, among other things, to ensure that users of Internet access services have access to the applications, such as voice over IP service, and content of their choice. Depending on how this policy statement is enforced, it could limit our ability to enter into exclusive or preferential arrangements with business partners.

The FCC also recently adopted and released the first of two orders governing the obligations of broadband Internet access and Internet telephony service providers to comply with the requirements of the federal Communications Assistance for Law Enforcement Act, or CALEA. CALEA requires telecommunications carriers, including satellite-based carriers, to ensure that law enforcement agencies are able to conduct lawfully-authorized surveillance of users of their services. The first order established that broadband Internet access and Internet telephony service providers must comply with CALEA, and that all newly-covered service providers must comply within 18 months of the date of effectiveness of the order, which is May 14, 2007. The FCC has indicated that a second associated order, which has not yet been adopted or released, will address the assistance capabilities required of the providers covered by the first order, as well as compliance extensions and exemptions, cost recovery, identification of future services and entities subject to CALEA, and enforcement. A petition for reconsideration is pending before the FCC requesting that the 18-month compliance deadline run from the FCC’s release of the second order rather than the first order, and an appeal of the first order has been filed at the U.S. Court of Appeals for the D.C. Circuit, which remains pending. We may be required to make changes in our system architecture in order to comply with the FCC’s orders in this proceeding. We cannot predict how expensive those changes would be to implement, the impact such changes would have on the provision of our services, or the timeframe in which such changes must be implemented, until the FCC’s new rules and decision on reconsideration are released. Depending on the requirements detailed in the second upcoming order, we may be unable to satisfy the compliance deadline established by the new FCC orders on CALEA, which could subject us to possible enforcement actions.

The United States Congress is also considering changes to the regulatory treatment for certain communications services, including services that we provide. We cannot predict the result of these considerations or whether we may be adversely affected by them.

Export Control Requirements and Sanctions Regulations

In the operation of our business, we must comply with all applicable export control and economic sanctions laws and regulations of the United States and other countries. Specifically, the applicable United States laws and regulations include the Arms Export Control Act, the International Traffic in Arms Regulations, or ITAR, the Export Administration Regulations, or EAR, and the trade sanctions laws and regulations administered by the United States Treasury Department’s Office of Foreign Assets Control of the United States Department of the Treasury, or OFAC. The export of certain hardware, technical information and services relating to satellites to non-United States persons is regulated by the United States Department of State’s Directorate of Defense Trade Controls, or the DDTC, under the ITAR. Except for the transactions and related contracts addressed by the January 26, 2005 consent agreement among DIRECTV, DTV Network Systems, Inc., and the State Department, we believe that we have obtained all of the specific State Department authorizations currently needed in order to fulfill our obligations under our contracts with non-United States entities, and we believe that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain. As our parent entity, Hughes Communications is required to register with the DDTC. Hughes Communications and SkyTerra Communications have requested that DDTC transfer the SkyTerra registration to Hughes Communications.

Other items are controlled for export by the United States Department of Commerce’s Bureau of Industry and Security, or the Bureau, under the Export Administration Regulations. For example, the Bureau regulates our export of equipment for earth stations in our ground network located outside of the United States. It is our practice to obtain all licenses necessary for the furnishing of original or spare equipment for the operation of our earth station facilities in a timely manner in order to facilitate the shipment of this equipment when needed.

We cannot provide services to certain countries subject to United States trade sanctions unless we first obtain the necessary authorizations from OFAC. Where required, OFAC has granted us the authorizations needed to provide equipment or services to United States-sanctioned countries. We are also subject to The Foreign Corrupt Practices Act, or FCPA, that prohibits payment of bribes or giving anything of value to foreign government officials for the purpose of obtaining or retaining business or gaining a competitive advantage.

Following a voluntary disclosure by DIRECTV and DTV Network Systems, Inc. in June 2004, DIRECTV and DTV Network Systems, Inc. entered into a consent agreement with the U.S. Department of State in January 2005 regarding alleged violations of the ITAR. This consent agreement addresses exports of technology related to the VSAT business primarily to China. Under the terms of the consent agreement, DIRECTV agreed to pay a $4.0 million fine over a period of three years and we are required to establish and maintain a special compliance official for a period of three years. The special compliance official is an independent contractor with authority to oversee matters relating to compliance with the ITAR. We are required to spend $1.0 million over a period of three years for certain enhanced remedial compliance measures, which we expect will include the cost of establishing and maintaining the special compliance officer. As part of the consent agreement, which applies to us, one of our subsidiaries was debarred from conducting certain international business. We are now eligible to seek reinstatement of such subsidiary and intend to do so in the near future.

As a result of the voluntary disclosure and consent agreement, we currently are unable to perform our obligations under certain contracts in China and South Korea addressed by the consent agreement, and if ultimately unable to perform, we may be liable for certain damages of up to approximately $5.0 million as a result of our non-performance. With respect to one such contract, we received notice in November 2005 that one of our customers in China filed a demand for arbitration with the International Center for Dispute Resolution, a division of the American Arbitration Association.

Regulation of SPACEWAY’s Licensing Administration

The SPACEWAY satellite is primarily intended to provide services to North America. Our SPACEWAY spacecraft operations will be subject to the licensing jurisdiction of the government whose ITU filing we use to launch and operate the SPACEWAY satellite, and we will have to satisfy the licensing conditions imposed by the administration whose ITU filings we use. As a condition of license, the national licensing regime may require, for example, that we implement the SPACEWAY satellite system in a manner consistent with certain milestones (such as for the satellite design and construction, ground segment procurement, and launch and implementation of service), that the SPACEWAY satellite control center be located in national territory, that a license be obtained prior to launching or operating the satellite or that a license be obtained before interconnecting with the local switched telephone network. We cannot predict how we will be able to satisfy these or any other licensing requirements, or that we will be able to obtain or maintain the necessary authority from the licensing administration to implement the SPACEWAY satellite as proposed and in a timely manner.

As discussed below, there are several ITU filings for the 95.0° W.L. orbital location which may be used for the SPACEWAY satellite. Our parent, Hughes Communications, holds a license issued by the FCC to launch and operate a Ka-band geostationary satellite at 95.0° W.L. If we use the ITU filing made by the FCC on behalf of Hughes Communications, we will be required to reach an operational agreement with Hughes Communications or to obtain FCC approval to transfer such FCC license from Hughes Communications to us. If we use an ITU filing made by Australia or the United Kingdom, we will be required to seek additional FCC approvals to serve the United States with a foreign-licensed satellite, which approvals may not be obtained or may not be granted in a timely manner. In addition, the regulatory agencies of nations other than the United States that we may seek to serve from the 95.0° W.L. orbital location must also authorize the use of the SPACEWAY satellite, services and/or frequencies in their jurisdictions, and we have not yet applied for or received any such authority.

FCC Licensing of Hughes Communications’ Satellite

Hughes Communications currently holds a license issued by the FCC to operate a Ka-band geostationary satellite at 95.0° W.L. However, Hughes Communications’ current FCC license does not reflect the design of the SPACEWAY satellite. On March 6, 2006, Hughes Communications filed with the FCC an application to amend the pending modification to its FCC license to reflect the SPACEWAY design. The FCC has granted similar applications in the past. Hughes Communications’ ability to maintain its FCC license is dependent upon its satisfaction of certain construction milestone requirements imposed by the FCC on satellite licensees, the next of which must be satisfied by April 19, 2006. We expect Hughes Communications will request the FCC to treat our SPACEWAY satellite as the relevant spacecraft for purposes of satisfying these milestones and will certify to the FCC that the SPACEWAY satellite has completed the first three of four FCC milestones. If the FCC determines that the SPACEWAY satellite does not serve as the relevant satellite or does not conclude that the progress on our SPACEWAY satellite satisfies Hughes Communications’ April 19, 2006 milestone, or if Hughes Communications is unable to obtain an extension of the April 19, 2006 milestone date if needed, the FCC may declare Hughes Communications’ satellite license null and void. We cannot predict with certainty how the FCC will act on Hughes Communications’ amendment, if it will grant this amendment prior to the April 19, 2006 milestone requirement, or if it will grant an extension of that milestone requirement, if needed.

International Regulation

We must comply with the applicable laws and regulations and, where required, obtain the approval of the regulatory authority of each country in which we, or under certain circumstances our resellers, provide services or operate earth stations. The laws and regulatory requirements regulating access to satellite systems vary from country to country. In some countries a license is required to provide our services and to operate satellite earth stations. The application procedure can be time-consuming and costly in some countries, and the terms of licenses vary for different countries. In addition, in some countries there may be restrictions on our ability to interconnect with the local switched telephone network. In certain countries, there are limitations on the fees that can be charged for the services we provide. As a provider of communication services in the European Union, we benefit from a liberalized and less-regulated environment. Nevertheless, we are still subject to registration and in some instances the payment of annual fees and/or the filing of annual status reports.

Many countries permit competition in the provision of voice, data or video services, the ownership of the equipment needed to provide telecommunications services and the provision of satellite capacity to that country. We believe that this trend should continue due to commitments by many countries to open their satellite markets to competition. In other countries, however, a single entity, often the government-owned telecommunications authority, may hold a monopoly on the ownership and operation of telecommunications facilities or on the provision of telecommunications to, from or within the country. In those cases, we may be required to negotiate for access to service or equipment provided by that monopoly entity, and we may not be able to obtain favorable rates or other terms.

As we have developed our communications network and offered services outside the United States, we have been required to obtain additional licenses and authorizations. There can be no assurance, however, that any regulatory approvals we currently hold are, or will remain, sufficient in the view of foreign regulatory authorities, that any additional necessary approvals will be granted on a timely basis, or at all, in all jurisdictions in which we wish to operate, or that applicable restrictions in those jurisdictions will not be unduly burdensome. The failure to obtain the authorizations necessary to operate satellites or provide satellite service internationally could have a material adverse effect on our ability to generate revenue and conduct our business as currently planned.

International Telecommunication Union Frequency Registration

The orbital location and frequencies for the planned SPACEWAY satellite are subject to the frequency registration and coordination process of the ITU. The ITU Radio Regulations define the rules and rights for a satellite to use specific radio frequencies at a specific orbital location. We have ITU filings for an orbital location for the SPACEWAY satellite and other orbital locations for future or follow-on satellites. If two or more satellites make technically conflicting filings at the ITU, the first satellite to file at the ITU generally has priority to use the specified frequencies over subsequent filers. Certain of those filings that have ITU priority may be available for use by affiliates of SkyTerra. Moreover, subsequent filers are obligated to coordinate their satellites with earlier-filed satellites before bringing them into service. In order for a satellite to maintain its priority status at the ITU, the spacecraft must be launched and operated at the specified orbital location using the specified frequencies by certain dates.

The United Kingdom Office of Communications, or Ofcom, has filed at the ITU for several orbital locations, including 95.0° W.L., on our behalf, and the FCC has filed at the ITU for the 95.0° W.L. orbital location on behalf of our parent, Hughes Communications. In addition, the Australian Communications and Media Authority, or ACMA, has filed at the ITU for the 95.0° W.L. orbital location on behalf of both Kagoe Communications Pty Ltd, or Kagoe, an Australian company, and Miraxis License Holdings LLC, or MLH, a U.S. company in which certain principals of Apollo, our controlling investor, have a controlling investment. In addition, Mr. Jeffrey Leddy, a director of our company and Hughes Communications, is a director and the general manager of MLH, and Mr. Andrew Africk, a director of our company and Hughes Communications, is a director of MLH. The ITU filings made on our behalf by Ofcom give us high ITU priority rights to use the 95.0° W.L. orbital location and the ITU filings made on behalf of Hughes Communications by the FCC give us lower ITU priority rights to use that same orbital location. The ITU filing made on behalf of Kagoe and MLH by ACMA gives Kagoe and MLH joint ITU priority rights to use the 95.0° W.L. orbital location, which rights have higher priority than the ITU priority rights filed by Ofcom and the FCC. Kagoe and MLH will lose these joint ITU priority rights after January 31, 2008 unless, prior to this date, Kagoe and MLH have brought some or all of the frequencies identified in the ITU filing into use at this orbital location. We believe that we can reach a satisfactory business arrangement with Kagoe and MLH, which would include financial compensation, to operate SPACEWAY as planned at 95.0° W.L. There can be no assurance that such an agreement can be reached or that ACMA would consent to such an arrangement.

Our SPACEWAY spacecraft operations will also be subject to the frequency registration process of the ITU. A number of licensing administrations have ITU priority over the ITU filings that we may use for SPACEWAY by virtue of their having made earlier ITU submissions for networks that could experience interference from the operation of the SPACEWAY satellite. Coordination meetings have commenced relating to the ITU filings at 95.0° W.L. made by Australia, the United Kingdom, and the United States. The ITU filings that we may use for SPACEWAY have not yet been fully coordinated with other ITU filings. ITU coordination activities may require a satellite system operator to reduce power, avoid operating on certain frequencies, relocate its satellite to another orbital location or otherwise modify planned or existing operations in order to protect systems with higher priority from interference. Any modifications we make in the course of coordination, or any inability to successfully coordinate could significantly limit the services that could be provided over the SPACEWAY satellite, which would materially adversely affect our ability to generate revenue.

Neither the ITU specifically, nor international law generally, provides clear remedies if the ITU coordination process fails, or if a satellite is operated in a manner that causes interference to another satellite. Moreover, because only nations, and not individual companies, have full standing as ITU members, we must rely on the government sponsoring our filing to represent our interests before the ITU, including obtaining rights to use orbital locations and resolving disputes relating to the ITU’s rules and procedures.

Intellectual Property

We currently rely on a combination of patent, trade secret, copyright and trademark law, together with licenses, non-disclosure and confidentiality agreements and technical measures, to establish and protect proprietary rights in our products. We hold United States patents covering various aspects of our products and services, including patents covering technologies that we believe will enable the production of lower cost satellite terminals and that we believe will provide for significant acceleration of communication speeds and enhancement of throughput. In connection with the April 2005 Acquisition, DIRECTV assigned to us a large number of patents and patent applications subject to a royalty-free, perpetual license-back to DIRECTV and previous licenses or other rights granted in the course of business or in connection with prior divestitures by DIRECTV. DIRECTV also has licensed to us, on a royalty free, perpetual basis, many of the patents originating from Hughes Network Systems, Inc. that it retained as a result of the April 2005 Acquisition, and covenanted not to assert or bring claims against us based on any intellectual property owned or controlled by DIRECTV and related to our business as of the closing date of the April 2005 Acquisition. In addition, we have granted licenses to use our trademarks and service-marks to resellers worldwide and we typically retain the right to monitor the use of those marks, and impose significant restrictions on their use in efforts to ensure a consistent brand identity. We protect our proprietary rights in our software through software licenses that, among other things, require that the software source code be maintained as confidential information and prohibit any reverse-engineering of that code.

We believe that our patents are important to our business. We also believe that, in some areas, the improvement of existing products and the development of new products, as well as reliance upon trade secrets and unpatented proprietary know-how, are important in establishing and maintaining a competitive advantage. We believe, to a certain extent, that the value of our products and services are dependent upon our proprietary software, hardware and other technology, remaining “trade secrets” or subject to copyright protection. Generally, we enter into non-disclosure and invention assignment agreements with our employees, subcontractors and certain customers and other business partners. However, we cannot assure that our proprietary technology will remain a trade secret, or that others will not independently develop a similar technology or use such technology in products competitive with those offered by us.

Research and Development, Engineering and Manufacturing

We have a skilled and multidisciplined engineering organization that develops our products and services. Our in-house technological capability includes the complete set of skills required to develop the hardware, software and firmware required in our products and services. In addition to our product development skills, over the past 30 years we have pioneered numerous advances in the area of wireless communication techniques and methodologies. This 30 year history has resulted in the grant of over 400 patents to us and our predecessors and the adoption of our techniques in numerous communication standards in both satellite and terrestrial systems. Of these 400 patents, we currently own 180 following the April 2005 Acquisition. The remaining patents are subject to either a royalty-free perpetual license or a covenant not to assert from DIRECTV.

With respect to hardware development, our skill-set includes complex digital designs, radio frequency and intermediate frequency analog designs, advanced application-specific integrated circuit designs and sophisticated consumer and system level packaging designs. We also have extensive experience in developing products for high-volume, low-cost manufacturing for the consumer industry, including DIRECTV’s set-top receivers and dual mode satellite and cellular hand sets.

As a complement to our hardware manufacturing operations, we also have developed extensive experience in designing reliable software systems as part of our telecommunication systems and services offerings. For example, our VSAT product line for the enterprise market supports over 400 protocols for data communications. Our software engineers have also developed many large turnkey systems for our customers by designing the overall solution, implementing the various subsystems, deploying the entire network and user terminals, integrating and verifying the operational system and ultimately training the customers’ technicians and operators.

Our products are designed and tested primarily at our facilities in Maryland, and we outsource a significant portion of the manufacturing of our products to third parties such as Flextronics and MTI. Our manufacturing facilities, together with our third-party arrangements, have sufficient capacity to handle current demand. We continuously adjust our capacity based on our production requirements. We also work with third-party vendors for the development and manufacture of components integrated into our products, as well as for assembly of components for our products. We have implemented a multifaceted strategy focused on meeting customer demand for our products and reducing production costs. Our operations group, together with our research and development group, is working with our vendors and subcontractors to increase development and production efficiency in order to obtain higher component quantities at reduced prices.

Employees and Labor Relations

As of December 31, 2005, together with our consolidated subsidiaries, we had 1,773 employees. Other than approximately 50 of our employees, all of whom are located in Italy and Brazil, none are represented by a union. We believe that our relations with our employees are good.

Generally, our employees are retained on an at-will basis. We have entered into employment agreements, however, with certain of our key employees and require all of our senior managers, as well as most of our key employees, to sign confidentiality agreements. Certain of our personnel have non-competition agreements that prohibit them from competing with us for various periods following termination of their employment.

Subsidiaries and Joint Ventures

We own a number of subsidiaries and have entered into a number of joint ventures that provide marketing and sales support, sell our VSAT products or provide related services. The following table sets forth our direct and indirect subsidiaries, as well as our joint ventures as of December 31, 2005:

Company	Place of incorporation	Ownership interest
Subsidiaries:
HNS Participações e Empreendimentos Ltda.	Brazil	99.99%
HNS Américas Comunicações Ltda.	Brazil	99%
Hughes Telecomunicações do Brasil Ltda.	Brazil	99.99%
Hughes Network Systems (Beijing) Co., Ltd.	China	100%
Shanghai Hughes Network Systems	China	51%
HNS Finance Corp.	Delaware	100%
Hughes Network Systems International Service Company	Delaware	100%
HNS-India VSAT, Inc.	Delaware	100%
HNS-Shanghai, Inc.	Delaware	100%
HNS License Sub, LLC	Delaware	100%
HNS Real Estate, LLC	Delaware	100%
Hughes Network Systems GmbH	Germany	100%
Hughes Network Systems Limited	Hong Kong	100%
Hughes Escorts Communications Limited (1)	India	49%
Hughes Network Systems India, Ltd	India	99.99%
P.T. Hughes Network Systems Indonesia	Indonesia	100%
Hughes Network Systems S.r.L.	Italy	100%
HNS Mauritius Ltd.	Mauritius	100%
HNS de México S.A. de C.V.	México	99%
Hughes Network Systems Europe Limited	United Kingdom	100%
Hughes Network Systems Limited	United Kingdom	100%
HNS License Sub Limited	United Kingdom	100%

Joint ventures and equity investments:
ChinaCast Communication Holdings, Ltd.	Bermuda	14.25%
Hatwave Hellenic American Telecommunications Wave Ltd.	Cyprus	13.7%
One Touch Systems, Inc.	Delaware	37.2%
Escorts Motors Limited	India	49%

(1)	Escorts Motors Limited separately owns 23% of Hughes Escorts Communications Limited, which results in our total direct and indirect economic interest in Hughes Escorts Communications Limited of 60.3%.

Properties

Our principal executive offices are located at 11717 Exploration Lane, Germantown, Maryland 20876.

Our properties consist of design centers, service facilities and sales and marketing offices and are located in the United States, Mexico, Europe, Asia and Africa.

Location	Owned/Leased	Square footage	Function
Germantown, Maryland	Owned	311,000	Corporate headquarters—office and engineering lab, network operations, shared hubs
Gaithersburg, Maryland	Leased	107,500	Manufacturing, test
Gaithersburg, Maryland	Leased	66,500	Engineering, office space
Gaithersburg, Maryland	Leased	52,000	Warehouse
Darmstadt, Germany	Leased	30,900	Corporate headquarters (Europe), shared hub, operations
Milton Keynes, England	Leased	18,000	Back office support (Europe)
Southfield, Michigan	Leased	15,000	Shared hub
San Diego, California	Leased	13,800	Engineering, sales
Las Vegas, Nevada	Leased	10,000	Shared hub, backup NOCC Spaceway
Shanghai, PRC	Leased	8,200	Repair, sales, marketing
Sao Paulo, Brazil	Leased	3,459	Sales, marketing, operations
Rome, Italy	Leased	2,700	Sales, marketing
Chicago, Illinois	Leased	2,600	Sales, marketing
Beijing, China	Leased	2,100	Sales, marketing, operations
Delhi, India	Leased	2,000	Office
Jakarta, Indonesia	Leased	1,182	Sales, marketing, operations
Moscow, Russia	Leased	1,081	Sales, marketing
Dubai, United Arab Emirates	Leased	500	Sales
Lomas de Chaputepec, Mexico	Leased	312	Sales, marketing, operations
Irving, Texas	Leased	280	Sales
Fort Lauderdale, Florida	Leased	160	Sales
Miami, Florida	Leased	110	Sales
Rio de Janeiro, Brazil	Leased	80	Sales

We perform network services and customer support functions 24 hours a day, 7 days a week, 365 days a year at these locations.

Environmental

We are subject to various federal, state and local laws relating to the protection of the environment, most significantly the Resource Conservation and Recovery Act, or RCRA, and the Emergency Planning and Community Right-to-Know Act, or EPCRA. Our Safety, Health and Environmental Affairs department manages our compliance with all applicable federal and state environmental laws and regulations.

Under the RCRA, we are considered a small quantity generator. As such, we are subject to federal and state generator requirements that require us, among other things, to perform weekly inspections of any waste storage areas to ensure that their integrity has not been breached, and to ensure that the waste receptacles are intact. We must package wastes in containers approved by the Department of Transportation, or DOT, and also label all hazardous waste containers with appropriate signage identifying both the contents and the date the waste was generated. Regulations limit the amount of waste material we may accumulate on the property, and the length of time for which we may store such materials on-site. We use a third-party waste hauler to transport and dispose of such waste. Hazardous and other waste is manifested using the Uniform Hazardous Waste Manifest and shipped in accordance with Environmental Protection Agency regulations, DOT regulations, and relevant state regulations.

As required by the EPCRA, we file periodic reports with regulators covering four areas: Emergency Planning, Emergency Release, Hazardous Chemical Storage and Toxic Chemical Release. We do not maintain any quantities of extremely hazardous materials on our premises, and therefore have relatively modest reporting requirements under the EPCRA.

Our environmental compliance costs to date have not been material and we believe we have no unresolved environmental compliance issues likely to give rise to material costs in the foreseeable future.

Legal Proceedings

In 2002, the Department of Revenue Intelligence, or DRI, in India initiated an action against a former affiliate and customer of ours, Hughes Telecom (India) Ltd., or HTIL, relating to alleged underpayment of customs duty and misclassification of import codes. The DRI action was also directed against us and other HTIL suppliers whose shipments are the focus of that action. HTIL, renamed Tata Teleservices (Maharashtra) Ltd., or TTML, after the Tata Group purchased our equity interest in December 2003, is the principal party of interest in this action. We, together with the other named suppliers, are potentially liable for penalties in an amount of up to five times the underpayment of duty if we are found to have aided HTIL in avoiding duty. In connection with our sale to the Tata Group, we did not indemnify TTML in relation to its own potential liability in this matter. Currently, the parties have filed replies to the DRI’s allegations and expect that the matter will be resolved in a forum known as the Settlement Commission.

In addition, we are involved in periodic litigation in the ordinary course of our business alleging intellectual property infringement claims, product liability claims, property damage claims, personal injury claims, contract claims, employment related claims and worker’s compensation claims. We do not believe that there are any such pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our business and the ownership of our properties, that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity. However, we cannot assure you that future litigation will not adversely affect our business, financial condition, results of operations or liquidity.

Following a voluntary disclosure by DIRECTV and DTV Network Services, Inc. in June 2004, DIRECTV and DTV Network Services, Inc. entered into a consent agreement with the U.S. Department of State in January 2005 regarding alleged violations of the ITAR. This consent agreement addresses exports of technology related to the VSAT business primarily to China. As part of the consent agreement, which applies to us, one of our subsidiaries was debarred from conducting certain international business. We are now eligible to seek reinstatement of such subsidiary and intend to do so in the near future. In addition, we are required to enhance our export compliance program to avoid future infractions. As a result of the voluntary disclosure and consent agreement we are currently unable to perform our obligations under certain contracts in China and South Korea addressed by the consent agreement. If ultimately unable to perform, we may be liable for certain damages of up to approximately $5.0 million as a result of our non-performance. With respect to one such contract, we received notice in November 2005 that one of our customers in China filed a demand for arbitration with the International Center for Dispute Resolution, a division of the American Arbitration Association. The arbitration is currently stayed pending non-binding mediation which is expected to be concluded in the first half of 2006.

HUGHES NETWORK SYSTEMS

INDEPENDENT AUDITORS’ REPORT

To the Board of Managers and Members of

Hughes Network Systems, LLC

Germantown, Maryland

We have audited the accompanying consolidated balance sheet of Hughes Network Systems, LLC and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, changes in equity, and cash flows for the period from April 23, 2005 to December 31, 2005. We have also audited the accompanying combined consolidated balance sheet of Hughes Network Systems (the “Predecessor”) as of December 31, 2004, and the related combined consolidated statements of operations, changes in equity, and cash flows for the period from January 1, 2005 to April 22, 2005, and the years ended December 31, 2004 and 2003. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 4, the accompanying combined consolidated financial statements of the Predecessor have been prepared from the separate records maintained by the Predecessor, a component of the DIRECTV Group, Inc., and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Predecessor had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from The DIRECTV Group, Inc. applicable to The DIRECTV Group, Inc. as a whole.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for the period from April 23, 2005 to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such combined consolidated financial statements present fairly, in all material respects, the financial position of the Predecessor as of December 31, 2004, and the results of its operations and its cash flows for the period from January 1, 2005 to April 22, 2005, and the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Baltimore, Maryland

March 27, 2006

HUGHES NETWORK SYSTEMS

STATEMENTS OF OPERATIONS

(Dollars in Thousands)

	Consolidated Successor	Combined Consolidated Predecessor
	April 23, 2005 – December 31, 2005	January 1, 2005 – April 22, 2005	Years ended December 31,
			2004	2003
Revenues
Services	$303,467	$121,917	$383,519	$328,989
Hardware sales	280,001	101,524	405,831	422,159

Total Revenues	583,468	223,441	789,350	751,148

Operating Costs and Expenses
Cost of services	209,226	88,092	290,365	299,796
Cost of hardware products sold	206,431	86,467	338,650	389,513
Research and development	19,102	18,194	55,694	34,073
Sales and marketing	47,077	27,108	72,564	75,420
General and administrative	33,581	23,034	85,538	89,887
Restructuring costs	1,443	1,625	10,993	4,113
SPACEWAY impairment provision	—	—	1,217,745	—
Asset impairment provision	—	—	150,300	—

Total Operating Costs and Expenses	516,860	244,520	2,221,849	892,802

Operating income (loss)	66,608	(21,079)	(1,432,499)	(141,654)
Interest expense	(22,744)	(1,631)	(7,466)	(12,197)
Other income (expense), net	2,707	187	6,481	(3,175)

Net Income (Loss)	$46,571	$(22,523)	$(1,433,484)	$(157,026)

Reference should be made to the Notes to the Financial Statements.

HUGHES NETWORK SYSTEMS

BALANCE SHEETS

(Dollars in Thousands)

	Consolidated Successor	Combined Consolidated Predecessor
	December 31,
	2005	2004
ASSETS

Current Assets
Cash and cash equivalents	$113,267	$14,807
Short-term investments	13,511	—
Receivables, net	200,982	173,013
Inventories	73,526	99,892
Prepaid expenses and other	48,672	42,192

Total Current Assets	449,958	329,904

Property, net	259,578	226,744
Capitalized software costs, net	16,664	—
Other assets	30,324	30,236

Total Assets	$756,524	$586,884

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable	$51,294	$72,966
Short-term borrowings	29,616	52,757
Accrued liabilities	130,601	128,190
Due to affiliates	18,960	3,098

Total Current Liabilities	230,471	257,011

Long-term debt	342,406	37,465
Due to affiliates – long-term	8,967	17,464
Other long-term liabilities	3,494	6,118

Total Liabilities	585,338	318,058

Commitments and contingencies
Minority interests	6,594	7,328
Equity
Predecessor owner’s equity		267,044
Class A membership units	125,768
Class B membership units	—
Retained earnings	46,571

Subtotal equity	172,339	267,044

Accumulated other comprehensive loss	(7,747)	(5,546)

Total Equity	164,592	261,498

Total Liabilities and Equity	$756,524	$586,884

Reference should be made to the Notes to the Financial Statements.

HUGHES NETWORK SYSTEMS

STATEMENTS OF CHANGES IN EQUITY

(Dollars in Thousands)

	Equity	Consolidated Successor Retained Earnings	Subtotal Equity	Accumulated Other Comprehensive Income (Loss)	Total Equity	Comprehensive Income (Loss)
Predecessor
Balance at January 1, 2003	$1,913,619		$1,913,619	$(15,277)	$1,898,342
Net loss	(157,026)		(157,026)		(157,026)	$(157,026)
Net capital contributions from parent	199,506		199,506		199,506
Foreign currency translation adjustments				5,645	5,645	5,645
Unrealized holding gains on securities				589	589	589

Comprehensive loss						$(150,792)

Balance at December 31, 2003	1,956,099		1,956,099	(9,043)	1,947,056

Net loss	(1,433,484)		(1,433,484)		(1,433,484)	$(1,433,484)
Net capital distributions to parent	(255,571)		(255,571)		(255,571)
Foreign currency translation adjustments				2,868	2,868	2,868
Unrealized holding gains on securities				629	629	629

Comprehensive loss						$(1,429,987)

Balance at December 31, 2004	267,044		267,044	(5,546)	261,498

Net loss	(22,523)		(22,523)		(22,523)	$(22,523)
Net capital distributions to parent	(108,868)		(108,868)		(108,868)
Foreign currency translation adjustment				6,050	6,050	6,050
Unrealized holding losses on securities				(270)	(270)	(270)

Comprehensive loss						$(16,743)

Balance at April 22, 2005	135,653		135,653	234	135,887

Successor
Net income		$46,571	46,571		46,571	$46,571
Capital distribution to parent	(10,000)		(10,000)		(10,000)
Equity plan compensation	115		115		115
Foreign currency translation adjustment				(7,865)	(7,865)	(7,865)
Unrealized holding losses on securities				(116)	(116)	(116)

Comprehensive income						$38,590

Balance at December 31, 2005	$125,768	$46,571	$172,339	$(7,747)	$164,592

Reference should be made to the Notes to the Financial Statements.

HUGHES NETWORK SYSTEMS

STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Consolidated Successor	Combined Consolidated Predecessor
	April 23, 2005 – December 31, 2005	January 1, 2005 – April 22, 2005	Years ended December 31,
			2004	2003
Cash Flows from Operating Activities
Net income (loss)	$46,571	$(22,523)	$(1,433,484)	$(157,026)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	27,209	13,734	96,973	94,839
Amortization of debt issuance costs	970	60	—	—
Equity plan compensation expense	115	—	—	—
Equity in (gains) losses from unconsolidated affiliates	(26)	—	—	1,297
(Gain) loss on disposal of assets	—	—	(5,804)	6,100
SPACEWAY impairment provision	—	—	1,217,745	—
Asset impairment provision	—	—	150,300	—
Other	(198)	—	—	—
Change in other operating assets and liabilities:
Receivables, net	(37,886)	5,438	41,471	89,784
Inventories	22,987	2,738	22,863	21,916
Prepaid expenses and other	(1,681)	(3,965)	8,197	(6,538)
Accounts payable	11,093	(31,721)	9,920	5,022
Accrued liabilities and other	24,298	(16,457)	(20,445)	(4,822)

Net Cash Provided by (Used in) Operating Activities	93,452	(52,696)	87,736	50,572

Cash Flows from Investing Activities
Change in restricted cash	(4,860)	1,978	(1,152)	(1,881)
Purchases of short-term investments	(13,544)	—	—	—
Expenditures for property	(53,694)	(22,912)	(122,158)	(195,456)
Proceeds from sale of property	1,263	—	17,016	—
Expenditures for capitalized software	(12,871)	(3,273)	(16,673)	(20,073)
Other	224	(958)	148	591

Net Cash Used in Investing Activities	(83,482)	(25,165)	(122,819)	(216,819)

Cash Flows from Financing Activities
Net (decrease) increase in notes and loans payable	(3,309)	871	(7,955)	(32,889)
(Distributions to) additional contributions from parent, net	—	(108,868)	52,429	199,506
Long-term debt borrowings	18,882	327,775	33,245	46,803
Repayment of long-term debt	(31,222)	(30,141)	(70,659)	(77,625)
Debt issuance costs	—	(10,482)	—	—

Net Cash (Used in) Provided by Financing Activities	(15,649)	179,155	7,060	135,795

Effect of exchange rate changes on cash and cash equivalents	(2,824)	5,669	865	1,237

Net (decrease) increase in cash and cash equivalents	(8,503)	106,963	(27,158)	(29,215)
Cash and cash equivalents at beginning of the period	121,770	14,807	41,965	71,180

Cash and cash equivalents at end of the period	$113,267	$121,770	$14,807	$41,965

Supplemental Cash Flow Information
Cash paid for interest	$22,138	$1,496	$10,422	$7,443
Cash paid for foreign income taxes	$1,121	$208	$732	$2,722
Non-cash investing and financing activities:
Property transferred to parent	—	—	$308,000	—

Reference should be made to the Notes to the Financial Statements.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS

Note 1:     Description of the Transactions

On April 22, 2005, Hughes Network Systems, LLC (“HNS” or the “Company”) consummated the transactions contemplated by the Contribution and Membership Interest Purchase Agreement dated December 3, 2004, as amended (the “December 2004 Agreement”) with SkyTerra Communications, Inc. (“SkyTerra”), The DIRECTV Group, Inc. (“DTVG”), and DTV Networks, Inc., formerly known as Hughes Network Systems, Inc. (“DTV Networks”). Pursuant to the terms of the December 2004 Agreement, DTV Networks contributed substantially all of the assets and certain liabilities of its very small aperture terminal (“VSAT”), mobile satellite, and terrestrial microwave businesses (collectively, the “Business”) along with certain portions of its investment in SPACEWAY, a satellite-based broadband network system that is under development (“SPACEWAY”) (see Note 14). Pursuant to the terms of the December 2004 Agreement, the Company paid DTV Networks $190.7 million, subject to certain adjustments at closing based principally upon the value of HNS’ working capital (as defined in the December 2004 Agreement). In connection with the consummation of the January 2006 Transaction on January 1, 2006, as described below, the Company paid DTV Networks $10.0 million to resolve a dispute with respect to the working capital and other purchase price adjustments. Pursuant to the terms of the December 2004 Agreement, DTVG retained responsibility for all of the pre-closing domestic and international tax liabilities of the Company and is entitled to any refunds. The Company has recorded a liability in due to affiliates in the balance sheet for the estimated amount the Company may be required to pay to DTVG resulting from prepaid taxes exceeding tax liabilities as of April 22, 2005.

To finance, among other things, the $190.7 million payment made to DTV Networks, on April 22, 2005, the Company issued $325.0 million of term indebtedness and obtained a $50.0 million revolving credit facility, which was undrawn at April 22, 2005. Immediately following the payment by the Company, SkyTerra acquired 50% of the Class A membership units of the Company from DTV Networks for $50.0 million in cash and 300,000 shares of SkyTerra’s common stock. The events of April 22, 2005 described herein are collectively referred to as the “April 2005 Transaction.”

As a result of entering into the December 2004 Agreement, HNS performed an impairment analysis and determined that its net assets were valued at $265.9 million, which was $150.3 million less than the book value of the net assets. This differential represented an impairment loss (the “Asset Impairment Provision”) that HNS recognized in the fourth quarter of 2004. In recording the Asset Impairment Provision of $150.3 million, HNS provided a reserve of $5.0 million against certain remaining contract obligations with a vendor that was formerly a related party and allocated the remaining $145.3 million to long-term assets of the business other than certain real estate assets with an appreciated market value, VSAT operating lease assets that are recoverable from customer leases, and the remaining net assets of SPACEWAY, which had previously been adjusted to fair value as described in Note 14. The Asset Impairment Provision related to the VSAT business segment was $125.7 million, and the balance of $24.6 million was charged to the Company’s Telecom Systems segment.

On November 10, 2005, SkyTerra, through its wholly owned subsidiary Hughes Communications, Inc. (“HCI”), entered into the Membership Interest Purchase Agreement (the “November 2005 Agreement”) with DTVG to acquire the remaining 50% of the Class A membership interests of the Company for $100.0 million in cash. The closing of this transaction (the “January 2006 Transaction”) occurred on January 1, 2006. On December 31, 2005, SkyTerra contributed to HCI the Class A membership interests it acquired in connection with the April 2005 Transaction. As a result, as of January 1, 2006, the Company is a wholly owned subsidiary of HCI. In connection with the closing of the January 2006 Transaction, the parties to the November 2005 Agreement entered into agreements governing the relationship between and among the parties after the closing (see Note 17). On February 21, 2006, SkyTerra distributed shares of HCI stock to each SkyTerra shareholder. As of that date, SkyTerra no longer owns any HCI stock and accordingly no longer has an equity interest in the Company.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 2:     Organization

The Company is a Delaware limited liability company. The Limited Liability Company Agreement of Hughes Network Systems, LLC (the “LLC Agreement”) provides for two classes of membership units. The Class A membership units, which have voting rights, are purchased by investors in the Company. The Class B membership units, which do not have voting rights, are available for grant to employees, officers, directors, and consultants in exchange for the performance of services. HCI serves as the Managing Member of the Company, as defined in the LLC Agreement. As of December 31, 2005, there were 95,000 Class A membership units outstanding and 4,750 Class B membership units outstanding.

Note 3:     Description of Business

The Company is a leading provider of network services that utilize VSATs to distribute signals via satellite. The Company’s services and products serve a variety of consumer and enterprise customers worldwide. VSAT networks utilize satellite communications as a means of connecting participants in private and shared data networks and are typically used by enterprises with a large number of geographically dispersed locations to provide reliable, scalable, and cost-effective applications such as credit card verification, inventory tracking and control, and video teleconferencing. The Company also operates a satellite-based consumer service that provides broadband Internet access.

The Company also provides hardware and point-to-multipoint networking systems solutions to customers with mobile satellite telephony systems or terrestrial microwave radio transmission systems. These services are generally provided on a contract or project basis and may involve the use of proprietary products engineered by the Company. As with the VSAT systems, the Company also provides ongoing network support services under contracts with its mobile satellite or terrestrial transmission systems customers.

SPACEWAY is a next-generation digital satellite communications system designed to utilize high-capacity Ka-band satellites and spot beam technology to offer site-to-site network connectivity at improved data rates over that of existing Ku-band satellite connections. The system is designed to offer full-mesh, single-hop connectivity between user terminals by means of an end-to-end digital communications system. As further discussed in Note 14, the business plan for SPACEWAY was changed in the third quarter of 2004, a significant provision for impairment of the SPACEWAY assets was recognized, and the remaining net assets of SPACEWAY were adjusted to their fair value. Completion of the revised development plan is expected to result in the launch of the SPACEWAY 3 satellite in early 2007 and commercial service commencement approximately three to six months after the satellite is placed in its orbital slot.

Note 4:     Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and include the assets, liabilities, operating results, and cash flows of the Company, including its domestic and foreign subsidiaries that are more than 50% owned or otherwise controlled by the Company. Pursuant to the December 2004 Agreement, DTV Networks prepared “carved-out” historical financial statements for the Business and SPACEWAY as if they comprised a separate limited liability company and on the basis of presentation described herein. The 2003 and 2004 financial results and the 2005 financial results for the period January 1, 2005 to April 22, 2005 of DTV Networks included herein are referred to as “Predecessor” results, and the financial results for the period April 23, 2005 to December 31, 2005 of HNS included herein are referred to as “Successor” results. Carryover of DTV Networks’ basis has been used to establish the beginning balances of the Company’s accounts. As of January 1, 2006, the Company became a wholly owned subsidiary of HCI, the Company’s financial statements will be consolidated by HCI, and

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

the basis of the Company’s assets and liabilities will be adjusted to their fair values. Management believes the assumptions regarding the financial statements are reasonable. All accounts and transactions among consolidated entities have been eliminated.

DTV Networks participated in DTVG’s centralized cash management system. DTVG used concentration accounts to sweep DTV Networks’ cash receipts to its banks and provided cash to DTV Networks as needed for operating purposes. Accordingly, DTVG had provided funding for the working capital and capital expenditure requirements of DTV Networks in the form of equity capital contributions having no formal repayment terms or interest requirements. The net cash activity associated with DTVG is presented separately as a distribution to or contribution from Parent in the accompanying statements of changes in equity.

DTVG performed certain functions for DTV Networks that are now separately performed by the Company as a stand-alone entity. The functions performed by DTVG that have been replaced by the Company include the treasury, audit, and income tax functions. The Predecessor financial statements reflect the Company’s estimate of the costs that were incurred by DTVG on the Company’s behalf for these functions. In addition, DTVG performed the Company’s risk management function and DTV Networks participated in certain employee benefit programs that were administered by DTVG, and DTVG allocated to DTV Networks its portion of the costs of these functions and programs. Costs for these functions and programs were allocated on a specific identification basis or a methodology consistent with the nature of the service, such as payroll or headcount. Management believes the allocation methodology is reasonable.

Subsequent to the April 2005 Transaction, the Company established its own risk management and employee benefit programs. The costs of the services performed by DTVG for DTV Networks and the allocations of risk management and employee benefit program costs reflected in the financial statements amounted to $11.3 million for the period January 1, 2005 through April 22, 2005, $35.9 million in 2004, and $41.5 million in 2003.

Although management believes that the actual costs the Company incurs on a stand-alone basis are not materially different than the costs reflected in the Predecessor financial statements, the Predecessor financial information included herein may not reflect the financial position, operating results, changes in equity, and cash flow of the Company had it been a separate stand-alone entity during the periods presented.

Market Concentrations and Credit Risk

The Company provides services and extends credit to a number of communications equipment customers, service providers, and a large number of consumers, both in the United States and around the world. The Company monitors its exposure to credit losses and maintains, as necessary, allowances for anticipated losses. No single customer accounted for more than 7% of total annual revenues in any of the periods presented. Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, and short-term investments. Although the Company maintains cash balances at financial institutions that exceed federally insured limits, these balances are placed with high credit quality financial institutions.

Use of Estimates in the Preparation of the Financial Statements

The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported herein. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

Service revenues and hardware sales, excluding lease revenues described below, are recognized as services are rendered or products are installed or shipped to third-party installers and as title passes to those customers. In situations where customer offerings represent a bundled arrangement for both services and hardware, revenue elements are separated into their relevant components (services or hardware) for revenue recognition purposes. The Company offers a rebate to qualifying new consumer subscribers and records a reduction in revenue in the same period the related sale occurs based on an estimate of the number of rebates that will be redeemed. This estimate is based on historical experience and actual sales during the promotion.

Hardware sales totaling $36.2 million, $19.2 million, $58.0 million, and $55.8 million in the period April 23, 2005 through December 31, 2005, the period January 1, 2005 through April 22, 2005, and the years ended December 31, 2004 and 2003, respectively, represent annual revenues under VSAT hardware operating leases with customers which are funded by third-party financial institutions and for which the Company has retained a financial obligation to the financial institution. At the inception of the operating lease, the Company receives cash from the financial institution for a substantial portion of the aggregate lease rentals and, for those transactions in which the Company has retained a continuing obligation to the financing institution to indemnify it from losses it may incur (up to the original value of the hardware), recognizes a corresponding liability to the financial institution for those transactions.

Hardware lease revenues are recognized over the term of the operating lease. The Company capitalizes the book value of the installed equipment used to provide services to the customer as VSAT operating lease hardware and depreciates these costs over the term of the customer lease agreement. For transactions in which the Company has not retained a continuing obligation to the financing institution, hardware revenues are recognized at the inception of the transaction.

Revenues are also earned from long-term contracts for the sale of mobile satellite communications systems. Sales under these long-term contracts are recognized using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified.

Income Taxes

HNS is a limited liability company, and as such, U.S. Federal and domestic state income taxes (in the states which tax limited liability companies as partnerships) are the direct responsibility of its members. DTV Networks participates in the filing of consolidated U.S. Federal and domestic state income tax returns with DTVG, and DTV Networks incurred operating losses in each of the last seven years. Under the terms of the December 2004 Agreement, DTVG retained the tax benefits from these net operating losses and has responsibility for all of the pre-closing domestic and international income tax liabilities of DTV Networks. Foreign income taxes for HNS’ consolidated foreign subsidiaries are reflected in the financial statements in other income (expense), net.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of ninety days or less to be cash equivalents. While a component of DTVG, DTV Networks participated in the centralized cash management system of DTVG, wherein cash receipts were transferred to and cash disbursements were funded by DTVG on a

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

daily basis. The amount of cash and cash equivalents presented on the Predecessor balance sheet represents amounts held outside of the DTVG cash management system.

Short-term Investments

The Company considers all debt securities with original maturities of more than ninety days but less than one year as short-term investments and determines the appropriate classification of such securities in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. All short-term investments at December 31, 2005 have been classified as available-for-sale. Available-for-sale securities are stated at fair value with the related unrealized gains and losses reported as a component of accumulated other comprehensive income (loss). At December 31, 2005, the cost basis and fair value of available-for-sale securities was $13.5 million. The Company had no short-term investments at December 31, 2004.

Restricted Cash

Restricted cash deposits expiring within one year are included in prepaid expenses and other, and deposits expiring beyond one year are included in other assets in the accompanying balance sheets. At December 31, 2005, the Company had $4.9 million of restricted cash which secures certain letters of credit. All of the underlying letters of credit expire in 2006. Restrictions on the cash will be removed as the letters of credit expire. In connection with the April 2005 Transaction, restricted cash held at April 22, 2005 was distributed to DTV Networks. At December 31, 2004, restricted cash of $10.5 million represented cash deposited to secure certain letters of credit and obligations of DTV Networks and DTV Networks’ majority-owned foreign subsidiaries.

Receivables, Net

Receivables, net include contracts in process that are stated at costs incurred plus estimated profit, less amounts billed to customers and advances and progress payments applied. Advances and progress billings are offset against contract-related receivables, as appropriate.

Inventories

Inventories are stated at the lower of cost or market, principally using standard costs adjusted to reflect actual based on variance analyses performed throughout the year. Cost of sales for services are based on actual costs incurred for service cost elements.

Prepaid Expenses and Other

Prepaid expenses and other includes subscriber acquisition costs (“SAC”) incurred to acquire new consumer subscribers. SAC consists of dealer and customer service representative commissions on new installations, and, in certain cases, the cost of hardware and installation provided to customers at the inception of service. SAC is deferred when a customer commits to a 12- to 15-month service agreement, and amounts deferred are amortized to expense over the commitment period as the related service revenue is earned. Customers who receive hardware and installation under these service agreements have a higher monthly service rate than is charged to customers who purchase their equipment outright at the inception of service. The Company monitors the recoverability of subscriber acquisition costs and is entitled to an early termination fee (secured by customer credit card information obtained up-front) if the subscriber cancels service prior to the end of the commitment period. The recoverability of deferred subscriber acquisition costs is reasonably assured through the increased monthly service fee charged to customers, the ability to recover the equipment, or the ability to charge an early termination fee.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Property and Depreciation

Property is carried at cost, which includes construction costs and capitalized interest for qualifying projects. Depreciation is computed generally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the asset or term of the lease. See Note 1 regarding an allocation to property of the Asset Impairment Provision in December 2004.

Goodwill and Other Intangible Assets

Goodwill is recognized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. Goodwill resulting from business acquisitions represents the excess of the purchase price over the net assets of the acquired businesses. Goodwill is not amortized but is subject to write-down, as needed, based upon an impairment analysis that occurs at least annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. HNS performs its annual impairment analysis in the fourth quarter of each year. If an impairment loss results from the annual impairment test, the loss will be recorded as a charge to operations. There was no goodwill balance as of December 31, 2004 and 2005 as goodwill was written-off as a result of allocating a portion of the Asset Impairment Provision at December 31, 2004, described in Note 1.

Debt issuance costs are amortized based upon the lives of the associated debt obligations. Debt issuance cost amortization is included in interest expense. Debt issuance costs at December 31, 2005, net of accumulated amortization of $1.0 million, relate to costs incurred in connection with the term indebtedness issued in connection with the April 2005 Transaction and are included in other assets. There were no deferred debt issuance costs at December 31, 2004.

Software Development Costs

Software development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalized software development costs are amortized using the straight-line method over their estimated useful lives, not in excess of five years. Software program reviews are conducted at least annually to ensure that capitalized software development costs are not impaired and that costs associated with programs that do not generate revenues are expensed. Accumulated amortization of software development costs was $0.1 million at December 31, 2005. There was no accumulated amortization at December 31, 2004, as software development costs as of that date were written off as a result of the Asset Impairment Provision and the SPACEWAY impairment provision described in Notes 1 and 14, respectively.

Valuation of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets to be held and used, other than goodwill, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the carrying value of the asset exceeds the aggregate amount of its separately identifiable undiscounted future cash flows. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated future cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved and other valuation techniques. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. Changes in estimates of future cash flows could result in a write-down of the asset in a future period. See Note 1 regarding the Asset Impairment Provision recognized at December 31, 2004.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Foreign Currency

Some of HNS’ foreign operations have determined the local currency to be their functional currency. Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using year-end exchange rates while income and expense accounts are translated at the average rates in effect during the year. The resulting translation adjustment is recorded as part of accumulated other comprehensive income (loss) (“OCI”), a separate component of equity. Translation adjustments for foreign currency denominated equity investments are not material and are recorded as part of OCI.

The Company also has foreign operations where the U.S. dollar has been determined as the functional currency. Gains and losses resulting from remeasurement of the foreign currency denominated assets, liabilities, and transactions into the U.S. dollar are recognized currently in the statements of operations and were not material in each of the periods presented herein.

Investments and Financial Instruments

The Company maintains investments in equity securities of unaffiliated companies, and such investments are included in other assets in the balance sheets. Nonmarketable equity securities are carried at cost. Marketable equity securities are considered available-for-sale and carried at current fair value based on quoted market prices with unrealized gains or losses (excluding other-than-temporary losses), reported as part of OCI. The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is “other-than-temporary.” The Company considers, among other factors: the magnitude and duration of the decline; the financial health and business outlook of the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and HNS’ intent and ability to hold the investment. If the decline in fair value is judged to be other-than-temporary, the cost basis of the security is written down to fair value, and the amount is recognized in the statements of operations as part of “Other income (expense), net” and recorded as a reclassification adjustment from OCI.

Investments in which HNS owns at least 20% of the voting securities or has significant influence are accounted for under the equity method of accounting. Equity method investments are recorded at cost and adjusted for the appropriate share of the net earnings or losses of the investee. The carrying value of investments may include a component of goodwill if the cost of HNS’ investment exceeds the fair value of the investment, and any such goodwill is subject to an evaluation for impairment pursuant to Accounting Principles Board Opinion (“APB”) No. 18 “The Equity Method of Accounting for Investments in Common Stock.” Investee losses are recorded up to the amount of the investment plus advances and loans made to the investee, and financial guarantees made on behalf of the investee. In certain instances, this can result in HNS recognizing investee earnings or losses in excess of its ownership percentage.

The carrying value of cash and cash equivalents; short-term investments; receivables, net; other assets; accounts payable; and amounts included in accrued liabilities and other liabilities meeting the definition of a financial instrument and debt approximated fair value at December 31, 2005 and 2004.

The Company carries all derivative financial instruments in the balance sheets at fair value based on quoted market prices. The Company uses derivative contracts to minimize the financial impact of changes in the fair value of recognized assets, liabilities, and unrecognized firm commitments, or the variability of cash flows associated with forecasted transactions in accordance with internal risk management policies. Changes in fair value of designated, qualified, and effective fair value hedges are recognized in earnings as offsets to the changes in fair value of the related hedged items. Changes in fair value of designated, qualified, and effective cash flow hedges are deferred and recorded as a component of OCI until the hedged transactions occur and are recognized in earnings. Changes related to amounts excluded from the effectiveness assessment of a hedging derivative’s

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

change in fair value and the ineffective portion of a hedge are immediately recognized in the statements of operations. Both at the inception of the hedge and on an on-going basis, HNS assesses whether the derivatives are highly effective. Hedge accounting is prospectively discontinued when hedge instruments are no longer highly effective. During each of the periods presented herein there were no material hedge transactions.

The Company’s cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates, and changes in the market value of its equity investments. HNS manages its exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. HNS enters into derivative instruments only to the extent considered necessary to meet its risk management objectives and does not enter into derivative contracts for speculative purposes.

The Company generally conducts its business in U.S. dollars with some business conducted in a variety of foreign currencies and therefore is exposed to fluctuations in foreign currency exchange rates. HNS’ objective in managing its exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, HNS enters into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments, and anticipated foreign currency transactions. The gains and losses on derivative foreign exchange contracts offset changes in value of the related exposures. As of December 31, 2005, the Company had purchased foreign exchange contracts totaling $5.2 million to mitigate foreign currency fluctuation risks associated with short-term U.S. dollar denominated obligations. The differences between the face amount of the foreign exchange contracts and their estimated fair values were not material at December 31, 2005. All of the forward exchange contracts expire by June 30, 2006.

The Company is exposed to credit risk in the event of non-performance by the counterparties to its derivative financial instrument contracts. While the Company believes this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

Stock-Based Compensation

On January 1, 2003, the Company adopted the fair value based method of accounting for stock-based employee compensation of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of SFAS No. 123” (“SFAS No. 123”). Under this method, compensation expense equal to the fair value of the stock-based award at grant is recognized over the course of its vesting period. When SFAS No. 123 was initially adopted, the Company elected to follow the prospective method of adoption, which resulted in the recognition of fair value based compensation cost in the statements of operations for stock options and other stock-based awards granted to employees or modified on or after January 1, 2003. Subsequently, in connection with the News Corporation transaction described in Note 17, vesting for substantially all unvested stock options outstanding at December 22, 2003 was accelerated. All stock-based awards are accounted for under the fair value method subsequent to the completion of the News Corporation transaction as a result of the modification of all stock-based compensation awards in connection therewith.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

The following table presents the effect on earnings of recognizing compensation cost as if the fair value based method had been applied to all outstanding and unvested stock options and other stock-based awards for the periods shown:

	Successor	Predecessor
	April 23, 2005 – December 31, 2005	January 1, 2005 – April 22, 2005	Years ended December 31,
			2004	2003
	(Dollars in thousands)
Reported income (loss)	$46,571	$(22,523)	$(1,433,484)	$(157,026)
Add: Stock compensation cost, included above	—	—	—	3,020
Deduct: Total stock compensation cost, under the fair value based method	—	—	—	(47,944)

Pro Forma Net Income (Loss)	$46,571	$(22,523)	$(1,433,484)	$(201,950)

The pro forma amounts for compensation cost are not necessarily indicative of the amounts that will be reported in future periods.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN 46R”). FIN 46R requires the consolidation of a variable interest entity (“VIE”) where a holder of variable interests achieves a controlling financial interest through arrangements other than voting interests, and it is determined that the investor will absorb a majority of the expected losses and/or receive the majority of residual returns of the VIE. FIN 46R became effective for the Company on January 1, 2005. The adoption of this standard had no impact on HNS’ results of operations or financial position.

In March 2005, the FASB issued Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” (“FIN 47”) which clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143 “Accounting for Asset Retirement Obligations.” Specifically, FIN 47 provides that an asset retirement obligation is conditional when the timing and/or method of settling the obligation is conditioned on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 became effective for the Company on January 1, 2005. The adoption of this standard had no impact on HNS’ results of operations or financial position.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 requires the allocation of revenues into separate units of accounting for transactions that involve more than one deliverable and contain more than one unit of accounting. HNS elected to apply the accounting required by EITF Issue No. 00-21 prospectively to transactions entered into after June 30, 2003. The adoption of this standard did not have a significant impact on HNS’ results of operations or financial position.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs – an Amendment of Accounting Research Bulletin No. 43 (“ARB 43”), Chapter 4”, (“SFAS No. 151”). SFAS No. 151 amends ARB 43, Chapter 4 to clarify the accounting for idle facility expense, freight, handling costs, and wasted material. SFAS No. 151

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

requires that these types of costs be recognized as current period expenses when incurred. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this standard is not expected to have a significant impact on HNS’ results of operations or financial position.

HNS adopted SFAS No. 153 “Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29” on July 1, 2005 (“SFAS No. 153”). SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets of APB Opinion No. 29 and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of this standard had no impact on HNS’ results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment”, a revision of SFAS No. 123, (“SFAS No. 123R”). SFAS No. 123R requires entities to recognize compensation expense for all shared-based payments to employees, including stock options, based on the estimated fair value of the instrument on the date it is granted. The expense will be recognized over the vesting period of the award. SFAS No. 123R is effective for HNS for fiscal years beginning after December 15, 2005 and provides entities two transition methods. Under the modified prospective method, compensation expense is recognized beginning with the effective date for all awards granted to employees prior to the effective date that are unvested on the effective date. The modified retrospective method is a variation of the modified prospective method, except entities can restate all prior periods presented or prior interim periods in the year of adoption using the amounts previously presented in the pro forma disclosure required by SFAS No. 123. As HNS currently accounts for share-based payments using the fair value method under SFAS No. 123, HNS does not expect the adoption of SFAS No. 123R to have a material impact on its results of operations or financial position.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” (“SFAS No. 154”). SFAS No. 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effective of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005, however the statement does not change the transition provisions of any existing accounting pronouncements. HNS does not expect the adoption of SFAS No. 154 to have a material impact on its results of operations or financial position.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”), an amendment to FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. HNS does not expect the adoption of SFAS No. 155 to have a material impact on its results of operations or financial position.

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Reclassifications

Certain reclassifications have been made to the prior periods’ financial statements to conform to the current year’s presentation.

Note 5:    Receivables, Net

The following table sets forth the amounts recorded for receivables as of the dates shown:

	Successor	Predecessor
	At December 31,
	2005	2004
	(Dollars in thousands)
Trade receivables	$181,585	$155,698
Contracts in process, net of advances and progress billings	29,086	34,516
Other receivables	2,845	2,652

Total	213,516	192,866
Less allowance for doubtful accounts	(12,534)	(19,853)

Total Receivables, Net	$200,982	$173,013

There were no advances or progress billings offset against contracts in process at December 31, 2005. Advances and progress billings offset against contracts in process amounted to $3.4 million at December 31, 2004. The Company expects to collect the $29.1 million recorded at December 31, 2005 as contracts in process in the next twelve months except for $5.3 million, $4.4 million, $2.6 million and $1.9 million due in the years ending December 31, 2007, 2008, 2009 and 2010, respectively.

Amounts due from affiliates totaling $0.7 million and $0.3 million at December 31, 2005 and 2004, respectively, are included in trade receivables.

At December 31, 2005, amounts due from customers under long-term VSAT operating lease agreements totaled $97.3 million, of which $43.4 million, $26.2 million, $16.5 million, $7.7 million, and $3.5 million are due in the years ending December 31, 2006, 2007, 2008, 2009, and 2010 and thereafter, respectively. Revenues and receivables from these customer contracts are not recorded until they are earned on a month-to-month basis.

Note 6:    Inventories

The following table sets forth the amounts recorded for inventories as of the dates shown:

	Successor	Predecessor
	At December 31,
	2005	2004
	(Dollars in thousands)
Productive material and supplies	$17,467	$19,808
Work in process	9,926	30,785
Finished goods	54,763	66,369

Total	82,156	116,962
Less provision for excess or obsolete inventories	(8,630)	(17,070)

Total Inventories	$73,526	$99,892

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Provisions for excess or obsolete inventories are provided using management’s best estimates of future use or recovery of inventory. In making its assessment of future use or recovery, management considers the aging and composition of inventory balances, the effects of technological and/or design changes, forecasted future product demand based on firm or near-firm customer orders, and alternative means of disposition of excess or obsolete items.

Note 7:    Prepaid Expenses and Other

The following table sets forth the amounts recorded for prepaid expenses and other as of the dates shown:

	Successor	Predecessor
	At December 31,
	2005	2004
	(Dollars in thousands)
Subscriber Acquisition Costs (SAC)	$18,927	$20,209
Prepaid expenses	9,015	8,173
Prepaid taxes	13,878	9,678
Restricted cash	4,860	1,979
Deposits and other	1,992	2,153

Total Prepaid Expenses and Other	$48,672	$42,192

Note 8:    Property, Net

The following table sets forth the amounts recorded for net property as of the dates shown:

		Successor	Predecessor
	Estimated Useful Lives (years)	At December 31,
		2005	2004
		(Dollars in thousands)
Land and improvements	10-30	$11,809	$11,823
Buildings and leasehold improvements	1-40	44,587	42,942
Machinery and equipment	3-23	57,261	6,776
Furniture, fixtures, and office machines	3-15	842	—
VSAT operating lease hardware	2-5	149,853	287,184
Construction in progress —SPACEWAY	—	124,878	85,000
—Other	—	10,762	15,710

Total		399,992	449,435
Less accumulated depreciation		(140,414)	(222,691)

Total Property, Net		$259,578	$226,744

VSAT operating lease hardware represents VSAT equipment installed at customer facilities that is subject to an operating lease with the customer and against which HNS has borrowed funds from third-party financial institutions. Title to the equipment has passed to the financial institutions, and they will own the equipment at the end of the term of the customer contract; however, for the majority of the contracts HNS has retained certain ongoing obligations relating to the equipment as described in Note 4. For those contracts, deferred VSAT operating lease hardware costs are depreciated and such depreciation is recorded in cost of hardware products sold over the term of the operating lease.

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Depreciation expense for property amounted to $27.1 million for the period April 23, 2005 through December 31, 2005, $13.7 million for the period January 1, 2005 through April 22, 2005, $80.9 million in 2004, and $80.0 million in 2003. In December 2004, $76.9 million of the Asset Impairment Provision was allocated to property and the carrying value of the property was written down, on a pro rata basis, by the amount of the Asset Impairment Provision, except for i) certain real estate assets with an appreciated market value, ii) VSAT operating lease assets that are recoverable from customer leases, and iii) the remaining assets of SPACEWAY (carried in construction in progress).

Interest has been capitalized during the construction of the SPACEWAY 3 satellite on costs incurred subsequent to April 22, 2005, the date on which the Company issued $325.0 million of term indebtedness as described in Note 11. Capitalized interest totaled $0.5 million for the period April 23, 2005 through December 31, 2005.

Note 9:    Other Assets

The following table sets forth the amounts recorded for other assets as of the dates shown:

	Successor	Predecessor
	At December 31,
	2005	2004
	(Dollars in thousands)
Investments accounted for under the equity method	$8,795	$8,779
Investments classified as available-for-sale	9,450	9,804
Debt issuance costs, net	9,452	—
Restricted cash	—	8,496
Other	2,627	3,157

Total Other Assets	$30,324	$30,236

Note 10:    Accrued Liabilities

The following table sets forth the amounts recorded for accrued liabilities as of the dates shown:

	Successor	Predecessor
	At December 31,
	2005	2004
	(Dollars in thousands)
Accrued and other liabilities	$53,195	$38,750
Payroll and other compensation	29,151	32,254
Progress billings to customers	31,687	30,827
Taxes other than income taxes	7,089	4,780
Foreign income taxes	5,425	6,753
Employee severance costs	—	10,993
Provision for warranties	4,054	3,833

Total Accrued Liabilities	$130,601	$128,190

In connection with entering into the December 2004 Agreement, the Company announced a staff reduction of 164 personnel, or 9% of its staff effective as of February 1, 2005. All staff reduction activities were completed in 2005. See Note 15.

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 11:    Short-Term Borrowings and Long-Term Debt

Short-Term Borrowings and Current Portion of Long-Term Debt

		Successor	Predecessor
	Interest Rates at December 31, 2005	At December 31,
		2005	2004	2003
		(Dollars in thousands)
Revolving bank borrowings	6.75% -16.0%	$3,693	$6,439	$14,198
Term loans payable to banks, current portion	8.5%	752	1,943	2,282
VSAT hardware financing, current portion	4.0%-9.0%	25,171	44,375	52,152

Total Short Term Borrowings and Current Portion of Long-Term Debt		$29,616	$52,757	$68,632

Outstanding revolving bank borrowings at December 31, 2005 consist of borrowings by a subsidiary in India under revolving lines of credit with local banks. Borrowings at the Indian subsidiary are with several banks, and there is no requirement for compensating balances. $1.8 million of the outstanding revolving borrowings are at variable rates tied to the Mumbai Inter Bank Offer Rate, and are adjusted monthly. The balance of outstanding revolving borrowings are at fixed rates. The total available for borrowing by the Indian subsidiary under the revolving lines of credit is $4.4 million.

Long-Term Debt

	Interest Rates at December 31, 2005	Successor	Predecessor
		At December 31,
		2005	2004	2003
		(Dollars in thousands)
Term loans payable to banks	8.19%-12.44%	$325,360	$1,153	$3,145
VSAT hardware financing	4.0%-9.0%	17,046	36,312	63,355

Total Long-Term Debt		$342,406	$37,465	$66,500

The April 2005 Transaction was financed with (i) a $250.0 million first lien term loan and a $50.0 million first lien revolving credit facility and (ii) a $75.0 million second lien term loan. In June 2005, the above two facilities were syndicated with a larger number of financial institutions, at which time the first lien loan was increased to $275.0 million and the second lien loan was reduced to $50.0 million. At the election of the Company, which can be made monthly, the term indebtedness bears interest at either the ABR Rate as defined in the credit agreement (the “ABR Rate”) plus 2.75% for the first lien credit facility and the ABR Rate plus 7.0% for the second lien credit facility or for Eurocurrency borrowings at the London Interbank Offered Rate (“LIBOR”) plus 3.75% for the first lien credit facility and LIBOR plus 8.0% for the second lien credit facility. At December 31, 2005, the Company had elected the LIBOR (4.44% on December 31, 2005) option. As a result, outstanding borrowings under the first lien credit facility are at 8.19% as of December 31, 2005 and outstanding borrowings under the second lien facility are at 12.44% as of December 31, 2005. Principal repayment for both credit facilities starts on June 30, 2007, and the final payment is due on April 22, 2012 for the first lien credit facility and April 22, 2013 for the second lien credit facility. With respect to Eurocurrency LIBOR loans, the Company elects interest periods of one, two, three, or six months and interest is payable in arrears at the end of each interest period, and, in any event, at least every three months. The $50.0 million revolving credit facility is available under the first lien credit agreement for borrowings and for issuance of letters of credit. At December 31, 2005, the Company had issued letters of credit totaling $12.1 million under the revolving credit

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

facility. As a result, the available borrowing capacity under the revolving credit facility at December 31, 2005 was $37.9 million. The interest rate for borrowings, if any, under the revolving credit facility is, at the Company’s option, either the ABR Rate plus 2% or LIBOR plus 3%. For outstanding letters of credit issued under the revolving credit facility, the Company pays a commission fee of 3% per annum and an issuance fee of 0.25% per annum. In addition, the Company is charged a commitment fee of 0.5% per annum for any unused portion of the revolving credit facility. HCI has pledged its equity interests in the Company to secure the obligations of the Company under the term indebtedness and revolving credit facility. The indebtedness is otherwise non-recourse to HCI.

The agreements governing the term indebtedness and revolving credit facility require the Company to comply with certain affirmative and negative covenants, for as long as there is any debt balance outstanding and the credit agreements are in effect. Negative covenants include limitations on additional indebtedness, liens, sale and lease back transactions, investments and loans and advances, mergers, consolidations, sale of assets and acquisitions, payment of dividends and distributions, certain transactions with affiliates, and other covenants customary to credit agreements. In addition, the Company is required to comply with certain financial covenants including leverage ratios (first lien leverage ratio and debt to adjusted EBITDA, as defined in the agreements), interest coverage ratios (adjusted EBITDA to interest) and certain limits on capital expenditure for the four quarter period up to an including the fiscal quarter being reported. HNS has been in compliance with all of its debt covenants since the placement of the term indebtedness and through December 31, 2005.

In connection with certain commercial VSAT sales, the Company enters into long-term operating leases (generally three to five years) for the use of the VSAT hardware installed at a customer’s facilities. HNS has an arrangement with two financial institutions to borrow against the future operating lease revenues at the inception of the operating lease. When amounts are funded under these arrangements, customer credit risk for the operating lease passes to the financial institution. The financial institution receives title to the equipment and obtains the residual rights to the equipment after the operating lease with the customer has expired. For the majority of the transactions with the financial institutions, the Company has retained a continuing obligation to the financing institution to indemnify it from losses it may incur (up to the original value of the hardware) from non-performance of the HNS system (a “Non-Performance Event”). Since the inception of the borrowing program in 1997, the Company has not been required to make any indemnification payments for a Non-Performance Event; however, the Company did incur nominal costs in a period prior to 2002 to re-establish service for a group of customers who were impacted by the failure of a third-party satellite. The Company has not provided a reserve for a Non-Performance Event because it believes that the possibility of an occurrence of a Non-Performance Event due to a service outage is remote, given the ability to quickly re-establish customer service at relatively nominal costs.

The following table sets forth scheduled principal payments on long-term debt:

	Total	2007	2008	2009	2010	Thereafter
	(Dollars in Thousands)
First lien credit facility	$275,000	$2,063	$2,750	$2,750	$2,750	$264,687
Second lien credit facility	50,000	375	500	500	500	48,125
Other term loans	360	360	—	—	—	—

Total term loans payable to banks	325,360	2,798	3,250	3,250	3,250	312,812
VSAT hardware financing	17,046	4,727	8,099	3,141	1,079	—

Total Long-Term Debt	$342,406	$7,525	$11,349	$6,391	$4,329	$312,812

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 12:    Retirement Programs and Other Post-Retirement Benefits

Prior to the April 2005 Transaction, HNS employees participated in contributory and noncontributory defined benefit retirement plans maintained by DTVG. These plans were available to substantially all domestic full-time employees. Benefits were based on years of service and compensation earned during a specified period of time before retirement. The accumulated benefit obligation and net assets available for benefits for employees were not separately determined and are not included in the Predecessor balance sheet. In addition to pension benefits, DTVG charged HNS for the cost of certain other post-retirement benefits. The accumulated post-retirement benefit obligation related to employees was not separately determined and was not included in the accompanying balance sheets. HNS’ portion of the cost of these benefit plans, allocated from DTVG, amounted to $2.4 million, $13.6 million, and $13.0 million for the period January 1, 2005 through April 22, 2005, and the years ended December 31, 2004 and 2003, respectively. The costs allocated from DTVG did not include pension curtailment and termination benefit charges recorded by DTVG as a result of the fact that HNS employees no longer earned benefits in the DTVG plan subsequent to the completion of the April 2005 Transaction. HNS employees also participated in the DTV 401(k) Retirement Savings Plan (the “DTVG 401(k) Plan”) and in other post-retirement health and welfare plans administered by DTVG for which HNS was billed directly by the provider. Subsequent to the April 2005 Transaction, HNS implemented the HNS LLC 401(k) Plan (the “HNS 401(k) Plan”) for qualified employees in the United States. Eligible employees may contribute up to 20% of their eligible earnings, and the Company will match 100% of employee contributions on up to 3% of eligible earnings and 50% of employee contributions on up to an additional 6% of eligible earnings. Employer contributions to the HNS 401(k) Plan and to the DTVG 401(k) Plan were $3.6 million, $1.7 million, $6.2 million, and $6.7 million for the periods April 23, 2005 though December 31, 2005 and January 1, 2005 through April 22, 2005 and the years ended December 31, 2004 and 2003, respectively.

Note 13:    Stock-Based Compensation

Prior to the April 2005 Transaction, HNS participated in the Hughes Incentive Plan (the “Plan”) together with other DTVG business units. Under the Plan, shares, rights, or options to acquire DTVG’s common stock were authorized for grant subject to the approval of the Compensation Committee of the DTVG Board of Directors. In connection with the News Corporation transactions on December 22, 2003 (see Note 17), 30.4 million outstanding options of DTVG’s former parent company held by HNS employees were converted into options to acquire shares of DTVG stock. The exercise price of the options granted under the Plan was equal to 100% of the fair market value of the underlying common stock on the date the options were granted. These nonqualified options generally vested over two to five years, vested immediately in the event of certain transactions, expired 10 years from date of grant, and were subject to earlier termination under certain conditions. DTVG allocated compensation expense to HNS for its covered employees under the fair value method as described in Note 4.

DTVG’s Compensation Committee also granted restricted stock units under the Plan that vested over two to three years. During the year ended December 31, 2003, 1.2 million restricted stock units were granted with a weighted average grant-date fair value of approximately $11.53 per share. Compensation expense charged to general and administrative expenses in the combined consolidated statement of operations related to restricted stock unit awards amounted to $3.0 million in 2003. No restricted stock units were granted subsequent to December 31, 2003.

Following the completion of the April 2005 Transaction, HNS employees no longer receive stock option or restricted stock unit grants from DTVG, and DTVG remains responsible for all of the outstanding DTVG options for HNS employees.

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

In the second quarter of 2005, Class B equity interests were issued to certain members of HNS’ senior management and SkyTerra’s Chief Executive Officer and President. The holders of the Class B equity interests are entitled to receive their pro rata share of any distributions made by the Company after the holders of Class A equity interests have received distributions equaling their capital contributions. However, holders of the Class B equity interests are not entitled to distributions resulting from appreciation of the Company’s assets or income earned by the Company prior to the issuance of the Class B equity interests. As of December 31, 2005, the Class B equity interests represented approximately 4.8% of the combined outstanding Class A and Class B equity interests. These Class B equity interests are subject to certain vesting requirements, with 50% of the Class B equity interests subject to time vesting over five years and the other 50% vesting based upon certain performance milestones. One-half of the Class B equity interests subject to performance milestones will vest if, following the earlier of April 22, 2010 or a change of control of HNS, HCI has received a cumulative total return of at least 3.0 times on its investment in HNS. All Class B equity interests subject to performance milestones will vest if, following the earlier of April 22, 2010 or a change of control of HNS, HCI has received a cumulative total return of at least 5.0 times on its investment in HNS. In each such case, vesting of Class B equity interests subject to performance milestones requires continued employment of the Class B equity holder through the earlier of April 22, 2010 or a change in control of HNS. On January 1, 2007, at the holders’ election, vested Class B equity interests may be exchanged for common stock of HCI. The number of shares of HCI common stock to be issued upon such exchange will be based upon the fair market value of such vested Class B membership interest divided by the value of HCI common stock at the time of such exchange. Pursuant to SFAS No. 123, the Company determined that the Class B equity interests had nominal value at the date of grant, and, accordingly, no compensation expense was recorded in connection with the issuance of the Class B equity interests.

In July 2005, the Company adopted an incentive plan (the “Bonus Unit Plan”) pursuant to which 4.4 million bonus units representing approximately 4% of the increase in the value of the Company, as defined in the Bonus Unit Plan, were granted to its employees. The bonus units provide for time vesting over five years subject to a participant’s continued employment with the Company. Pursuant to the Bonus Unit Plan, as a result of the January 2006 Transaction, if a participant in the Bonus Unit Plan is still employed by the Company on April 22, 2008, then at such time, the participant’s vested bonus units would be exchanged for HCI common stock. A second exchange will take place on April 22, 2010 for participants in the Bonus Unit Plan still employed by the Company at such time. The number of shares of HCI common stock to be issued upon each such exchange would be based upon the fair market value of such vested bonus unit divided by the value of HCI common stock at the time of the exchange. Pursuant to SFAS No. 123, the Company determined that the fair value of the bonus units on the grant date was approximately $1.2 million. This amount is being amortized over the five year vesting period beginning on the date of grant. The Company recognized compensation expense of $0.1 million in the period April 23, 2005 through December 31, 2005.

Note 14:    SPACEWAY Impairment Provision

The Company historically managed the Business and SPACEWAY as separate products. The Business includes established services and product lines with their own distinct revenues and operating costs, whereas SPACEWAY is a system that is under construction and for which the Company has not received or recognized any significant revenues. Prior to September 30, 2004, certain hardware costs relating to the construction of three satellites and a network operating center and development costs relating to network infrastructure for the SPACEWAY program had been capitalized as construction in progress over the period of construction through September 30, 2004.

During 2004, DTVG decided that it would offer the Business for sale, and it commenced a process for seeking buyers for this business. In the third quarter of 2004, DTVG determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated and that it would

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

transfer two of the SPACEWAY satellites (“SW1” and “SW2”) and certain support equipment to DIRECTV Holdings LLC, an affiliated company, for use in its direct-to-home satellite broadcasting business. DTVG also determined that it would include the remaining SPACEWAY assets as a component of the Business offered for sale. These decisions by DTVG triggered the need to perform an asset impairment analysis on the Company’s investment in SPACEWAY since the ultimate disposition of this investment differed from its original intended purpose. As of September 30, 2004, DTV Networks had a capitalized value of $1,552.7 million for SPACEWAY of which $11.2 million represented capitalized software development costs, and the remainder was included in property as construction in progress. Based upon an independent valuation and analysis, DTVG determined that the fair value of the satellites, support equipment, and other satellite related costs to be transferred to DIRECTV was $308.0 million. DTVG determined that the fair value of the remaining SPACEWAY assets, including the third SPACEWAY satellite (“SW3”), was $85.0 million, based upon an analysis of the alternative disposition opportunities available to DTVG. Previously capitalized costs in excess of these fair value amounts totaling $1,217.7 million were recognized as a SPACEWAY impairment provision in the third quarter of 2004. DTVG also determined that, given the uncertainty of recovery of any additional capitalized costs relating to SPACEWAY in a potential sale or other disposition, all subsequent spending on the SPACEWAY program would be expensed as incurred, other than costs directly related to the construction and launch of SW3. DTVG also assumed responsibility for the satellite manufacturing contract with Boeing covering all three of the satellites. The portion of the satellite manufacturing contract relating to SW3, including Boeing’s obligation to complete construction of SW3 for an additional $49.0 million, was assigned to HNS upon the closing of the April 2005 Transaction. Of this $49.0 million, $17.0 million was paid during the year ended December 31, 2005, and the Company expects to pay $22.0 of the balance in 2006 and the remainder in 2007. Additionally the Company has entered into commitments with two companies totaling $73.7 million related to launch and launch operations services. Of this amount $22.2 million was paid in 2005 and based on the expected launch of SPACEWAY 3 in early 2007, the Company expects to pay $47.5 million in 2006 and $4.0 million in 2007.

Note 15:    Restructuring Costs

In the periods April 23, 2005 through December 31, 2005 and January 1, 2005 through April 22, 2005, and the years ended December 31, 2004 and 2003, HNS recognized restructuring costs of $1.4 million, $1.6 million, $11.0 million, and $4.1 million, respectively, principally attributable to employee headcount reductions; and in 2005, the decision to close one of the Company’s network operations centers related to SPACEWAY which resulted in charges for the cancellation of equipment leases. Restructuring costs recognized related principally to HNS’ domestic operations and affected approximately 1%, 9%, and 7% of the then existing headcount in each of the period January 1, 2005 through April 22, 2005 and the years ended December 31, 2004 and 2003, respectively. Severance costs per employee were greater in 2004 due to enhanced severance benefit programs resulting from the News Corporation transaction described in Note 17. These restructuring activities were primarily taken as cost reduction and downsizing actions intended to respond to market conditions in the principal markets served by the Company. Additionally, in 2004, the realignment of the SPACEWAY program in the third quarter of 2004 contributed to the need for additional downsizing adjustments. In connection with the April 2005 Transaction, the Company relocated certain employees and operations in order to vacate certain leased facilities and the lease obligations on those facilities remained with DTVG following the closing of the April 2005 Transaction. Restructuring costs of $1.4 million in the period April 23, 2005 through December 31, 2005 $1.6 million in the period January 1, 2005 through April 22, 2005, $7.8 million in 2004, and $1.6 million in 2003 were charged to the VSAT Business segment, and the remainder, $3.2 million in 2004 and $2.5 million in 2003, were charged to the Telecom Systems segment described in Note 18.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 16:    Other Income (Expense), Net

Other income (expense), net consisted of the following:

	Successor	Predecessor
	April 23, 2005 – December 31, 2005	January 1, 2005 – April 22, 2005	Years ended December 31,
			2004	2003
		(Dollars in thousands)
Equity in earnings (losses) of affiliates	$23	$34	$—	$(1,298)
Minority interests’ share of subsidiary losses (earnings)	366	231	(64)	(678)
Interest income	2,813	102	772	1,000
Gain on sale of real estate	—	—	5,805	—
Foreign income tax expense	(693)	(180)	(32)	(2,199)
Other	198	—	—	—

Total Other Income (Expense), Net	$2,707	$187	$6,481	$(3,175)

Note 17:    Transactions with Related-Parties

In the ordinary course of its operations, the Company enters into transactions with related parties to purchase and/or sell telecommunications services, advertising, equipment, and inventory. In addition, as further described below, the Company purchased certain management services from SkyTerra. Related parties include News Corporation, who become a related party on December 23, 2003 when it purchased a minority interest in DTVG from General Motors Corporation (“GM”) and its affiliates; DTVG and its affiliates; and subsequent to the April 2005 Transaction, SkyTerra, Apollo Management, L.P. (an affiliate of SkyTerra and HCI), and their affiliates. In addition, related parties include GM, which through December 22, 2003, was the 100% owner of DTVG. In connection with the January 2006 Transaction, News Corporation and its affiliates, including DTVG and its affiliates, cease to be related parties.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

As discussed in Note 4, DTV Networks participated in the cash management program of DTVG prior to the April 2005 Transaction. As such, DTVG was responsible for funding the working capital and capital expenditures of DTV Networks, as well as providing certain corporate services for which there were no analogous functions performed at DTV Networks. DTVG also administered and maintained certain employee retirement and stock option programs in which DTV Networks employees participated and for which DTV Networks was charged its allocable share of the related costs. Upon the closing of the April 2005 Transaction, the Company’s participation in the programs administered by DTVG ceased and the Company established its own cash management program, employee benefits program, and service organizations to provide for the functions that DTVG provided prior to the closing. Amounts due to DTVG for providing the preceding services, including funding HNS’ working capital and capital expenditures, were recorded as contributions within equity. The balances included in equity had no formal repayment terms or interest requirements. Other net cash contributions from parent shown in the table below represent the net funding for working capital and operational needs of the Company. It is not practical for the Company to calculate the average net cumulative cash contributions from DTVG as a result of the daily nature of the transfers to and from DTVG under the cash management program. The following represents an analysis of changes in Predecessor equity:

	Predecessor
	January 1, 2005 – April 22, 2005	Years ended December 31,
		2004	2003
	(Dollars in thousands)
Equity, beginning of period	$267,044	$1,956,099	$1,913,619
Net loss before allocation of costs from parent	(11,225)	(1,397,619)	(115,559)
Allocation of costs from parent	(11,298)	(35,865)	(41,467)
Property transferred to parent	—	(308,000)	—
Cash paid for intercompany purchases	(15,740)	(81,944)	(99,970)
Cash received for intercompany revenues	1,198	3,611	6,408
Other net cash (distributions to) contributions from parent	(94,326)	130,762	293,068

Equity, end of period	$135,653	$267,044	$1,956,099

Transactions between the Company and DTVG other than those related to HNS’ participation in the centralized cash management system of DTVG as well as to DTVG’s provision of certain corporate services to HNS are included in the amount due to related parties in the table below. As of December 31, 2005 and 2004, the balance due to DTVG of $25.0 million and $20.3 million, respectively, consisted of amounts due to DTVG for restricted cash of HNS funded by DTVG which HNS must repay to DTVG, HNS’ investment in common stock of an unconsolidated affiliate (see Note 19), and purchases of advertising sales from DTVG, partially offset by amounts due to HNS by DTVG for services performed by HNS for DTVG.

Under the terms of the December 2004 Agreement, DTVG retained the responsibility for all pre-closing tax obligations of DTV Networks and HNS, as well as obligations related to certain pending litigation and facilities leases for property that the Company had vacated. DTVG also liquidated all capital lease debt and all foreign indebtedness outstanding at such time and remained liable for its indemnities to third parties relating to the VSAT hardware financing borrowings. The Company has indemnified DTVG for any losses relating to the VSAT hardware financings.

Pursuant to the LLC Agreement, during the three year period subsequent to the April 2005 Transaction, the Company will pay SkyTerra or its successor a quarterly management fee of $0.3 million for services to be rendered by SkyTerra or its successor in its capacity as the Managing Member.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

In connection with the closing of the January 2006 Transaction, the parties to the November 2005 Agreement entered into agreements governing certain relationships between and among the parties after the closing. Such agreements include the modification and/or termination of certain prior agreements between and among the parties, including:

•	amending certain provisions of the December 2004 Agreement to accelerate the expiration of certain representations and warranties made by DTV Networks in connection with that agreement;

•	terminating an investor rights agreement in connection with the December 2004 Agreement pursuant to which, among other covenants, SkyTerra and DTV Networks agreed to limit the transferability of the Class A membership interests and HNS granted SkyTerra and DTV Networks public offering registration rights; and

•	amending the Advertising and Marketing Support Agreement, pursuant to which affiliates of DTV Networks provided HNS with discounted advertising costs.

The following table summarizes sales and purchase transactions with related parties, including the allocation of the cost of employee benefits from DTVG and its subsidiaries or affiliates:

	Successor	Predecessor
	April 23, 2005 – December 31, 2005	January 1, 2005 – April 22, 2005	Years Ended December 31,
			2004	2003
	(Dollars in Thousands)
Sales
DTVG and affiliates	$10,669	$1,198	$3,611	$5,936
SkyTerra, HCI, and affiliates	1,795	—	—	—

Total	$12,464	$1,198	$3,611	$5,936

Purchases
DTVG and affiliates	$6,135	$16,049	$78,826	$103,485
SkyTerra, HCI, and affiliates	15,451	—	—	—

Total	$21,586	$16,049	$78,826	$103,485

The following table sets forth the amount of assets and liabilities resulting from transactions with related parties:

	Successor	Predecessor
	At December 31,
	2005	2004
	(Dollars in Thousands)
Due from related parties
DTVG and affiliates	$206	$255
SkyTerra, HCI, and affiliates	508	—

Total	$714	$255

Due to related parties
DTVG and affiliates	$25,179	$20,562
SkyTerra, HCI, and affiliates	2,748	—

Total	$27,927	$20,562

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 18:    Segment and Geographical Data

HNS operates in two business segments consisting of the VSAT segment (including SPACEWAY), which provides satellite-based private business networks and broadband Internet access to consumers, and the Telecom Systems segment consisting of the Company’s mobile satellite communications business unit, its terrestrial carrier network services business unit, and the HNS corporate office.

Selected financial information for HNS’ operating segments follows:

	VSAT Business	Telecom Systems	Total
	(Dollars in Thousands)
April 23, 2005 – December 31, 2005
Successor
Revenues	$538,622	$44,846	$583,468
Segment operating income	56,815	9,793	66,608
Depreciation and amortization	27,078	131	27,209
Segment assets	590,192	166,332	756,524
Capital expenditures	64,228	2,337	66,565

January 1, 2005 – April 22, 2005
Predecessor
Revenues	$199,698	$23,743	$223,441
Segment operating (loss) income	(23,526)	2,447	(21,079)
Depreciation and amortization	13,703	31	13,734
Segment assets	516,670	185,974	702,644
Capital expenditures	25,339	846	26,185

2004
Predecessor
Revenues	$696,693	$92,657	$789,350
Segment operating (loss) income	(1,407,574)	(24,925)	(1,432,499)
Depreciation and amortization	91,027	5,946	96,973
Segment assets	486,266	100,618	586,884
Capital expenditures	131,834	6,997	138,831

2003
Predecessor
Revenues	$665,623	$85,525	$751,148
Segment operating (loss) income	(123,189)	(18,465)	(141,654)
Depreciation and amortization	88,130	6,709	94,839
Segment assets	2,150,252	166,688	2,316,940
Capital expenditures	204,220	11,309	215,529

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Revenues by geographic area are summarized below based upon the location of the customer:

	Successor	Predecessor
	April 23, 2005 – December 31, 2005	January 1, 2005 – April 22, 2005	Years ended December 31,
			2004	2003
	(Dollars in thousands)
North America	$411,406	$163,953	$538,822	$506,823
Europe	78,731	17,212	106,577	89,503
South America and the Caribbean	14,239	4,133	16,052	16,354
Africa, Asia, and the Middle East	79,092	38,143	127,899	138,468

Total Revenues	$583,468	$223,441	$789,350	$751,148

Individual countries with significant revenues are as follows:

	Successor	Predecessor
	April 23, 2005 – December 31, 2005	January 1, 2005 – April 22, 2005	Years ended December 31,
			2004	2003
	(Dollars in thousands)
United States	$385,706	$161,805	$526,054	$501,390
India	35,499	12,483	31,955	40,151

Net property grouped by physical locations is as follows:

	Successor	Predecessor
	At December 31,
	2005	2004
	(Dollars in thousands)
North America
United States	$245,412	$212,992
Canada and Mexico	10	—

Total North America	245,422	212,992

Europe	5,448	8,048
South America and the Caribbean	490	—
Africa, Asia, and the Middle East	8,218	5,704

Total Net Property	$259,578	$226,744

Note 19:    Commitments and Contingencies

Litigation

Litigation is subject to uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Various legal actions, claims, and proceedings, including disputes with customers, are pending against HNS arising in the ordinary course of business. HNS has a policy of establishing loss provisions for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or treble damage claims, or sanctions, that if granted, could require HNS to pay damages or make other expenditures in amounts that could not be estimated at December 31, 2005.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

In 2002, the Department of Revenue Intelligence, or DRI, in India initiated an action against a former affiliate and customer of the Company, Hughes Tele.com (India) Ltd., or HTIL, relating to alleged underpayment of customs duty and misclassification of import codes. The DRI action was also directed against the Company and other HTIL suppliers whose shipments are the focus of that action. HTIL, renamed Tata Teleservices (Maharashtra) Ltd., or TTML, after the Tata Group purchased HNS’ equity interest in December 2003, is the principal party of interest in this action. The Company, together with the other named suppliers, are potentially liable for penalties in an amount of up to five times the underpayment of duty if HNS is found to have aided HTIL in avoiding duty. In connection with HNS’ sale to the Tata Group, the Company did not indemnify TTML in relation to its own potential liability in this matter. Currently, the parties have filed replies to the DRI’s allegations and are engaged in a series of hearings to resolve the matter before a forum known as the Settlement Commission.

Following a voluntary disclosure by DTVG and DTV Networks in June 2004, DTVG and DTV Networks entered into a consent agreement (the “Consent Agreement”) with the US Department of State in January 2005 regarding alleged violations of the International Traffic in Arms regulations involving exports of technology related to the VSAT business primarily to China. As part of the Consent Agreement, which applies to the Company, one of the Company’s subsidiaries was debarred from conducting certain international business. The Company is now eligible to seek reinstatement and intends to do so in the near future. In addition, the Company is required to enhance its export compliance program to avoid future infractions. As a result of its voluntary disclosure and the Consent Agreement, the Company is currently unable to perform its obligations under certain contracts with certain customers in China and Korea addressed by the Consent Agreement, and if ultimately unable to perform, the Company may be liable for certain damages of up to $5.0 million as a result of its non-performance. In November 2005, the Company received notice that one of these customers in China had filed a demand for arbitration with the International Center for Dispute Resolution, a division of the American Arbitration Association. The arbitration is currently stayed pending non-binding mediation, which is expected to be concluded in the first half of 2006.

On April 19, 2005, the Company settled a lawsuit with Helius, Inc. in which Helius had alleged patent infringement. As a result of the settlement, the Company recognized a charge of $1.8 million in the period January 1, 2005 to April 22, 2005 and was granted a license under the allegedly infringed patents. In addition, Helius released the Company from all claims relating thereto.

After discussion with counsel representing the Company in the actions described above, it is the opinion of management that such litigation is not expected to have a material adverse effect on the Company’s results of operations, financial position, or cash flows.

Product Warranties

The Company warrants its hardware products for up to fifteen months following the date of installation. A large portion of its enterprise customers enter into maintenance agreements under which the company recognizes revenue for providing maintenance services that prolong the life and effectiveness of the installed hardware, thus minimizing the potential for warranty claims or repairs. Warranty reserves are determined based on historical warranty repair experience and an assessment of the number of units remaining under warranty coverage. Long-term contracts for the sale of wireless communications systems may include contractual provisions relating to warranty coverage for fixed terms generally not exceeding five years. Warranty provisions for these contracts are included in the determination of overall contract costs and earnings, based on management’s estimates of the cost of the related coverage. Accrued contract warranty costs are reviewed and adjusted, as appropriate, over the term of the contractual warranty period.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Changes in the accrued warranty costs were as follows:

	Successor	Predecessor
	April 23, 2005 – December 31, 2005	January 1, 2005 – April 22, 2005	Year ended December 31, 2004
	(Dollars in thousands)
Balance at beginning of period	$4,501	$3,833	$3,607
Warranty cost accrual	2,069	1,887	3,865
Warranty costs incurred	(2,516)	(1,219)	(3,639)

Balance at end of period	$4,054	$4,501	$3,833

Leases

The Company has noncancelable operating leases having lease terms in excess of one year, primarily for real property. Future minimum payments under such leases consisted of the following at December 31, 2005 (in thousands):

Year Ending December 31,
2006	$5,560
2007	2,395
2008	1,725
2009	1,159
2010	560
Thereafter	566

Total Minimum Lease Payments	$11,965

Rental expenses under operating leases, net of sublease income, were $10.3 million for the period April 23, 2005 through December 31, 2005, $6.2 million for the period January 1, 2005 through April 22, 2005, $33.5 million in 2004, and $38.8 million in 2003.

The Company has noncancelable vendor obligations for acquisition of space segment. Future minimum payments under such leases consisted of the following at December 31, 2005 (in thousands):

Year Ending December 31,
2006	$136,598
2007	93,814
2008	63,173
2009	35,896
2010	25,402
Thereafter	54,320

Total Minimum Lease Payments	$409,203

Rental expenses under operating leases for space segment were $94.0 million for the period April 23, 2005 through December 31, 2005, $42.0 million for the period January 1, 2005 through April 22, 2005, $133.3 million in 2004, and $122.0 million in 2003.

Other

The Company is contingently liable under standby letters of credit and bonds in the aggregate amount of $26.9 million that were undrawn at December 31, 2005. Of this amount, $12.1 million were issued under the $50.0 million revolving credit facility (see Note 11), $4.9 million were secured by restricted cash (see Note 4), and the balance was secured by letters of credit issued under credit arrangements available to the Company’s

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Indian subsidiaries. Certain of the letters of credit issued by the Company’s Indian subsidiaries are secured by those entities’ assets. These obligations expire as follows: $10.5 million in 2006, $2.0 million in 2007, $1.6 million in 2008, $6.6 million in 2009, and $6.2 million thereafter.

In connection with the prior disposition by DTV Networks of a subsidiary that was an affiliate of the Company, the Company entered into a services contract under which it agreed to procure a minimum amount of services from the former subsidiary over a two year period ending March 31, 2007. The minimum total amount to be procured under the agreement is $23.8 million, of which $9.8 million has been incurred as of December 31, 2005 and $14.0 million remains to be procured as of that date. The Company has determined that it will not purchase the level of services contractually required and as of December 31, 2005 has recorded a liability of $2.8 million to satisfy this purchase commitment.

Pursuant to the terms of the December 2004 Agreement, HNS has limited rights with respect to its investment in common stock of an unconsolidated affiliate carried in other assets in the balance sheets. Among other things, HNS may not pledge or otherwise encumber these shares, and while it may sell the shares to an unaffiliated third party, it must deliver the net proceeds from such sale to DTVG. The shares must be returned to DTVG within three years of the closing of the April 2005 Transaction unless a qualifying disposition of the shares has occurred. Accordingly, at December 31, 2005, HNS has recorded a liability in due to affiliates long-term in the balance sheet for the amount of $8.9 million for this investment.

* *